Filed Pursuant to Rule 424(b)(3) under the Securities Act of 1933
Registration No. 333-140625

PROSPECTUS
3,485,000  Shares Of Common Stock
Lattice Incorporated
OTC Bulletin Board trading symbol: LTTC

This prospectus relates to the public offering of an aggregate of 3,485,000 shares of common stock which may be sold from time to time by the selling stockholder of Lattice Incorporated (formerly known as Science Dynamics Corporation) named in this prospectus. Of these shares, 1,529,868 shares are issuable upon conversion of Series A preferred stock, and 1,955,132 shares are issuable upon the exercise of warrants.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The stockholder may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution.” We cannot assure you that the selling stockholder will sell all or any portion of the shares offered in this prospectus.

We will pay the cost of the preparation of this prospectus which is estimated at $ 64,041.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised.

The shares of our common stock are traded on the OTC Bulletin Board. The last reported sales price for our common stock on the OTC Bulletin Board on October 3, 2007 was $0.37 per share.

The Securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 5, 2007

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to Lattice Incorporated and its subsidiaries.

Our Business

We provide information and communications technology to our customers through two divisions a technology services division and a technology products division. Our technology services division provides the federal government and private industry with engineering services together with information and communication technology solutions. Our technology products division provides customizable communication technology that enables our customers to integrate secure communications technology in both private and public networks.. In both divisions, we seek to address the growing public and private sector demand for integrated, secure, enterprise-wide e-business solutions built on industry standards that enable our technology to easily integrate with existing solutions.

On February 14, 2005, we acquired an 86% ownership interest in Systems Management Engineering, Inc., a Virginia corporation (“SMEI”). SMEI has developed advanced data management applications, Internet server technology and information systems that it markets to both public and private sectors. SMEI’s technology is designed to help its customers reduce development time for projects, manage the deployment of applications across the Internet to desktops around the world and implement military grade security on all systems where the applications are deployed. Through SMEI, we currently support several operational systems in all of these categories for major organizations and defense commands using web-based technologies and the consolidation of custom and commercial off-the-shelf software to unite dissimilar applications into integrated systems. Through SMEI, we provide network engineering, architectural guidance, database management, expert programming and functional area expert analysis to our Department of Defense clients. We also provide strategic consulting to support business requirements, change management, and financial analysis and metrics for several major federal government agencies.

Our technology products division consists of our core BubbleLink and Acquifer TM technology. BubbleLink is a versatile and feature rich transaction processing platform that is used to develop and enhance a variety of customizable communications applications. Aquifer is a proprietary software product used to build a new class of software called rich Internet applications. These applications are secure custom or commercial desktop and mobile Windows Forms applications that use the traditional client/server model while exploiting web services-based communications over the Internet. Aquifer is a .NET application platform built on a service-oriented architecture that delivers scalable and secure web applications to Windows desktop and Windows CE platforms. Aquifer helps SMEI reduce development time and manage the deployment of applications across the Internet to desktops around the world while implementing Department of Defense certified and accredited security on all deployed systems. .NET is the Microsoft’s newest development platform that enables developers to easily create Windows applications, web applications, and web services using a myriad of different programming languages, and without having to worry about low-level details like memory management and processor-specific instructions. Aquifer addresses the needs of development organizations to more rapidly develop custom Windows Forms applications and lower the costs to secure, deploy and maintain them.

Pursuant to a stock purchase agreement dated as of September 12, 2006, between us, Ricciardi Technologies Inc. (“RTI”) and RTI’s stockholders, we purchased all of the issued and outstanding capital stock of RTI. RTI was formed in 1992 with the goal of providing a cost-effective method for customers in both the private and public sector to meet their growing needs for dependable systems and software solutions. RTI provides turn-key solutions, as well as on-site consulting and engineering support. RTI has a diverse group of talented software and hardware engineers who practice proven design, development and implementation processes and standards.

About Us

We are a Delaware corporation, organized in May 1973 under the name Science Dynamics Corporation. On February 2, 2007, we changed our name to Lattice Incorporated. Our corporate offices are located at 7150 N. Park Drive, Suite 500, Pennsauken, N.J. 08109, telephone (856) 910-1166. Our   website is http://www.scidyn.com . Neither the information nor other statements contained on our website nor the information contained in any other websites constitutes a part of this prospectus.

Reverse Split

On February 2, 2007, we amended our certificate of incorporation, which effected a one-for-ten reverse split of our common stock. All share and per share information in this prospectus retroactively reflects the reverse split.

Issuance of Securities to the Selling Stockholder

On September 19, 2006, pursuant to a securities purchase agreement, we sold to Barron Partners LP, for $4,500,000 (a) a note in the principal amount of $4,500,000, and (b) common stock purchase warrants to purchase up to 12,500,000 shares of common stock at $0.50 per share and 12,500,000 shares of common stock at $1.25 per share.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in our common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The restated certificate of amendment was approved by our stockholders on December 18, 2006 and became effective on February 2, 2007.

Upon the effectiveness of the restated certificate of incorporation, principal and interest due on the Note automatically converted into 7,826,087 shares of our series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $0.23 per share, subject to adjustment. In connection with this purchase, we paid brokerage fees of $234,000 to Dragonfly Capital Partners, LLC, $125,000 to Colebrook Capital and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 share of common stock at $.50 per share, and 489,100 shares of common stock at an exercise price of $1.25 per share.

On February 8, 2007, we entered into a letter agreement with Barron. Pursuant to the agreement, the securities purchase agreement by and between the company and Barron was amended to extend the filing date of the registration statement from 60 days from September 19, 2006 to no later than February 12, 2007. Pursuant to such agreement, we issued Barron a warrant to purchase 1,900,000 shares of our common stock at an exercise price of $0.50. The agreement also extended the date to have an independent board, and an audit committee comprised of not less than three directors, a majority of whom are independent directors, and a compensation committee to February 12, 2007.

The Offering

Common stock offered:
The selling stockholders are offering a total of 3,485,000 shares of common stock, of which 1,529,868 shares are issuable upon conversion of the series A preferred stock and 1,955,182 shares are issuable upon the exercise of warrants. The total shares being offered by the selling stockholder represents 20% of our outstanding common stock as of October 3, 2007.

Limitation of Issuance of Common Stock:
The holders of the series A preferred stock and warrants issued in the September 2006 private placement, which are held by Barron Partners, cannot convert the series A preferred stock or exercise the warrants to the extent that such conversion and exercise would result in the holder and its affiliates owning more than 4.9% of our outstanding common stock.

Outstanding common stock:	17,463,181 shares [1,2]

Outstanding common stock after the conversion of the series A preferred stock and exercise of warrants covered by this prospectus:	20,948,181 shares [1,3]

Value of Underlying Securities:
Series A preferred	$11,739,130 [4]
$0.50 warrants	$7,500,000 [4]
$1.25 warrants	$7,500,000 [4]

Use of proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise prices. If all warrants covered by this prospectus are exercised at the present exercise price, we would receive approximately $1,000,000 million all of which, if and when received, would be used for working capital and other corporate purposes. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. See “Use of Proceeds.”

OTCBB Symbol:	LTTC

[1]
Does not include (a) a total of 7,982,567 shares of common stock issuable upon exercise of warrants or other convertible securities held by persons other than the selling stockholder or (b) a total of 477,000 shares reserved for options, stock grants or other equity-based incentives granted or available for grant under our stock option or incentive plans.

[2]	Does not include the shares of common stock issuable upon conversion of the series A preferred stock or the exercise of the warrants held by the selling stockholder.

[3]
The number of shares of common stock outstanding after the offering is based on the issuance of the shares of common stock issuable upon conversion of all of the series A preferred stock and upon exercise of all of the warrants covered by this prospectus and does not include any shares issuable upon conversion of series A Preferred Stock or exercise of warrants held by Barron Partners which are not included in this Prospectus.

[4]	Values calculated based upon a closing market price of $0.60 per share on September 19, 2006 as adjusted for the one-for-ten reverse stock split.

SUMMARY FINANCIAL INFORMATION
(in thousands of dollars, except per share information)

The following information relating to December 31, 2006 and the years ended December 31, 2006 and 2005 and June 30, 2007 and the six months ended June 30, 2007 and 2006 has been derived from our financial statements which appear elsewhere in this prospectus. All share amounts have been adjusted for the Company’s 1 for 10 reverse split of its common stock which was effected on February 2, 2007.

Statement of Operations Information:

	Six Months Ended June 30,		Year Ended December 31,
(In thousands)	2007	2006	2006	2005
Sales - technology products	$630	$802	1,692	1,224
Sales - technology services	6,266	1,883	5,802	3,011
Cost of sales - technology products	212	270	554	439
Cost of sales - technology services	2,945	924	2,801	1,834
Gross profit	3,739	1,491	4,140	1,962
Operating income (loss)	(74)	211	456	(1,007)
Interest expense, net	(479)	(265)	704	509
Extinguishment (gain)	157	-	158	-
Derivative expense (income)	1,061	13	13,753	(370)
Finance expense	14	16	2,054	27
Minority interest	(101)	(14)	(57)	(94)
Net (loss) income per common shareholder	235	(57)	(15,559)	(863)
Net income (loss) per share of common stock - basic	0.01	(0.01)	(1.31)	(0.10)
Weighted average shares of common stock outstanding - basic	16,642,848	9,371,901	11,888,458	8,508,529
Net income (loss) per share of common stock - diluted	(0.02)	(0.01)	(1.31)	(0.10)
Weighted average shares of common stock outstanding -diluted	64,230,056	9,499,330	11,888,458	8,508,529

Balance Sheet Information:

	June 30,	December 31,
	2007	2006
Working capital (deficiency)	(10,734)	(21,012)
Total assets	13,412	13,620
Total long-term debt	0	0
Total liabilities	15,812	25,121
Accumulated deficit	(35,896)	(36,851)
Stockholders’ deficiency	(2,400)	(11,501)

RISK FACTORS

Our business involves a high degree of risk. An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR  BUSINESS

Except for the net income generated during the six months ended June 30, 2007, we have a history of losses and expect to incur losses for the foreseeable future.

We generated net income of $1,729,550 and $235,043 for the three months ended June 30, 2007 and the six months ended June 30, 2007, respectively. Such amounts reflected derivative income of $1,906,247 and $1,060,882 for the three months and six months ended June 30, 2007, respectively. In addition, for the years ended December 31, 2006 and December 31, 2005, we incurred losses of $16,271,618 and $863,103, respectively. The loss for the three months ended March 31, 2007 includes a derivative expense of $1.7 million resulting from the our sale of a $4.5 million note and 2.5 million warrants which we issued to Barron Partners in our September 2006 private placement. It also included an extinguishment gain of $2 million resulting from the conversion of the note into the series A preferred stock. The Company’s net loss for the years ended 2006 included a derivative expense of $13.7 million and an extinguishment loss of $158,266. The Company’s net loss for the year ended December 31, 2005 included derivative income of $370,027. We cannot assure you that we will be able to operate profitably in the future.

Our independent auditors   have expressed doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

In their report dated March 9, 2007, our independent auditors have expressed doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments in place to meet expected cash requirements. If we are unable to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible we may have to cease or curtail our operations and investors could lose their entire investment.

Because we depend on government contracts for most of our revenues, loss of government contracts or a reduction in funding of government contracts could adversely affect our revenues and cash flows.

Revenue from contracts with agencies of the United States government accounted for approximately $6,265,887, or 91 % of sales, for the six months ended June 30, 2007 and approximately $5,802,836, or 77% of our sales for the year ended December 31, 2006 and $3,000,000 or 71% of our sales for the year ended December 31, 2005. Our government contracts are only funded on an annual basis, and the government agencies may require rebidding before a contract is renewed, with no assurance that we will be awarded an extension of the contract. Further, agencies of the United States government may cancel these contracts at any time without penalty or may change their requirements, programs or contract budget or decline to exercise options. Any such action by the government agencies could result in a decline in sales and cash flows.

Because we sell our products and services in highly competitive markets, we may not be able to compete effectively.

Competition for our products and services are highly competitive. In offering our services, we compete with a number of companies some of which are considerably larger than we are, including major defense contractors who offer technology services as well as other products to government agencies. In addition, there are numerous smaller companies that offer both general and specialized services to both government agencies and commercial customers. In marketing our technology products, we compete with a number of large companies, including defense contractors, and smaller companies. In selecting vendors, the government agencies consider such factors as whether the product meets the specifications, the price at which the product is sold and the perceived ability of the vendor to deliver the product in a timely manner. Competitors may use our financial condition and history of losses in competing with us.

We depend on a limited number of suppliers for certain parts, the loss of which could result in production delays and additional expenses.

Although most of the parts used in our products are available from a number of different suppliers on an off-the-shelf basis, certain parts are available from only one supplier, specifically, certain circuit boards from Natural Micro Systems. Although we believe that our technology is adaptable to other suppliers; it would require two to four months of development work that could delay other engineering initiatives, and as a result the added costs and delays could hurt our business.

If our products and services fail to perform or perform improperly, revenues and results of operations could be adversely affected and we could be subject to legal action to recover losses incurred by our customers.

Products as complex as ours may contain undetected errors or “bugs,” which may result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot assure you that our existing coverage will continue to be available on reasonable terms or will be sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in loss of data to us or our customers which could cause a loss of revenue, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse affect on our market share, revenues and, in turn, our operating results.

Changes in technology and our ability to enhance our existing products, including research and development, will require technical and financial resources, the unavailability of which could hinder sales of our products and result in decreased revenues.

The markets for our products, especially the telecommunications industry, change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. To be competitive, we must both develop or have access to the most current technology and incorporate this technology in our products in a manner acceptable to our customers. Our failure to offer our customers the most current technology could affect their willingness to purchase our products, which would, in turn, impair our ability to generate revenue.

If we lose our security clearance our business could be adversely affected.

Certain of our contracts with government agencies require us to maintain security clearances.  Although our subsidiaries have the clearances necessary to perform under our current contracts, the federal government could at any time in its discretion remove these security clearances, which could effect our ability to get new contracts.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

We have recently made acquisitions and we may make additional acquisitions in the future. If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may not be able to enhance our existing products to address of other market

The first step on realizing our business development strategy requires us to enhance current products so they can meet the needs of other markets. If we are unable to do this, we may not be able to increase our sales and further develop our business.

RISKS RELATING TO OUR COMMON STOCK

The potential issuance of a significant number of shares upon exercise or conversion of convertible securities and notes may depress the market price of our common stock.

As of October 3, 2007, we had 17,463,181 shares of common stock issued and outstanding and 60,979,762 shares of common stock were issuable upon conversion of our convertible securities and warrants, including the shares offered by the selling stockholders pursuant to this prospectus. The sale or potential sale of these shares issuable pursuant to convertible securities and warrants may result is substantial dilution to the holders of common stock and these factors may have a depressive effect upon the market price of our common stock.

We are now required to pay liquidated damages because the registration statement of which this prospectus is a part was not declared effective in a timely manner. We may also be required to pay liquidated damages if we do not maintain a board consisting of a majority of independent directors.

The registration rights agreement, as amended, which we executed in connection with the private placement with Barron Partners LP required us to file a registration statement by February 12, 2007 and to have the registration statement declared effective by the SEC within 120 days of February 12, 2007. The registration statement was not declared effective by February 12, 2007. Thus, we are required to issue 575.6 shares of series A preferred stock to the investors for each day that we fail to meet either of the scheduled dates or if we fail to keep the registration statement effective thereafter. On August 31, 2007, we issued 52,599 shares of series A preferred stock as a result of our registration statement not being declared effective.

The purchase agreement relating to the private placement with Barron Partners LP requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and a compensation committee with a majority of independent directors. Our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine.

The volatility of and limited trading market in our common stock may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods through June 30, 2007, the market price for our common stock has ranged from $0.30 to $0.90. Any future market price for our shares is likely to continue to be very volatile. Further, our common stock is not actively traded, which may amplify the volatility of our stock. These factors may make it more difficult for you to sell shares of common stock.

Because we are subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Because our stock price is less than $5.00 per share, our stock is subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, market and customer acceptance, our ability to raise any financing which we may require for our operations, our ability to have access to technological developments, competition, government regulations and requirements, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants for cash, pursuant to which shares of our common stock are being registered pursuant to the registration statement that this prospectus is a part of, we will receive the amount of the exercise price. The maximum total exercise price is approximately $1,000,000, which we would receive only if all of the warrants were exercised for cash at their present exercise prices, which is $0.50 per share. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants issued to Barron Partners LP could be reduced by up to 30%, with the result that the total proceeds would be reduced by up to approximately $600,000. We cannot assure you that any of the warrants will be exercised.

  SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of August 30, 2007, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. Additionally, the selling stockholder does not have any existing short positions in our common stock. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned		Shares Being Sold	Shares Owned After Offering
Barron Partners, LP [1]	814,863	[3]	3,485,000	814,863	[3,4]

[1]	Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

[2]	Of which 2,091,000 shares are issuable upon the conversion of Series Preferred Stock and 1,485,000 shares are issuable upon the exercise of warrants having an exercise price of $0.50

[3]
Because the series A preferred stock and warrants owned by Barron Partners cannot be converted or exercised, as the case may be, to the extent that the conversion of the series A preferred stock or the exercise of the warrant would result in the holder and its affiliates owning more than 4.9% of the outstanding common stock, the number of shares which would be beneficially owned by Barron Partners cannot be determined on the date of this prospectus. The number of shares shown in the table represents the maximum number of shares which Barron Partners can acquire on conversion of the series A preferred stock and exercise of the warrants, based on the 4.9% limitation, assuming all of the shares offered by the selling stockholders are sold.

[4]	Assumes all shares of common stock registered by this prospectus will be sold.

September 2006 Private Placement

On September 19, 2006, we entered into a securities purchase agreement with Barron Partners pursuant to which the Barron Partners purchased, for $4,500,000, (a) a note in the principal amount of $4,500,000, and (b) warrants to purchase up to 12,500,000 shares of the Company’s common stock at $.50 per share and 12,500,000 shares of the Company’s common stock at $1.25 per share. The closing date for the sale of the securities was September 19, 2006.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. Further, prior to the September 19, 2006 transaction, there were no prior transactions between us and the selling stockholder.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in the Company’s common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The stockholders approved the restated certificate of incorporation on December 18, 2006 and our restated certificate of incorporation became effective on February 2, 2007. Upon the effectiveness of the restated certificate of incorporation, the principal and interest due on the note automatically converted into 7,826,087 shares of series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock, which is $.23 per share, subject to adjustment.

The following table summarizes the number of shares outstanding prior to the issuance of the series A preferred stock and warrants held by persons other than the selling stockholder, affiliates of the Company, and affiliates of the selling stockholder (the “Stock Held by Non-Affiliates”); the number of shares registered for resale by the selling shareholder or affiliates of the selling shareholder in prior registration statements; the number of shares registered for resale by the selling shareholder or affiliates of the selling shareholder that continue to be held by the selling shareholder or affiliates of the selling shareholder; the number of shares that have been sold in registered resale transactions by the selling shareholder or affiliates of the selling shareholder; and the number of shares registered for resale on behalf of the selling shareholder or affiliates of the selling shareholder in the current transaction.

Stock Held by Non-Affiliates	# of Shares Previously Registered by Selling Stockholder	# of Shares Previously Registered by Selling Stockholder That Continue to be Held	# of Shares Sold in Registered Resale by Selling Stockholder	# of Shares Registered for Resale on Behalf of Selling Stockholder in the Current Transaction
11,622,439	0	0	0	3,485,000

The purchase agreement as well as the certificate of designation provide for certain anti-dilution adjustments to the conversion price of the preferred stock and the exercise price of the warrants. If the Company issues common stock at a price, or warrants, options, convertible debt or equity securities with an exercise price per share which is less than the conversion price then in effect on the preferred stock, the conversion price on the preferred stock in effect from and after the date of such transaction shall be reduced to the lower price. In addition, if the Company issues common stock at a price, or warrants, options, convertible debt or equity securities with an exercise price per share which is less than the exercise price then in effect on the warrants, the exercise price in effect from and after the date of such transaction shall be is reduced to the lower price.

The purchase agreement as well as the certificate of designation for the series A preferred stock and warrants also provide for an adjustment in the conversion price of the note and series A preferred stock and the exercise price of the warrants if the our earnings before interest, taxes, depreciation and amortization, which is commonly referred to as EBITDA, per share is less than a specified amount per share, on a fully-diluted basis, with a maximum reduction of 30% for each year. The target EBITDA per share is $.019 for 2006 and $.0549 for 2007. The amount of reduction per year is the percentage shortfall. Thus, a 15% shortfall will result in a 15% reduction in the applicable conversion or exercise price then in effect. For purpose of determining fully-diluted, all shares of common stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% limitation. The per share amounts are adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization, including the reverse split effected by the restated certificate of incorporation.

The following table sets forth the initial conversion price of the series A preferred stock, which is issuable upon conversion of the Note, and the exercise price of the and the adjusted numbers if (a) the EBITDA per share for both 2006 and 2007 is 15% below the respective targets (a “15% shortfall”) and (b) the EBITDA per share for 2007 is 30% or more below the target (a “30% shortfall”). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and are based on the assumption that no preferred stock are converted into common stock until the adjustment has been made. The number of issuable upon conversion reflects the number of shares issuable upon the conversion of all of the shares of series A preferred stock that are issuable upon conversion of the note.

	Conversion Price	Shares Issuable Upon Conversion	$.50 warrant Exercise Price	$1.25 warrant Exercise Price
Unadjusted	$.23	19,565,217	$.50	$1.25
15% shortfall	$.166	27,079,886	$.361	$.903
30% shortfall	$.113	39,929,015	$.245	$.612

The following table sets forth the potential gain or loss to the selling shareholder as of the date of the sale of the convertible note, based upon a $0.23 conversion price on the series A preferred stock and exercises prices of $0.05 and $0.125 on the series A warrants and series B warrants respectively. The selling shareholder does not have any existing short positions in our common stock.

Series A Preferred	Market Price Per Share of the Underlying Shares	Conversion / Exercise Price Per Share	Total Possible Underlying Shares	Total Market Value	Total Cost of Conversion / Exercise	Total Possible Discount (Premium) to Market
Unadjusted	$0.60	$0.23	19,565,217	$11,739,130	$4,500,000	$7,239,130
15% Shortfall	$0.60	$0.166	27,079,885	$16,247,931	$4,495,260	$11,752,671
30% Shortfall	$0.60	$.113	39,929,015	$23,957,409	$2,707,187	$21,250,222

$0.50 Warrant
Unadjusted	$0.60	$0.50	12,500,000	$7,500,000	$6,250,000	$1,250,000
15% Shortfall	$0.60	$0.361	12,500,000	$7,500,000	$4,512,500	$2,987,500
30% Shortfall	$0.60	$0.245	12,500,000	$7,500,000	$3,062,500	$4,437,500

$1.25 Warrant
Unadjusted	$0.60	$1.25	12,500,000	$7,500,000	$15,625,000	$(8,125,000)
15% Shortfall	$0.60	$0.903	12,500,000	$7,500,000	$11,287,500	$(3,787,500)
30% Shortfall	$0.60	$0.612	12,500,000	$7,500,000	$7,650,000	$(150,000)

The series A preferred stock has no voting rights, except as required by law. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the shares of the Series A Preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend its certificate of incorporation or other charter documents in breach of any of these provisions, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that the series A preferred stock cannot be converted and the warrants cannot be exercised to the extent that such conversion or exercise would result in the investor and its or his affiliates owning beneficially more than 4.9% of our common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions cannot be modified.

Pursuant to the purchase agreement as amended, we agreed to have appointed by February 12, 2007 such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. The purchase agreement also requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and a compensation committee with a majority of independent directors. Our failure to meet these requirements could result in our payment of liquidated damages.  The liquidated damages are computed in an amount equal to 20% per annum of the purchase price of the then outstanding shares of series A preferred stock, payable monthly in cash or series A preferred stock at the option of the Investor, based on the number of days that such condition exists beyond the applicable grace period; provided, however, in no event shall the total payments whether in cash or series A preferred stock exceed in the aggregate 20% of the purchase price of the shares of series A preferred stock that are outstanding as of the date on which the computation is being made.

We also entered into a registration rights agreement with Barron Partners.  Pursuant to an agreement dated February 8, 2007, the registration rights agreement was amended to provide that the filing date to file the registration statement required by the registration rights agreement was changed to February 12, 2007. The amendment also provides that as a result of the Commission’s interpretation of Rule 415, the Company will not be able to register all of the Registrable Securities (as defined in the registration rights agreement), and the per diem liquidated damages payable under Section 2.8 of the Registration Rights agreement was reduced to a fraction of the number provided therein, the numerator of which is the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock which are being registered and the denominator of which is the number of shares of Common Stock issuable upon conversion of all of the shares of Series A Preferred Stock issued to Barron. The amendment also provides that we shall be not subject to any liquidated damages because the Registration Statement (as defined in the registration rights agreement) was not filed within 60 days of September 19, 2006. Pursuant to the registration rights agreement, as amended, the registration statement must be declared effective within 120 days of February 12, 2007. Our failure to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 575.6 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,565,200 shares of series A preferred stock. On August 31, 2007, we were required to issue 52,599 shares of series A preferred stock as damages.

Pursuant to the amendment of the stock purchase agreement and the registration rights agreement between us and Barron, we agreed to issue Barron a warrant to purchase 1,900,000 shares of our common stock at $.50 per share.

The following table sets forth the total possible profit to be realized as a result of any conversion discounts for securities underlying warrants issued pursuant to the February 8, 2007 amendment to the stock purchase agreement and registration righst agreement:

$0.50 Warrant	Market Price Per Share of the Underlying Shares	Conversion / Exercise Price Per Share	Total Possible Underlying Shares	Total Market Value	Total Cost of Conversion / Exercise	Total Possible Discount (Premium) to Market
Unadjusted	$0.62	$0.50	1,900,000	$1,178,000	$950,000	$228,000

The warrants issued to Barron Partners have a term of five years. The warrants provide for adjustments if we do not meet the EBITDA per share targets described above. The warrants also provide that, with certain exceptions, if we issue common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

In connection with this sale of the note and warrants to Barron Partners, we paid brokerage fees of $234,000 to Dragonfly, $126,000 to Colebrook Capital and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 shares of common stock at $0.50 per share, and 489,100 shares of common stock at an exercise price of $1.25. We agreed to use our commercially reasonable efforts to include these shares in the registration statement covering the shares being offered by Barron Partners; however, there is no provision for liquidated damages in the event that we fail to register the shares as required. The following table summarizes the dollar value of each payment (inclusing the value of nay payments to be made in common stock) in connection with the series A preferred stock and warrants that we have made or will be required to make to the selling stockholder or any affiliate of the selling stockholder or any person with whom the selling stockholder has a contractual relationship:

	Brokerage Fees						Due Diligence Fees
Gross Proceeds	Dragonfly		Colebrook Capital		Crescent Fund LLC		Baron Partners LP	Net Proceeds
$4,500,000	$234,000	(1)	$126,000	(2)	$20,000	(3)	$50,000	$4,071,000

(1)	Amount includes $134,000 paid in cash at closing and $100,000 of deferred payments, which were paid on November 11, 2006.

(2)	Amount includes $76,000 paid in cash at closing and $50,000 in deferred payments, which were paid on November 11, 2006.

(3)	Total payment amount of $20,000 was deferred and subsequently paid on November 11, 2006.

The following table illustrates the total amount of all possible payments as disclosed in the table above and the total possible discount to the market price of the shares underlying the series A preferred stock and warrants as disclosed in the table on page 13 of this prospectus divided by the net proceeds we received from the sale of the series A preferred stock and warrants as detailed in the table above.

Total Possible Payments Made to Selling Stockholder	$430,000
Total Possible Discount to Market of Underlying Securities	$36,854,523
$37,284,523
Total Amount as a Percentage of Net Proceeds	916%

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	to a broker-dealers who may agree to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the Securities Act), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to its brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LTTC.” For the periods indicated, the following table sets forth the high and low sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The prices below have been adjusted to reflect the one-for-ten reverse split.

	Price Range
	High	Low
Fiscal 2007:
First Quarter	$0.90	0.36
Second Quarter	0.45	0.30
Third Quarter
through August 30, 2007	0.50	0.36
Fiscal 2006
First Quarter	$0.90	0.50
Second Quarter	0.80	0.60
Third Quarter	0.70	0.50
Fourth Quarter	0.60	0.40

Fiscal 2005:
First Quarter	$1.60	0.50
Second Quarter	1.50	0.80
Third Quarter	0.70	0.50
Fourth Quarter	0.90	0.50

The market price of our common stock is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of August 30, 2007, we had approximately 313 stockholders of record. The transfer agent of our common stock is Continental Stock Transfer and Trust Company.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation of By-Laws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2006.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,371,000	$0.92	477,000
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	1,371,000	$0.92	477,000

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information in this registration statement contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with the consolidated financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

General Overview

We were incorporated in the State of Delaware in May 1973 and commenced operations in July 1977. We have been developing and delivering technologically advanced telecommunication solutions for over twenty-five years.

Business Overview

We began as a provider of specialized solutions to the telecom industry. Currently we provide advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solutions provider focused on developing applications through software on its core platform technology. To further its strategy of becoming a solutions provider, we acquired a majority interest in “SMEI” in February 2005.

On September 19, 2006, pursuant to a securities purchase agreement, we sold to Barron Partners LP, for $4,500,000 (a) a note in the principal amount of $4,500,000, and (b) common stock purchase warrants to purchase up to 12,500,000 shares of common stock at $0.50 per share and 12,500,000 shares of common stock at $1.25 per share.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in our common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The restated certificate of amendment was approved by the stockholders on December 18, 2006 and became effective on February 2, 2007.

Upon the effectiveness of the restated certificate of incorporation, principal and interest due on the Note automatically converted into 7,826,087 shares of our series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $.23 per share, subject to adjustment. In connection with this purchase, we paid brokerage fees of $234,000 to Dragonfly Capital Partners, LLC $125,000 to Colebrook Capital and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 share of common stock at $.50 per share, and 489,100 shares of common stock at an exercise price of $1.25 per share

In September 2006, using the proceeds from the Barron financing, we acquired all of the issued and outstanding common stock of Ricciardi Technologies Inc. (“RTI”). Pursuant to the acquisition agreement with RTI, the consideration for stock of RTI consisted of (a) $3,500,000, which was paid from the proceeds of the sale of the Note and warrants to Barron, (b) 5,000,000 shares of common stock, (c) a $500,000 promissory note (the “RTI Note”), which if not paid sooner must be paid in full on the earlier of (i) twelve months from the closing date, or (ii) the consummation of a transfer of all or substantially all of our assets or equity securities to a third party, and (b) 1,000,000 shares of our Series B Convertible Preferred Stock. To secure the indemnification obligations of the former RTI stockholders, a portion of the purchase price, consisting of $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months, subject to any claims that may arise under the agreement during the 18-month warranty survival period. Pursuant to a registration rights agreement between us and the shareholders of RTI, the RTI shareholders were given certain registration rights.

We entered into a Omnibus Amendment and Waiver Agreement with Laurus Master Fund, LTD, dated September 18, 2006 for the purpose of amending, restating and waiving certain terms of (i) the Amended and Restated Secured Convertible Term Note, issued as of February 11, 2005 and amended and restated as of July 21, 2006 (as amended and restated, amended, modified and supplemented from time to time, the ”Term Note”) by the Company to Laurus, (ii) the Securities purchase agreement, dated as of February 11, 2005 (as amended, modified or supplemented from time to time, the “ purchase agreement”) by and between the us and Laurus, (iii) the Common Stock Purchase warrant, issued as of February 11, 2005 by us to Laurus (as amended and restated, amended, modified and supplemented from time to time, the ”Initial warrant”), (iv) the Common Stock Purchase warrant, issued as of November 18, 2005 by us to Laurus (as amended and restated, amended, modified and supplemented from time to time, the ”Additional   warrant”) and (v) the Forbearance Agreement, dated as of July 21, 2006 between us and Laurus.

Pursuant to the Laurus agreement, on September 19, 2006, Laurus waived each event of default that may have arisen under the Term Note and the Forbearance Agreement solely as a result of the failure by the Company to make the $32,656.25 in interest payments due to Laurus on September 1, 2006.

Pursuant to Laurus Agreement, on September 19, 2006, in exchange for the cancellation of the remaining balance of $1,500,000 on the original term note in the principal amount of $ 2,000,000, the Company (a) paid $500,000 in principal amount of the Term Note, (b) issued an amendment and restated note in the principal amount of $250,000, and (c) issued a warrant to purchase up to 1,458,333 shares of common stock (subject to adjustment), upon the cashless exercise by the holder thereof for an imputed exercise price of $1.00 per share.

In connection with the Laurus Agreement, Laurus also executed a lock up agreement, pursuant to which it agreed that, provided the Company is not in default on the note, it will not without the written consent of the Company sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of the Shares or publicly announce an intention to do any of the foregoing, for a period of five (5) months from September 19, 2006. Additionally, pursuant to an irrevocable Proxy, Laurus also gave us a proxy to vote all shares of Common Stock of the Company, now or in the future owned by Laurus to the extent such shares are issued to Laurus upon its exercise of its warrant to purchase 1,458,333 shares of common stock. Upon the sale or other transfer of the Shares, in whole or in part, or the assignment of the warrant, the proxy shall automatically terminate (x) with respect to such sold or transferred shares at the time of such sale and/or transfer, or (y) with respect to all shares in the case of an assignment of the warrant, at the time of such assignment, in each case, without any further action required by any person.

Pursuant to a letter agreement between us and the Keshet Fund LP and Keshet L.P. (collectively the “Keshet”), we agreed to issue 300,000 shares of common stock in consideration of the cancellation of all payment obligations arising under the convertible notes issued to Keshet by us. Additionally, Keshet will, at our expense, terminate all of its agreements with us, other than in respect of (x) indemnification and expense reimbursement provisions of such agreements and such other provisions thereof as expressly survive the payment in full of the obligations and (y) any options and/or warrants received by Keshet from us.

RESULTS OF OPERATIONS

Three and Six Months Ended June 30, 2007 as Compared to Three and Six Months Ended June 30, 2006

SALES:

Total sales for the three months ended June 30, 2007 increased by $2,377,139 or 177% to $3,719,893 compared to $1,342,754 for the three months ended June 30, 2006. This consisted of service revenues of $3,378,808 (91% of Total Revenues) and product revenues of $341,085 (9% of Total Revenues). Included in the increase were revenues of $1,577,000 attributable to the acquisition of “RTI” which closed in September 2006.

Total sales for the six months ended June 30, 2007 were $6,896,374 compared to $2,684,561 for the six months ended June 30, 2006, representing an increase of $4,211,813 or 157% in sales for the six months period ended June 30, 2007. This consisted of service revenues of $6,265,887 (91% of Total Revenues) and product revenues of $630,487 (9% of Total Revenues). Included in the increase were revenues of $2,921,000 attributable to the acquisition of “RTI” which closed in September 2006.

GROSS MARGIN:

Gross margin for the three months ended June 30, 2007 was $2,035,064, an increase of $1,253,686 or 162% compared to the $781,378 for three months ended June 30, 2006. Our overall gross margin percentage decreased to 54.7% from 58.2% for the same period in 2006. This is attributable to higher component of our total revenues attributable to services (91% of revenues) compared to prior year quarter (72% of revenues). Services revenues gross margins is in the 50%+ range versus Product gross margin in the 60%+ range. The gross margin percentage for technology products for the three months ended June 30, 2007 decreased to 63.9% from 69.4% for the three months ended June 30, 2006.

Gross margin for the six months ended June 30. 2007 was $3,739,091, an increase of $2,248,274 or 151% compared to prior year. Our overall gross margin percentage decreased to 53.6% from 55.5% in 2006. The overall gross margin percentages were impacted by a shift in business mix towards services partially offset by an increase in our service margins. The improvement in services margins was primarily a result of handling a higher component of service business in-house as opposed to utilizing subcontractors.

RESEARCH AND DEVELOPMENT EXPENSES:

Research and development expenses consist primarily of salaries and related personnel costs, consulting fees associated with product development.

For the three months ended June 30, 2007, research and development expenses decreased to $96,257 as compared to $109,135 for the three months ended June 30, 2006.

Research and development expenses decreased slightly to $205,298 for the six months ended June 30, 2007 compared to $218,269 for the six months ended June 30, 2006. Management believes that continual enhancements of the Company's products will be required to enable the Company to maintain its competitive position. The Company will have to focus its principal future product development and resources on developing new, innovative, technical products and updating existing products

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:

Selling, General and administrative ("SG&A") expenses consist primarily of expenses for management, finance, administrative personnel, legal, accounting, consulting fees, sales commissions, marketing, facilities costs, depreciation and amortization of intangible assets.

For the three months ended June 30, 2007 SG&A expenses increased to $1,958,852 compared to $556,590 for the comparative three months ended June 30, 2006. The increase was primarily due to SG&A expenses of RTI acquired September 2006 combined with amortization expenses of intangibles related to the “RTI” purchase accounting. The non-cash amortization expense in the quarter related to “RTI” intangibles was $462,000.

For the six months ended June 30, 2007 SG&A increased to $3,608,003, an increase of $2,546,806 from $1,061,197 for the comparative six months ended June 30, 2006. The increase as discussed above was primarily due to the addition of “RTI” expenses and non-cash amortization expense. The non-cash amortization expense related to the “RTI” and “SMEI” intangibles in the six month period was $1,040,856.

INTEREST EXPENSE:

Interest Expense decreased to $93,198 for the three months ended June 30, 2007 compared to $134,864 for the three months ended June 30, 2006. Interest expense for the six months ended June 30, 2007 was $479,002 compared to $264,753 for the six months ended June 30, 2006. Included in 2007 interest was non-cash amortization of debt discount of $205,809 attributable to the $4.5 million convertible debt with Barron and non cash derivative interest of $117,525. During February 2007, the Barron debt was automatically converted into preferred stock. Accordingly, in the absence of additional borrowings, we anticipate a decrease in our interest expense as a result of this conversion.

DERIVATIVE INCOME (EXPENSE):

The following table is derived from Note 5 in the accompanying financial statements.

Derivative income (expense)	Six months ended June 30, 2007		Six months ended June 30, 2006	Three months ended June 30, 2007	Three months ended June 30, 2006
Conversion features	$	(467,120)	$13,445	$-	$13,445
Warrant derivative		$1,528,002	$-	$1,906,247	$-

As provided in the discussion of the Company’s accounting policies in Note 1, derivative financial instruments are recorded initially and subsequently at fair value. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income (loss) will reflect the volatility in these estimate and assumption changes.

It should be noted that during February 2007, the Company was able to reclassify the conversion feature in the above table to stockholders’ equity. Accordingly, no further fair value adjustments will arise from this feature. However, the warrants continue to require liability classification and fair value measurement. As noted in the preceding paragraph, the effects on our future income will be affected, possibly significantly, by the changes in the assumptions underlying our valuation techniques.

EXTINGUISHMENT LOSS:

On February 7, 2007, the Company entered into a letter agreement with Barron which provided for (i) the waiver of all accrued and unpaid liquidated damages for not filing the registration statement and (ii) the extension to a later date of certain mandated events, such as the re-composition of the Board. This waiver required compensation in the form of warrants to purchase 1,900,000 shares of common stock which were valued at approximately $1,031,000 using the Black-Scholes-Merton technique. The accrued liability settled amounted to $874,000 and, accordingly, the difference between the fair value of the warrants and the carrying amount of the liability was recognized as a loss on extinguishment of approximately $151,000.

NET INCOME (LOSS):

The Company's net income for the three months ended June 30, 2007 was $1,729,550 which compared to a net loss of $7,106 for the three months ended June 30, 2006. Net income is influenced by the matters discussed in the other sections of this MDA However, it should be noted that net income included $1,906,247 of derivative income which represents the decrease in fair value of derivative liabilities (principally compound derivatives that were bifurcated from hybrid convertible securities and non-exempt warrants). The Company’s net income for the six months ended June 30 2007 was $235,043 compared to a net loss of $56,782 for the six months ended June 30, 2006. Derivative income in those periods amounted to $1,060,882 and $13,445, respectively. See Derivative Income (Expense) above where we discuss the material assumptions underlying fair value adjustments and their potential effect on income

INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS:

Income applicable to common stock gives effect to cumulative undeclared dividends on the Company’s Series B Preferred Stock amounting to $25,000 and $12,500 for the six and three month periods ended June 30, 2007. Income applicable to common stockholders’ serves as the numerator in our basic earnings per share calculation. We will continue to reflect cumulative preferred stock dividends until the preferred stock is converted into common, if ever.

LIQUIDITY AND CAPITAL RESOURCES

Going concern considerations:

The Company’s auditors have emphasized uncertainty regarding our ability to continue as a going concern in their audit reports for our years ended December 31, 2006 and 2005.

Working capital and other activities:

The Company’s working capital deficiency as of June 30, 2007 amounts to $10,733,000 compared to a deficiency of $21,011,000 as of June 30, 2007. The decline in the deficiency is largely attributable to the decrease by $8,733,000 of our derivative liabilities. This decrease gives effect to the reclassification of $7,223,000 of derivative liabilities to stockholders’ equity upon achieving equity classification conditions for the embedded conversion feature previously bifurcated from certain hybrid debt agreements and fair value adjustments to remaining derivative financial instruments that continue to require liability classification and fair value measurement.. As of June 30, 2007, the remaining derivative balance of $11,141,000 relates to certain warrants that do not achieve equity classification under current accounting standards. Other components of our working capital and changes there in are discussed as follows:

For the six months period ended June 30, 2007, cash and cash equivalents decreased to $272,174 from $392,275 at December 31, 2006. Net cash used by operating activities was $40,544 for the six months ended June 30, 2007 compared to net cash used by operating activities of $422,882 in the corresponding six month period ended June 30, 2006. This consisted of net income of $235,043, an increase in our accounts receivable of $1,559,695, an increase in inventories of $21,887, a decrease in deferred revenue offset by a decrease in other current assets of $36,167, a decrease in other assets of $26,380, an increase in the Company's accounts payable and accrued expenses of $603,196, favorably offset by net non-cash items (depreciation, amortization of intangibles, derivative interest, minority interest expense and financing cost) amounting to $702,747.

Net cash used by financing activities was $79,557 for the six months ended June 30, 2007 compared to net cash provided by financing of $1,182,781 in the corresponding six months ended June 30, 2006. In the 2006 period, the Company successfully closed on a Private Placement of Common stock resulting in net proceeds to the Company of $1,292,000.

Total current assets at June 30, 2007 were $4,435,361 compared to current liabilities totaling $15,169,064 (including non-cash derivative liabilities of $11,141,149).

The current maturities of our short-term notes at June 30, 2007 totaled $1,654,192 compared to $1,998,189 at December 31, 2006. The Company has $1,075,000 of short term notes coming due by December 31, 2007 ($750,000 in September, 2007 and $325,000 in December 2007) (See Note 4 to the Financial Statements for a discussion of these liabilities) The Company anticipates that it will have sufficient availability on its $2.0M line of revolving credit facility to satisfy these payments.

The Company has no long term debt obligations.

Year Ended December 31, 2006 and 2005

The following tables set forth income and certain expense items as a percentage of total revenue:

	For the Years Ending December 31,
	2006	2005
Sales	$7,494,888	$4,235,269

Net Loss	$(15,551,433)	$(863,103)

Net Loss Per Share	$(1.31)	$(.10)

	OPERATING EXPENSES		PERCENT OF SALES
	2006	2005	2006	2005
Research & Development	435,768	431,021	5.8%	10.2%

Selling, General & Administrative	3,248,013	2,537,365	43.3%	59.9%

Total Operating Costs and Expenses	$3,683,781	$2,968,386	49.1%	70.1%

SALES:

Overall Sales for the fiscal year ended December 31, 2006 increased to $7,494,888 from $4,235,269 compared to the prior year ended December 31, 2005, representing an increase of $3,259,619, or 76.9%. The sales increase attributable to the RTI acquisition from the date acquired September 19, 2006 to December 31, 2006 was $1,683,352 or 39.7%. Excluding RTI sales, sales increased to $5,811,536 or 37.2% compared to 2005. Total Sales included revenues from Technology Products of $1,692,052 or 22.6% and Technology Services of $5,802,836 or 77.4%. Technology Product revenues increased to $1,692,052 from $1,224,042 or 38.2% mainly attributable to an increase in customer shipments. Excluding the increase in revenues attributable to the RTI acquisition, revenues from Technology Services increased to $4,119,484 from $3,011,227 in 2005 or 36.8%, mainly attributable to growth in contracts with governmental agencies and the expansion of existing contracts.

COST OF SALES:

Cost of Sales for the fiscal year ended December 31, 2006 increased to $3,355,221 from $2,273,764 for the prior year ended December 31, 2005. Cost of sales included in the 2006 period related to the RTI operations from the date of acquisition (September 19, 2006) was $789,158. Excluding RTI, baseline cost of sales increased to$ 2,566,062 from $2,273,764 or 12.9%. Cost of sales as a percentage of revenues was 44.8% for the twelve month’s ended 2006 versus 53.7% in 2005. The improvement in the cost of sales percentage of revenue was mainly driven by an improvement in service margins at SMEI resulting from a higher component of SMEI’s revenue coming from in-house labor as opposed to lower margin subcontractor pass-through revenues and a shift towards higher margin fixed price contracts versus time and materials based contracts. Total Gross Margin as a percentage of revenue improved to 55.2% in 2006 from 46.3% in 2005. Gross Margin as a percentage of revenue for the technology products segment increased to 67.3% from 64.1% in 2005.

RESEARCH AND DEVELOPMENT:

Research and Development Expenses increased to $435,768 for the fiscal year ended December 31, 2006 from $431,021 in the year ended December 31, 2005, representing an increase of $4,747, or 1.1%. Engineering staffing levels are comparable to 2005 levels. Management believes that continual enhancements of the Company's products will be required to enable Lattice to maintain its competitive position. Lattice will have to focus its principal future product development and resources on developing new, innovative, technical products and updating existing products.

SELLING, GENERAL AND ADMINISTRATIVE:

Selling, General and Administrative Expenses ("SG&A") consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, sales commissions, non-cash depreciation and amortization expenses, marketing, and facilities costs. For the year ended December 31, 2006, SG&A increased to $3,248,013 from $2,537,365 for the comparable year ended December 31, 2005, representing an increase of $710,648 or 28%. Non-cash amortization expense for 2006 and 2005 related to intangible assets recognized in the purchase accounting of SMEI and RTI amounted to $739,454 and $56,690 respectively. Also included in 2006 were SG&A expense of $404,266 attributable to RTI operations from the date of purchase ( September 19, 2006) to December 31, 2006. Excluding the non-cash amortization expenses and the effects of the RTI acquisition, baseline SG&A expenses decreased from $2,480,675 in 2005 to $2,104,293 in 2006 or 15.2% The decrease was primarily attributable to cost cutting measures primarily at SMEI undertaken in the latter part of 2005 combined with synergy savings in administrative expenses by combining SMEI’s operations with that of Lattice’s.

INTEREST EXPENSE:

Interest Expense consists of interest paid and accrued on; outstanding convertible notes, amortization of debt discount, notes payable, interest due on loans from stockholders. Interest expense increased to $704,178 for the year ended December 31, 2006 from $509,007 for the prior year ended December 31, 2005. Included in interest expense for 2006 was $371,753 related to derivative accounting of the 2006 Barron Convertible Note and the 2005 Laurus Convertible Note. The derivative interest expense arises from amortizing to the face or redemption value (using the effective interest method) the discounted value of the host debt instrument. Included in interest expense for 2005 was $154,702 related to the derivative accounting for certain convertible notes issued to Laurus Master Fund, Ltd. in 2005 and 2001. Excluding the effects of the derivative expense, interest costs decreased slightly to $332,425 from 354,305 in 2005. The decrease in 2006 was primarily due to lower average borrowings compared to 2005. The Laurus convertible debt of $2,000,000 issued in February 2005 was repaid with $1,000,000 cash, $750,000 in warrants and a $250,000 Promissory Note in conjunction with the September 19, 2006 Barron Financing.

FINANCE EXPENSE:

Finance Expense for the year ended December 31, 2006 amounted to $1,334,335, compared to $26,979 for the year ended December 31, 2005. Finance expense in 2006 represents our amortization of deferred financing fees that were incurred with the September 2006 Barron financing amounting to $442,477.Financing expense also includes $874,000 of estimated damages under registration payment arrangements that we will have to pay for delays in the meeting registration effectiveness dates. Subsequent to year-end, the Company and the investors settled these liquidated damages. However, the contractual provisions of the registration payment arrangements remain in effect and, accordingly, the Company may again be required to accrue registration payments if and when such amounts become both probable and reasonably estimable.

DERIVATIVE INCOME (EXPENSE):

The following table is derived from Note 10 in the accompanying financial statements.

Derivative income (expense)	Year ended December 31, 2006	Year ended December 31, 2005
Conversion features and day-one derivative loss	$(13,858,526)	$264,752
Warrant derivative	$105,231	$105,275
	$(13,753,295)	$370,027

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (“FAS 133”), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into various types of financing arrangements to fund its business capital requirements, including convertible debt and other financial instruments indexed to the Company’s own stock. These contracts require careful evaluation to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of freestanding derivatives (principally warrants) whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company is required to initially and subsequently measure such instruments at fair value. Accordingly, the Company adjusts the fair value of these derivative components at each reporting period through a charge to income until such time as the instruments acquire classification in stockholders’ equity.

The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income (loss) will reflect the volatility in these estimate and assumption changes.

As more fully discussed in the notes to the accompanying financial statements, proceeds from our Baron Financing Arrangement were insufficient to record the derivative financial instruments arising from the transaction at their full fair values. Accordingly, the Company was required to recognize a day-one derivative loss in its statement of operations in the amount of $17,096,035. This charge was recorded in the Company’s third fiscal quarter of its year ended December 31, 2006. The remaining balances of derivative income (expense) are attributable to changes in the fair values of our derivative financial instruments. See the preceding paragraph for our techniques and the financial implications of changes in the underlying assumptions.

It should be noted that during February 2007, the Company was able to reclassify the conversion (but not the warrants) to stockholders’ equity because the conditions for equity classification were achieved during that month. Accordingly, no further fair value adjustments will arise from the conversion feature. However, the warrants continue to require liability classification and fair value measurement. As noted in the preceding paragraph, the effects on our future income will be affected, possibly significantly, by the changes in the assumptions underlying our valuation techniques for warrants.

NET INCOME (LOSS):

The Company's net loss for the year ended December 31, 2006 was $(15,551,433) which compared to a net loss of $(863,103)for the year ended December 31, 2005. Net income is influenced by the matters discussed in the other sections of this MDA However, it should be noted that net income included $13,753,295 of derivative expense which represents the increase in fair value of derivative liabilities (principally compound derivatives that were bifurcated from hybrid convertible securities and non-exempt warrants). See Derivative Income (Expense) above where we discuss the material assumptions underlying fair value adjustments and their potential effect on income.

INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS:

Income (loss) applicable to common stock gives effect to our net income (loss), cumulative undeclared dividends on the our Series B Preferred Stock amounting to $8,333 and $-0- for the year ended December 31, 2006 and 2005, respectively. Income applicable to common stockholders’ serves as the numerator in our basic earnings per share calculation. We will continue to reflect cumulative preferred stock dividends until the preferred stock is converted into common, if ever.

Financings

In September 2006, pursuant to a Stock Purchase Agreement, dated as of September 12, 2006 (the "RTI Agreement"), the Company purchased all of the issued and outstanding shares of the common stock of Ricciardi Technologies Inc. ("RTI"). RTI was founded in 1992 and provides software consulting and development services for the command and control of biological sensors and other Department of Defense requirements to United States federal governmental agencies either directly or though prime contractors of such governmental agencies RTI's proprietary products include SensorView, which provides clients with the capability to command, control and monitor multiple distributed chemical, biological, nuclear, explosive and hazardous material sensors. RTI is Headquartered in Manassas, Virginia. The purchase of RTI's common stock was completed on September 19, 2006.

Pursuant to the RTI Agreement, the consideration for stock of RTI consisted of (a) $3,500,000, which was paid from the proceeds of the sale of the Note and Warrants to Barron Partners LP (as descussed below) (b) 5,000,000 shares of common stock, (c) a $500,000 promissory note (the "RTI Note"), which if not paid sooner must be paid in full on the earlier of (i) twelve months from the closing date of the transaction, which was September 19, 2006 (the "closing date")   or (ii) the consummation of a transfer of all or substantially all of the assets or equity securities of the Company to a third party, and (b) 1,000,000 shares of the Company's Series B Convertible Preferred Stock. To secure the indemnification obligations of the former RTI stockholders, a portion of the purchase price, consisting of $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months, subject to any claims that may arise under the agreement during the 18-month warranty survival period.

Each share of Series B Preferred Stock automatically converted into common stock on September 18, 2007, at the conversion rate of five sixths of a share of common stock. The Company had the option until September 18, 2007, to redeem the Series B Preferred Stock at a redemption price of $0.50 per share.

As part of the purchase price for price for RTI stock, the Company agreed to pay the former RTI stockholders up to an additional $1,500,000 depending on the technology’s services segment EBITDA for the twelve-month period ending on the first anniversary of the Closing Date. If the segments EBITDA is at least $2,250,000 but less than $2,500,000, the former RTI stockholders receive $750,000, and if the EBITDA for such twelve month period is at least $2,500,000, the former RTI stockholders will receive $1,500,000.

Pursuant to the RTI Agreement, the Company is to deliver to the RTI's employee’s incentive stock options to purchase 200,000 shares of common stock at an exercise price equal to the greater of: (i) the market price on the closing date and (ii) the volume-weighted average price per share for the fifteen (15) days prior to the Closing Date. The grant of the options shall be subject to approval by the Company, with approval not to be unreasonably withheld. During the two years following the closing, the Company shall grant the RTI employees incentive stock options to purchase 50,000 shares in each year of the two year period. These options shall have an exercise price equal to the greater of: (i) the closing market price and (ii) the volume-weighted average price per share for the fifteen (15) days prior to the date of each such grant. The options will have a ten-year term and shall vest equally in each year in first three years and such vesting shall accelerate if (i) such employee is terminated without cause or without good reason or (ii) upon a change of control of the Company.

Pursuant to the RTI Agreement, to secure the Company's payment obligations under the RTI Note, the Company and each owner of the issued and outstanding shares of RTI's capital stock executed a Pledge Agreement. Pursuant to the Pledge Agreement, 15.24% of the share of RTI's capital stock purchased by the Company is being held in escrow until the payment in full by the Company' of the RTI Note.

The RTI transaction was financed through a private placement with Barron Partners LP, a private investment partnership based in New York. The Company sold Barron a convertible subordinated promissory note in the principal amount of $4.5 million (the "Note"), a warrant to purchase up to 12.5 million shares of the company's common stock at an exercise price of $0.50 per share and a warrant to purchase up to 12.5 million shares of the Company's common stock at an exercise price of $1.25 per share which expire in Sept, 2011. The private placement closed on September 19, 2006. As a result of the filing of our amended and restated certificate of incorporation with the State of Delaware, on February 2, 2007, the principal and interest due on the Barron note automatically converted into 7,826,087 shares of series A preferred stock.

Each share of Series A Preferred Stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the Series A Preferred Stock (the "Series A Conversion Price"), which is initially $.23 per share, subject to adjustment.

The Purchase Agreement as well as the certificate of designation for the Series A Preferred Stock and Warrants provide for an adjustment in the conversion price of the note and Series A Preferred Stock and the exercise price of the Warrants if the Company's earnings before interest, taxes, depreciation and amortization is less than a specified amount per share, on a fully-diluted basis, with a maximum reduction of 30% for each year. The target EBITDA per share is $0.19 for 2006 and $0.549 for 2007. The amount of reduction per year is the percentage shortfall. Thus, a 15% shortfall will result in a 15% reduction in the applicable conversion or exercise price then in effect. For purpose of determining fully-diluted, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are "in the money," or (iii) such shares may be issued as a result of the 4.9% Limitation. The per share amounts are adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization, including the reverse split effected by the restated certificate of incorporation.

 On February 8, 2007 the company issued a warrant to purchase 1,900,000 shares of its common stock at an exercise price of $0.50, as consideration for an amendment to the September 19, 2006 Securities purchase agreement, which extended the filing date of a registration statement from 60 days from September 19, 2006 to no later than February 12, 2007. It also extended the date to have an independent board, and an audit committee comprised of not less than three directors, a majority of whom are independent directors, and a compensation committee to February 12, 2007 (will be tied to the derivatives)

The Company entered into a Omnibus Amendment and Waiver Agreement with Laurus Master Fund, LTD ("Laurus"), dated September 18, 2006 (the "Laurus Agreement") for the purpose of amending, restating and waiving certain terms of (i) the Amended and Restated Secured Convertible Term Note, issued as of February 11, 2005 and amended and restated as of July 21, 2006 (as amended and restated, amended, modified and supplemented from time to time, the "Term Note") by the Company to Laurus, (ii) the Securities Purchase Agreement, dated as of February 11, 2005 (as amended, modified or supplemented from time to time, the "Purchase Agreement") by and between the Company and Laurus, (iii) the Common Stock Purchase Warrant, issued as of February 11, 2005 by the Company to Laurus (as amended and restated, amended, modified and supplemented from time to time, the "Initial Warrant"), (iv) the Common Stock Purchase Warrant, issued as of November 18, 2005 by the Company to Laurus (as amended and restated, amended, modified and supplemented from time to time, the "Additional Warrant") and (v) the Forbearance Agreement, dated as of July 21, 2006 between the Company and Laurus (as amended, modified or supplemented from time to time, the "Forbearance Agreement"). The Company issued 100,000 common shares and paid $500,000 in cash in conjunction with the July 21, 2006 agreement.

Pursuant to the Laurus Agreement, on September 19, 2006, Laurus waived each Event of Default that may have arisen under Section 4.1 of the Term Note and Section 3 of the Forbearance Agreement solely as a result of the failure by the Company to make the $32,656 in interest payments due to Laurus on September 1, 2006.

Pursuant to Laurus Agreement, on September 19, 2006, in exchange for the cancellation of the term note in the principal amount of $2,000,000, the Company (a) paid $500,000 in principal amount of the Term Note, (b) issued an amendment and restated note in the principal amount of $250,000, and (c) issued a warrant to purchase up to 1,458,333 shares of common stock (subject to adjustment), upon the cashless exercise by the holder thereof for an imputed exercise price of $0.10 per share.

Pursuant to a letter agreement between the Company and the Keshet Fund LP and Keshet L.P. (collectively the "Keshet"), the Company agreed to issue 300,000 shares of common stock in consideration for the cancellation of all payment obligations arising under the convertible notes issued to Keshet by the Company. Additionally, the Keshet will, at the Company's expense, terminate all of its agreements with the Company, other than in respect of (x) indemnification and expense reimbursement provisions of such agreements and such other provisions thereof as expressly survive the payment in full of the Obligations and (y) any options and/or warrants received by Keshet from the Company.

Between April 14, 2006 and May 11, 2006 the Company sold 2,274,951 shares of common stock and 1,161,587 warrants to purchase additional shares of common stock to various accredited investors in a private placement. The Company received proceeds of $1,293,906 and exchanged $100,000 of accrued expenses for a total of $1,393,906. The Company used these proceeds for working capital purposes and to reduce short term debt.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND SENSITIVE ESTIMATES:

Use of Estimates -The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

Basis of Financial Statement Presentation -The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated significant losses and is unable to predict profitability for the future. These factors indicate that the Company’s continuation, as a going concern is dependent upon its ability to obtain adequate financing. The Company plans to address the going concern by replacing debt with equity and continuing to grow the company with profitable sales both organically and through acquisitions. Management believes successfully executing these tasks will lead to the removal of the going concern comment from our audited financials.

Principles of Consolidation- The consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where Company ownership is less than 100%, the outside stockholders’ interests are shown as minority interests.

Derivative Financial Instruments Derivative financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

Revenue Recognition - Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized when the goods are shipped and title passes to the customer.

The company applies the guidance of SOP-97.2 with regards to its software products. Under this guidance, the Company determined that its product sales do not contain multiple deliverables for an extended period beyond delivery where bifurcation of multiple elements is necessary. The software is embedded in the producst sold and shipped. Revenue is recognized upon delivery, installation and acceptance by the customer. PCS (postcontract customer support) and upgrades are billed separately and when rendered or delivered and not contained in the original arrangement with the customer. Installation services are included with the original susotmer arrangement but are rendered at the time of delivery of the product and invoicing.

The Company provides IT and business process outsourcing services under time-and-material, fixed-price contracts, which may extend up to 5 years. Services provided over the term of these arrangements may include, network engineering, architectural guidance, database management, expert programming and functional area expert analysis   Revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any further event.

Impairments of long-lived assets:

At least annually, the Company reviews all long-lived assets with determinate lives for impairment. Long-lives assets subject to this evaluation include property and equipment and intangible assets that amount to $9,929,288 (or 72%) of total assets at December 31, 2006. The Company considers the possibility that impairments may be present when indicators of impairment are present. In the event that indicators are identified or, if within management’s normal evaluation cycle, the Company establishes the presence of possible impairment by comparing asset carrying values to undiscounted projected cash flows. The preparation of cash flow projections requires management to develop many, often subjective, estimates about the Company’s performance. These estimates include consideration of revenue streams from existing customer bases, the potential increase and decrease in customer sales activity and potential changes in the Company’s direct and indirect costs. In addition, if the carry values of long-lived assets exceed undiscounted cash flow, the Company would estimate the impairment based upon discounted cash flow. The development of discount rates necessary to develop this cash flows information requires additional assumptions including the development of market and risk adjusted rates for discounting cash flows. While management utilizes all available information in developing these estimates, actual results are likely to be different than those estimates.

Goodwill represents the difference between the purchase price of an acquired business and the fair value of the net assets of businesses the Company has acquired. Goodwill is not amortized. Rather, the Company tests goodwill for impairment annually (or in interim periods if events or changes in circumstances indicate that its carrying amount may not be recoverable) by comparing the fair value of each reporting unit, as measured by discounted cash flows, to the carrying value of the reporting unit to determine if there is an indication that potential impairment may exist. One of the most significant assumptions underlying this process is the projection of future sales. The Company reviews its assumptions when goodwill is tested for impairment and makes appropriate adjustments, if any, based on facts and circumstances available at that time. While management utilizes all available information in developing these estimates, actual results are likely to be different than those estimates.

DESCRIPTION OF BUSINESS

  Organization

We are a Delaware corporation, organized in May 1973 under the name Science Dynamics Corporation. We changed our name to Lattice Incorporated on February 2, 2007.

On February 14, 2005, we acquired approximately 86% of the stock of SMEI on a fully-diluted basis, for which we paid $1,655,325 in cash and issued 1,737,861 shares of common.

On September 10, 2006, we acquired the stock of RTI for $3,500,000, 50,000,000 shares of common stock, a $500,000 promissory note and 1,000,000 shares of series B convertible preferred stock. To secure the indemnification obligations of the former RTI stockholders, $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months, subject to any claims that may arise under the agreement during the 18-month warranty survival period.

At March 31, 2007, we operated the businesses of SMEI and RTI as separate businesses. In addition to SMEI and RTI, we continue to supply call control technology to service providers offering Collect-Only calling to inmates of correctional institutions. We have been a primary supplier to a major Local Exchange Carrier and, in recent years; have expanded our customer base to include the newly emerging unregulated companies offering the same service in today’s more highly competitive telecom environment. Our Commander product line is a versatile and feature rich platform, prepared to handle the increasing demand for investigative tools and security.

 We are in the process of integrating our businesses and hope to complete the integration during 2007.

Reverse Split

On February 2, 2007, we filed an amended and restated certificate of incorporation with the State of Delaware, which, among other things, effected a one-for-ten reverse split of our common stock. All share and per share information in this report retroactively reflects the reverse split.

Business of SMEI

SMEI was founded to provide engineering services coupled with advanced technology solutions to agencies of the federal government. SMEI has developed advanced data management applications, Internet server technology and information systems that it markets to both public and private sectors. SMEI’s technology helps its customers reduce development time for projects, manage the deployment of applications across the Internet to desktops around the world and implement military grade security on all systems where the applications are deployed. SMEI has two divisions, a consulting services division and the Aquifer Software division.

Consulting Services Division

SMEI provides the federal government and private industry with engineering services coupled with innovative information technology solutions. SMEI seeks to address the growing public and private sector demand for integrated, secure, enterprise class e-business solutions built on industry standards.

SMEI has designed, developed and implemented advanced business management applications, integration technologies and enterprise geospatial systems. SMEI currently supports several operational systems in all of these categories for major organizations and defense commands using web-based technologies and the consolidation of custom and commercial off-the-shelf software to unite dissimilar applications into integrated systems.

Geospatial Information Systems

SMEI specializes in the design and implementation of enterprise geographic information systems, enabling the vision of public and private sector clients for cross-organization data sharing. By doing this, we can manage the security of the GIS data layers so that what a user sees is based on his level of security-cross - organizational data sharing. Most GIS systems are not able to restrict to the granular level that we have designed into GeoReadiness. SMEI develops web services applications and secure geospatial solutions. SMEI also performs spatial analysis and risk assessment modeling for the military medical application. SMEI also developed GIS-R, an Army geospatial information system repository to provide a visual method for users to access information from a comprehensive set of government, commercial, and installation data sources in an expandable, user-friendly decision support application.

Implementation planning is critical to the success of enterprise geospatial information system initiatives. Cross-organizational data sharing and public visualization of corporate information through the Internet requires the understanding of data needs across functional areas, as well as the backbone technology to support an enterprise approach. The SMEI team includes key in-house experts in geospatial information system supporting technologies such as ESRI’s ArcSDE, Oracle Spatial, UNIX and Windows to ensure a stable architecture and operating environment for enterprise applications. As current customers of this service, the Naval Information Technology Center receives architectural and database support, systems integration analysis, and technical support from SMEI.

Technical and Management Consulting Services

SMEI provides network engineering, architectural guidance, database management, expert programming and functional area expert analysis to its Department of Defense clients.  SMEI provides strategic consulting to support business requirements, change management, and financial analysis and metrics for several major federal customers.

In addition, SMEI provides management, analytical, and technical consulting to support legacy application modernization and systems reduction goals under several major contracts including the Department of Navy’s Navy Marine Corps Intranet (NMCI).

Aquifer Software

SMEI develops and markets the Aquifer Application Services Platform, a proprietary software product embedded in the applications developed for its customers. Aquifer helps developers build a new class of software called rich Internet applications. These applications are secure custom or commercial desktop and mobile Windows Forms applications that use the traditional client/server model while exploiting Web Services-based communications over the Internet.

Aquifer is a .NET application platform built on a service-oriented architecture that delivers scalable and secure Web applications to Windows desktop and Windows CE platforms. Aquifer gives SMEI a competitive advantage with its service bids by; (i) reducing development time and (ii) enabling the management and the deployment of applications across the Internet to desktops around the world while implementing Department of Defense certified and accredited security on all deployed systems. Aquifer addresses the needs of development organizations to more rapidly develop custom Windows Forms applications and lower the costs to secure, deploy and maintain them. Aquifer helps organizations solve the following problems:

•	Reduction in application development time, cost and risk;

•	Reduction of desktop and PDA application deployment time and cost;

•	Increased richness of user experience;

•	Elimination of security concerns inherent with Web browser vulnerabilities;

•	Decreased server software and hardware costs; and

•	Optimization of network resources for best performance.

SMEI markets Aquifer as both a productivity tool and a secure application platform. Whether modernizing legacy applications or building new service-oriented, Web based systems, Aquifer is designed to shorten the time it takes to develop and deliver custom solutions in Microsoft .NET environments. Aquifer provides many common service components including:

•	Data Access;

•	Role-based User Profiles;

•	Flexible Security Model including strong encryption;

•	Configuration Management;

•	Event Management;

•	Integration Gateways; and

•	Secure Client.

In its current version 5.4, the Aquifer Application Services Platform can support between 500 and 1,000 concurrent active desktops against a single server processor.

Sales and Marketing

SMEI markets its Aquifer Application Services Platform to mid to large-sized commercial accounts, federal government agencies, systems integrators and independent software vendors that are building Windows rich Internet applications. Aquifer’s products, training and services are focused on the .NET Windows Forms application development market where enterprise IT organizations and systems integrators are tasked with building and managing applications that run on the Internet using the .NET Framework.

SMEI employs the following marketing programs to sell the Aquifer Application Services Platform:

Direct Sales to Enterprise IT Organizations and Systems Integrators - A direct sales force performs this activity. This segment includes all new federal, systems integrator and commercial accounts. SMEI believes that reference-ability is a key post-sale objective.

Targeted Marketing - With the help of extensive lead generation, public relations and targeting marketing communication materials, SMEI hopes to establish itself as a leader in the rich Internet application development and management market with an emphasis on security over both wired and wireless communications. The tactics include marketing materials directed at DOD agencies, the financial services and health care markets and other markets where strong security is a common requirement. Print media, direct mail, trade shows/conferences and live Web casts are the main components of lead generation for SMEI.

Strategic Alliances - SMEI plans to continue to form strategic alliances with federal and commercial systems integrators and Web services performance management vendors to sell SMEI’s products as value-added resellers and to enhance Aquifer’s capabilities by integrating with other vendor’s performance monitoring capabilities. SMEI believes that engaging marketing an delivery channels that are not currently available to the company will broaden market reach, increase delivery bandwidth in some instances, and yield a greater return on sales and marketing expenditure. Currently, SMEI and AmberPoint co-market products to federal governmental agencies. SMEI plans to integrate Aquifer and AmberPoint to help developers more easily and accurately monitor the .NET applications they build. AmberPoint is a Silicon Valley-based software company that builds and markets management solutions for Web services.

Business Development

We believe our future success is dependent on expanding our existing product line to encompass a more diverse customer base. Management believes this will enable us to reduce our exposure to the risk of declines in telecommunications sales while capitalizing on potential gains in our other business sectors. As we expand product offerings into other sectors, we plan to move from primarily offering products to offering a mix of products and services to generate consistent recurring revenue streams. Some of the key areas we intend to focus on expanding are:

1.	OEM Licensing - This would include licensing existing technology we have developed to other equipment manufacturers either to incorporate into their existing product offering or for resale.

2.	Voice and Data Security Products - Our existing products provide feature rich call control technology that can be expanded to serve additional markets.

The first step in realizing our business development strategy requires enhancing existing products to address the needs of other markets. We continue to supply call control technology to service providers offering Collect-Only calling to inmates of correctional institutions. We plan to expand on our existing Commander product line by licensing it to other vendors and also by modifying the product to meet the needs of other markets.

Our Products

We currently offer products based on our BubbleLink technology and on SMEI’s Aquifer technology. These products are marketed to the government and private industries.

Commander Call Control System

The Commander call control system is built on our BubbleLink software architecture. This open source platform is a combination of integrated computer telephony hardware and software. The Commander call control system is capable of handling thousands of call transactions per hour and provides correctional facility officials with effective tools to manage and control inmate telephone calls using the Commander system software.

The Commander I models are designed for the small to midsize municipal and county correctional facilities requiring control for up to 40 inmate telephone lines. The Commander I base system provides telephone control for 4 lines and can be expanded in 4 line increments.

Commander call control systems are supported by an integrated array of administrative and investigative programs that provide a management solution suite. All programs interact in real-time with Commander calls and databases via an Ethernet Local Area Network (LAN) or a Wide Area Network (WAN).

Commander provides technologically advanced call control and management tools targeted at investigation and law enforcement in the inmate telephone control industry. Commander includes live monitoring, debit and recording features. The Commander system can be structured to use pre-paid debit cards that support specialized tariffs and call timing. With pre-paid debit cards, Commander provides complete control and security.

The existing Commander system is ported to support multiple vendors’ equipment, which makes the product more flexible in its operation and also pricing. We are developing Commander’s investigative software to provide a single repository for storing call records, recordings and other documents related to a specific case or investigation.

MinuteMan

The MinuteMan product, which is also built on our BubbleLink technology, is a complete turnkey system. The MinuteMan is designed for smaller pre-paid card vendors that want to break free from the resale only mode of the card business.

Aquifer

Aquifer is a software architecture that provides users the ability to develop and manage applications in a secure distributed computing environment. Aquifer has been used in developing several applications within the Department of Defense. Aquifer’s security system is certified by the Department of Defense.

We plan to combine Aquifer’s secure development platform with the transaction processing capabilities of BubbleLink. We believe the products’ synergies will provide an end to end solution for secure communications.

Product Development

We continue to refine our core BubbleLink software technology. The BubbleLink software provides a hosting platform for telephony transactions and processes. The BubbleLink technology supports our existing Commander family of inmate products and the MinuteMan pre-paid card system. Management believes the addition of Aquifer to our product offerings gives us greater flexibility with product design and will help keep our business competitive.

Government Contracts

Virtually all of our SMEI’s and RTI’s revenues are dependent upon continued funding of the United States government agencies that we serve. The portion of revenues contingent on government funding was primarily SMEI’s and RTI’s which represented approximately 77% of our total revenues for the twelve months ended December 31, 2006 and 71% for the year ended December 31, 2005. The full revenue contribution of RTI occurred in the 4 th quarter of 2006 since the acquisition closed late in the 3 rd quarter (September 19, 2006). Any significant reductions in the funding of United States government agencies or in the funding of specific programs served by or targeted by our business could materially and adversely affect our operating results.

           U.S. government contracts are subject to termination for convenience by the government, as well as termination, reduction or modification in the event of budgetary constraints or any change in the government’s requirements. In addition, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as Congress makes appropriations for future fiscal years. Any failure of such agencies to continue to fund such contracts or failure by Congress to make sufficient appropriations to the relevant agencies could have a material adverse effect on our operating results.

Sales and Marketing

We employ a direct sales team to market our products to IT organizations, systems integrators and IP carriers. Our direct sales team primarily focuses on independent regional carriers. SMEI markets its Aquifer Application Services Platform to mid to large-sized commercial accounts, federal government agencies, systems integrators and independent software vendors that are building Windows rich Internet applications. Aquifer’s products, training and services are focused on the .NET Windows Forms application development market where enterprise IT organizations and systems integrators are tasked with building and managing applications that run on the Internet using the .NET Framework.

SMEI employs the following tactics to sell the Aquifer Application Services Platform:

Direct Sales to Enterprise IT Organizations and Systems Integrators - A direct sales force performs this activity. This segment includes all new federal, systems integrator and commercial accounts. SMEI believes that reference-ability is a key post-sale objective.

Targeted Marketing - With the help of extensive lead generation, public relations and targeting marketing communication materials, SMEI hopes to establish itself as a leader in the rich Internet application development and management market with an emphasis on security over both wired and wireless communications. The tactics include marketing materials directed at DOD agencies, the financial services and health care markets and other markets where strong security is a common requirement. Print media, direct mail, trade shows/conferences and live Web casts are the main components of lead generation for SMEI.

Strategic Alliances - SMEI plans to continue to form strategic alliances with federal and commercial systems integrators and Web services performance management vendors to sell SMEI’s products as value-added resellers and to enhance Aquifer’s capabilities by integrating with other vendor’s performance monitoring capabilities. SMEI believes that engaging marketing an delivery channels that are not currently available to the company will broaden market reach, increase delivery bandwidth in some instances, and yield a greater return on sales and marketing expenditure.

Important partnerships SMEI has developed recently include:

•
Microsoft. SMEI is a Microsoft Certified Partner. Recently, Aquifer’s security model and its presence on the Navy Marine Corps Intranet (NMCI) network have attracted interest from Microsoft Federal and from Microsoft Business Development in Redmond. SMEI is currently working with Redmond to develop a NMCI formal Microsoft/SMEI case study describing the benefits of .NET and Aquifer.

•
AmberPoint. AmberPoint is a Silicon Valley-based software company that builds and markets management solutions for Web services. SMEI and AmberPoint co-market products to federal governmental agencies. SMEI plans to integrate Aquifer and AmberPoint to help developers more easily and accurately monitor the .NET applications they build.

SMEI’s goal is to turn every Aquifer customer into a reference account. SMEI believes that first hand testimonials describing the productivity gains with Aquifer are of great value and can significantly enhance sales and marketing efforts

Ricciardi Technologies, Inc. (“RTI”)

About Ricciardi Technologies Inc.

RTI was formed in 1992 with the goal of providing a cost-effective method for customers in both the private and public sector to meet their growing needs for dependable systems and software solutions. RTI provides turn-key solutions, as well as on-site consulting and engineering support. RTI has a diverse group of software and hardware engineers who practice proven design, development and implementation processes and standards. RTI is organized into four distinct divisions to better serve our clients’ focus and needs:

•
RTI’s E-Solutions Divisioncombines its experience in mission critical systems, distributed systems, web development, and knowledge environments to provide our customers with cutting-edge IT solutions for distributed e-business and web infrastructure.

•
RTI’s Mobile Solutions Division works closely with the other RTI divisions to provide support in the areas of wireless communication and portable device data management. MSD solutions deal with real-time data management as well as mission critical solutions to government/military and commercial customers.

•
RTI’s Professional Services Division provides both on-site and off-site consulting and engineering support. PSD has formed long-term and on-going relationships with companies such as Lockheed Martin, Motorola, Logistics Management Institute, BAE Systems, and Hughes Network Systems, to support their continuing engineering and consulting needs.

•	RTI’s Software Systems Division (SSD) provides hard core and/or real-time embedded and mission critical solutions to government, military and commercial customers.

RTI is headquartered in Manassas Virginia, with additional on-site personnel at client locations in Virginia, Maryland, and California.

Research and Development

Our research efforts are focused on adapting new technologies to current and potential products. Efforts in research cover new techniques in software development and component technologies. We are continuously redesigning and updating our existing products to integrate the latest technologies. As we expand our products in existing markets and make initial steps into new markets, increases in research expenditures will become necessary.

Intellectual Property

In June 1998, we were granted a patent (Patent No. 5,768,355) from the U.S. Patent and Trademark Office on a three-way call detection system.

On December 21, 2004 the United States Patent and Trademark Office issued trademark serial number 78326540 for the name “Aquifer.” SMEI has not yet received the Certificate of Registration.

No assurance can be given as to the scope of any patent protection. We believe that rapid technological developments in the communications and IT industries may limit the protection afforded by its patents. Since our patents precisely define the parameters of their technology, that information may allow competitors to modify the technology in order to circumvent the original patent. Accordingly, we believes that our success is dependent on its engineering competence, service, and the quality and economic value of products.

Customer Support

Lattice Incorporated

Our technical support staff provides telephone support to customers using a computerized call tracking and problem reporting system. We also provide initial installation and training services for our products. We have instituted an annual maintenance contract which entitles customers to software updates, technical support and technical bulletins.

SMEI

The SMEI team includes in-house experts in GIS supporting technologies such as ESRI’s ArcSDE, Oracle Spatial, UNIX and Windows to ensure a stable architecture and operating environment for enterprise applications. As current customers of this service, the Naval Information Technology Center (NITC) receives architectural and database support, systems integration analysis, and technical support from SMEI.

Competition

There are six major competitors in the call control platform field. Of these competitors, T-Netis and Evercom both provide call control systems as part of a telecommunications service offering. In addition, both these companies sell directly to the correctional facilities while we only sell to service providers. We compete with these companies primarily by offering service providers customized call control features not available on any other platform. Our technology is primarily deployed in smaller facilities where large competitors do not directly compete. This has created a market to sell to smaller regional service provides where the competition does not require major capital expenditures or large-scale support. The larger facilities which make up the majority of the market share are controlled by the major carriers such as Verizon or by larger competitors such as Evercom and T-Netix. Although the regional carriers only account for a small percentage of the inmate market, the competitive landscape is more favorable to us. Key equipment providers that compete with us in this market are Omni Phone and Radical. Both companies manufacture call control systems for this market. Our key competitive advantage in this market is the features our technology provides and our 3-way call detection.

As a company offering IT services, SMEI’s services market is fragmented and highly competitive. SMEI faces competition from companies providing IT outsourcing and business process outsourcing solutions. SMEI also competes with software vendors in the .NET Web Application Services Platform market. Potential competitors of SMEI’s Aquifer software include:

•
Kinitos, Inc. delivers an enterprise deployment solution that allows IT to maintain centralized control of existing Windows Forms clients. The Kinitos .NET platform centralizes control of the monitoring, deployment and updating of existing Windows Forms client applications throughout the network. It handles policy based client deployment and rollback, enables real time monitoring and delivers centralized reporting of client applications.

Kinitos also has a component that provides client-side “plumbing” for creating Windows Forms applications. It handles the communications from client to server, provides online/offline services, reliable messaging, logging and dynamic updating of client applications.

•
ObjectWare, Inc. markets its IdeaBlades technology as an application development platform for the rapid creation of smart client applications. ObjectWare leverages Microsoft .NET technology to streamline development, deployment and maintenance processes while simplifying the supporting hardware and software environments.

Government Regulation

The Federal Communications Commission requires that some of our products meet Part 15 and Part 68 of the Code of Federal Regulations. Part 15 (subpart B) deals with the suppression of radio frequency and electro-magnetic radiation to specified levels. Part 68 deals with protection of the telephone network. Other than Federal Communication Commission requirements, our business is not subject to material governmental regulation. Because all of the components used in our equipment are purchased from other suppliers their components have already satisfied FCC requirements. As a result FCC regulation does not impact our product.

Employees

As of August 30, 2007, we had 70 full time employees and no part time employees. We supplement full-time employees with subcontractors and part-time individuals, consistent with workload requirements. None of our employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

As of August 30, 2007, SMEI had 25 full time employees and one part time employee. None of SMEI’s employees are covered by a collective bargaining agreement. SMEI considers relations with its employees to be good.

As of August 30, 2007, RTI had 35 full time employees. None of RTI’s employees are covered by a collective bargaining agreement. RTI considers relations with its employees to be good.

Legal Proceedings

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Description of Property

We lease a 3,000 square foot office in an industrial park in Pennsauken, New Jersey. This space is also used to test our products and for other corporate activities. Our lease began June 1, 2003 and is for a term of three years at $2,812 per month.

SMEI leases a facility located at 12100 Sunset Hills Road, Reston, Virginia 20191. The facility is comprised of 7,072 square feet of office space. The lease is pursuant to a Lease Agreement dated October 1, 2005. The lease commenced October 1, 2005 and ends September 30, 2007. SMEI currently pays $16,501 per month under the lease. The lease is for two years with one two-year renewal at the then current market rate with current market escalators.

RTI leases a facility located at 8306 Rugby Road, Manassas VA. The facility is comprised of 3,166 square feet of space. The term of the lease is 3 years with one renewal option for an additional 5 year term. We pay rent of $5,500 a month for the RTI facility.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. There are no family relationships among any of our Directors and Executive Officers.

Name	Age	Position
Paul Burgess	41	President, chief executive officer and director
Joe Noto	47	Chief financial officer and secretary
Eric D. Zelsdorf	40	Chief technology officer
Michael Ricciardi	47	Chief operating officer
Jeannemarie Devolites Davis	50	Director
Robert E. Galbraith	62	Director
Thomas F. Gillett	60	Director
Donald Upson	52	Director

Background of Executive Officers and Directors

Paul Burgess, President, Chief Executive Officer and Director.    From March 1, 2003 until February 14, 2005, Mr. Burgess was our Chief Operating Officer. As of February 9, 2005, Mr. Burgess was appointed our President and Chief Executive Officer. On February 14, 2005, Mr. Burgess was appointed a member of our Board of Directors. From January 2000 to December 2002, Mr. Burgess was President and Chief Financial Officer of Plan B Communications. Prior to Plan B Communications, Mr. Burgess spent three years with MetroNet Communications, where he was responsible for the development of MetroNet’s coast to coast intra and inter city networks. Mr. Burgess was also influential in developing the operations of MetroNet during the company’s early growth stage. Prior to joining MetroNet, Mr. Burgess was with ISM, a company subsequently acquired by IBM Global Services, where he was responsible for developing and deploying the company’s distributed computing strategy.

Joe Noto, Chief Financial Officer and Secretary, joined Lattice in March 2005 as Vice President of Finance and served in that position until May 2005 when he accepted the position of Chief Financial Officer. Prior to joining the Company, from 2002 to 2005, Mr. Noto was VP/Controller heading financial operations at Spectrotel Inc. (formerly Plan B Communications), a communications service provider. From 2000 to 2002, Mr. Noto was the Finance Director at Pivotech Systems, a communications software start-up Company. Mr. Noto holds a B.A. degree from Rutgers College and is a Certified Public Accountant of New Jersey and is a member of the American Institute of CPA’s and the New Jersey Society of CPA’s.

Eric D. Zelsdorf, Chief Technology Officer Mr. Zelsdorf founded SMEI in 1997 and since then he has been the Chief Technology Officer, President and a Director of SMEI. Mr. Zelsdorf has led SMEI since its inception and currently advises clients as well as industry standards groups on the implementation of secure Web services and enterprise architecture and integration. From 1992 to 1997, Mr. Zelsdorf was Vice President and Chief Technology Officer for ECG, Inc.

Michael Ricciardi, Chief Operating Officer. Mr. Ricciardi founded RTI and served as its president and chief executive officer and led the company’s technical team and operations since its inception in 1992. He has spent his career in software development and information management in the field of distributed and embedded systems. Prior to forming RTI, Mr. Ricciardi was the founder and principle in MAR-Computer Systems Designers, which specialized in system integration services. He also had prior experience with United Technologies Defense Systems, Sperry Marine Systems, Loral Advanced Projects and CACI Distributing Systems. Ricciardi is a graduate of the S.U.N.Y at Buffalo with a double major in applied mathematic and computer science. He also earned his master’s degree in computer science from the New York Institute of Technology.

Robert E. Galbraith, Director. Mr. Galbraith is currently a consultant to firms seeking innovative technical solutions in the security marketplace. Areas in which Mr. Galbraith has consulted include: data encryption, internet telephony (VoIP), intelligent data recording, secure local and wide area network solutions, physical security and biometric security. Prior to consulting, Mr. Galbraith was President, owner and technical administrator of Secure Engineering Services, Inc. (“SESI”) from its inception in 1979 until the firm was sold in 1996. During this period, SESI provided services and equipment to the U.S. Forces and NATO component Forces in Europe. Clients included the U.S. Army, Navy and Air Force, the SHAPE Technical Center, Euro Fighter Program, Sandia Labs, JPL, MITRE and NATO programs.

Jeannemarie Devolites Davis, Director. Ms. Davis is a member of the Virginia State Senate. Ms. Davis served in the Virginia House of Delegates for three terms, before being elected to the State Senate. Ms. Devolites is also a partner with ICG Government, a technology consulting group. Ms. Davis earned a BA in Mathematics from the University of Virginia in 1978.

Thomas F. Gillett, Director. Mr. Gillett has held a number of executive level positions with Qwest Communications, including President QCC (Qwest IXC), Senior Vice President for Corporate Development & Strategy and Vice President Merger Integration. Mr. Gillett has also worked at a venture capital firm, Alta Communications and held a senior position at Cable Television Laboratories. Mr. Gillett holds undergraduate and graduate degrees in Management Engineering and Management from Rensselaer Polytechnic Institute.

Donald Upson, Director. Mr. Upson recently retired as the Commonwealth of Virginia’s first Secretary of Technology. Mr. Upson has more than two decades of government, corporate, and high technology experience. Mr. Upson is a graduate of California State University Chico.

Board Committee Composition

At each annual meeting of stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting of stockholders following election. The exact number of directors is to be determined from time to time by resolution of the board of directors.

We have an audit committee. The members of our audit committee are Donald Upson, Jeannemarie Devolites, Thomas F. Gillett and Robert E. Galbraith, all of whom are independent.

We also have a compensation committee. The members of the compensation committee are Paul Burgess, Jeannemarie Devolites Davis , Robert Galbraith, Thomas Gillett, and Donald Upson.

Employment and Consulting Agreements

On February 4, 2005, we entered into an employment agreement with SMEI and Eric D. Zelsdorf. Under the agreement, Mr. Zelsdorf will be employed as SMEI’s Chief Technology Officer until December 31, 2007. For his services, SMEI agreed to pay Mr. Zelsdorf a base salary of $160,000 per year. Mr. Zelsdorf also may be paid an incentive bonus based on a percentage of his base salary. We agreed to grant Mr. Zelsdorf stock options upon completion of the acquisition of SMEI in accordance with our employee stock option program. The exercise price of the stock options are to be set at the stock price at the close of the acquisition of SMEI. The agreement will terminate upon the following events and conditions:

(a) upon expiration of its terms;

(b) for cause by SMEI immediately upon written notice;

(c) For cause by Mr. Zelsdorf immediately upon written notice;

(d) without cause by either party upon written notice;

or (e) in the event Mr. Zelsdorf is unable to perform services required under the agreement by reason of incapacity or disablement for more than six months.

Cause by SMEI is defined in the agreement as: a material breach by Mr. Zelsdorf, a felony conviction or any willful act or omission of dishonesty which causes harm to SMEI. Resignation of Mr. Zelsdorf with cause is defined to include, but not limited to: a reduction in position and/or responsibilities, a material change in Mr. Zelsdorf’s reporting structure, or relocation beyond 30 miles of SMEI’s principal office. If the agreement is terminated by SMEI without cause or if Mr. Zelsdorf resigns with cause, Mr. Zelsdorf will be entitled to all compensation and benefits otherwise remaining unpaid under the remaining term of the agreement and all stock options which have been granted under the agreement will become immediately vested and exercisable. In the event Mr. Zelsdorf is terminated for cause or resigns voluntarily, no compensation will be due to him other than what was earned through the date of termination.

On February 14, 2005, upon effectiveness of the acquisition of SMEI, we entered into an Executive Employment Agreement Amendment with Paul Burgess. Under the Executive Employment Agreement Amendment, Mr. Burgess is employed as our Chief Executive Officer for an initial term of three years. Thereafter, the Executive Employment Agreement Amendment may be renewed upon the mutual agreement of the parties. Mr. Burgess will be paid a base salary of $225,000 per year under the Executive Employment Agreement Amendment. We previously agreed to grant Mr. Burgess 200,000 shares of restricted stock. This grant was replaced by the grant of fully vested options to purchase 200,000 shares of common stock at an exercise price of $0.30 per share. We also agreed to grant Mr. Burgess fully vested options to purchase an additional 200,000 shares of common stock at an exercise price of $0.50 per share as a bonus for services rendered during 2004. Further, upon the effective date of the Executive Employment Agreement Amendment, we agreed to grant Mr. Burgess options to purchase 600,000 shares of common stock at an exercise price of $1.00 per share, which will vest one-third each year over a three-year period beginning February 14, 2005. In addition, we agreed to pay Mr. Burgess an incentive bonus based on 1% of the revenue of the most recent 12-month period of any acquisitions closed by us during the term of the Executive Employment Agreement Amendment. The Executive Employment Agreement Amendment may be terminated by Mr. Burgess at his discretion by providing at least 30 days prior written notice to us. In the event our business is acquired, or we are the non-surviving party in a merger, or we sell all or substantially all of our assets, the surviving company is bound to the provisions of the Executive Employment Agreement Amendment. In September 2006, Mr. Burgess’ employment agreement was amended to provide that he will receive an incentive bonus based on five percent of our before tax net income of the most recent twelve month period of any acquisitions closed by us during the term of the agreement, so long as such before tax net income also resulted in an increase in earnings per share. The incentive salary payment shall be made within thirty day of the close of any such transactions. The amendment also added a provision that provides that following the termination of the agreement and for one year thereafter Mr. Burgess will not engage in the information and communication technology business in the United States where we then have officers and/or sell our products.

On March 7, 2005, we signed a three year employment agreement with Joe Noto to be our Vice President of Finance and Administration, at an initial annual base salary of $130,000. The term of the agreement is for three years commencing February 1, 2005. Thereafter, the agreement may be renewed upon mutual agreement of the parties. Mr. Noto is entitled to a cash incentive bonus equal to 20% of base salary based on meeting predetermined objectives. As part of the agreement he will receive medical, vacation and profit sharing benefits consistent with our current policies. The agreement may be terminated by Mr. Noto upon at least 30 days prior written notice to us. The agreement may be terminated by us upon five days notice to Mr. Noto in the event Mr. Noto: (a) is in material breach of the agreement; (b) habitually neglects his duties; (c) engages in any dishonest conduct, damages the our reputation or standing or is convicted of any criminal act or engages in any act of moral turpitude. The agreement provides that in the event Mr. Noto is promoted to the position of Chief Financial Officer, his base salary will adjust to not less than $150,000 per year. Effective May 12, 2005, Mr. Noto assumed the position as our Chief Financial Officer at an annual base salary of $150,000. In September 2006, Mr. Noto’s employment agreement was amended to add a provision that provides that following the termination of the agreement and for one year thereafter Mr. Noto will not engage in the information and communication technology business in the United States where we then have officers and/or sell our products.

In September 2006, we entered into an employment agreement with Michael Ricciardi, pursuant to which he is serving as our Chief Operating Officer. Pursuant to his employment agreement, Mr. Ricciardi is to receive a base salary of $165,000 per year and an annual bonus of not less than 30% of his then current base salary, if established revenue and personal goals are achieved. In addition, the Company is to granted an incentive stock option to purchase 125,000 shares of the common stock at an exercise price of $.60 per share. The term of the agreement is three (3) year unless sooner terminated pursuant to its terms. Thereafter, the Agreement shall automatically renew from year to year unless terminated as provided therein.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Company adopted Statement of Financial Accounting Standards ("SFAS") No.123 (Revised 2004), "Share Based Payment," ("SFAS 123R"), as required in the first fiscal year of the Company commencing after December 15, 2005 using the modified prospective method. The Company adopted SFAS 123 in January 2006. Accordingly amounts provided for 2005 do not reflect changes made to recently amended Regulation S-B Item 402 or SRAF 123R.   The following information is furnished for the years ended December 31, 2006 and 2005 for our principal executive officer and the two most highly compensated officers other than our principal executive officer who was serving as such at the en of our last completed fiscal year:

Name and Principal Position	Year	Salary $		Bonus $ (1)	Stock Awards $	Option Awards $ (2)	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $		Total $

Paul Burgess	2006	$112,500	(3)	$52,500							$165,500
President, Chief Executive Officer and Director	2005	$220,833				$420,000					$640,833

Joseph Noto	2006	$150,000		$30,000	—	—					$180,000
Chief Financial Officer	2005	$120,967			—	$40,000					$160,967

Mike Ricciardi (4)	2006	$41,250		—		$75,000			$15,000	(5)	$131,250
Chief Operating Officer	2005	—		—

Eric Zelsdorf	2006	$160,000									$160,000
Chief Technology Officer	2005	$146,667									$146,667

(1) Represents performance bonus earned in the year when paid.

(2) These amounts represent the estimated present value of stock options or warrants at the date of grant, calculated using the Black-Scholes options pricing model.

(3) Mr. Burgess waived $112,500 of his 2006 compensation

(4) Mr. Ricciardi ’ s salary is partial year since his hire date was September 19, 2006 coinciding with the acquisition of RTI. Included in Mr. Ricciardi compensation is $15,000 pursuant to a consulting arrangement with Mr. Ricciardi ’ s spouse. This arrangement expires March 30, 2007. Additionally Mr. Ricciardi received 125,000 options with a strike price of $0.60 per share which vest annually over three years from date of hire.

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Underexercised Unearned Options #	Option Exercise Price $		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That have not vested $	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares Units or Other Rights That have not Vested $
Joseph Noto	66,667	133,333	(1)	—		$1.00	July 2015

Paul Burgess	200,000 200,000 400,000	— — 200,000	(2)		$ $ $	0.30 0.50 1.00	May 2014 Oct’ 2014 Feb’ 2015

Michael Ricciardi	—	125,000	(3)			$0.60	Sept 2016

(1)	66,667 vests July 2007 and 66,667 vests July 2008

(2)	200,000 vests February 2008

(3)	41,667 vests September 2007, 41,667 vests September 2008 and 41,667 vests September 2009

DIRECTOR COMPENSATION

Compensation of Directors

Effective after December 31, 2006 Directors are compensated $1,000 per in-person Director’s meeting. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.   We have paid $4,000 to our directors for service on the Board from January 1, 2007 to June 12, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 4, 2005, we entered into a consulting agreement with SMEI and Herbert B. Quinn, Jr., which is effective as of the date we completed the acquisition of SMEI. Under the agreement, Mr. Quinn will perform strategic analytical and advisory services as reasonably requested by SMEI’s Chief Executive Officer. For his services, SMEI agreed to pay Mr. Quinn $150,000 per year. Mr. Quinn also is eligible to receive options under our stock option plan or any similar plan that is in effect. The term of the agreement is for one year and will automatically renew for one additional year unless either party gives at least 30 days prior written notice of their intent not to extend the agreement. The agreement does not contain any termination provisions.

In connection with our purchase of all of the issued and outstanding stock of RTI:

•
we paid Michael Ricciardi, our chief operating officer, $ 512,064 and issued to him 717,975 shares of common stock; 162,560 shares of series B preferred stock, which on September 18, 2007 automatically converted into 135,466 shares of common stock; and an option to purchase 125,000 shares of our common stock at a purchase price of $0.65 per share.

•
we paid Marie Richardi, Mr. Ricciardi’s spouse, $1,056,135 we issued to her 1,480,823 shares of our common stock and 335,281 shares of our Series B preferred stock, which on September 18, 2007 automatically converted into 279,400 shares of our common stock.

•
we paid $656,082 to Michele Ricciardi and issued Marie and Michael Richardi Custodian for their minor child under the Uniform Gifts to Minors Act 208,280 shares of our Series B preferred stock which on September 18, 2007 automatically converted into 173,566 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of October 3, 2007 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (2)
Paul Burgess (3)	800,000	4.6%
Eric D. Zelsdorf	583,560	3.3%
Robert Galbraith (4)	124,500	*
Michael Ricciardi (5)	3,741,849	21.4%
Marie Riccirdi (5)	3,741,849	21.4%
Burlington Assembly of God (6) 2035 Columbus Road Burlington, New Jersey 08016	1,000,000	5.7%
Joe Noto (3)	66,667	*
Dragonfly Capital Partners, LLC (7) 420 Lexington Avenue Suite 2620 New York, New York 10170	978,200	5.6%
Jeannemarie Devolites Davis	-	*
Thomas F. Gillett	-	*
Donald Upson	-	*
Alan Bashforth (8)	1,659,836	9.5%
All named executive officers and directors as a group (8 persons)	5,316,576	30.4%

*   Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Lattice Incorporated , 7150 N. Park Drive, Suite 500, Pennsauken, NJ 08109.

(2)
Applicable percentage ownership is based on 16,629,848 shares of common stock outstanding as of August 30, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents shares issuable upon exercise of options.

(4)	Includes 5,000 shares owned by Mr. Galbraith’s wife, as to which Mr. Galbraith disclaims beneficial interest

(5)
Mr. and Mrs. Ricciardi are husband and wife. The number of shares beneficially owned by each of them includes (a) 717,974 shares owned by Michael Ricciardi, (b) 1,480,823 shares owned by Marie Ricciardi, and (c) 919,905 shares owned by them as custodian for their minor child. Mr. and Mrs. Ricciardi disclaims beneficial interest in the shares owned by the other and their minor child.

(6)	Represents 666,667 shares of common stock and 333,333 shares of common stock issuable upon exercise of warrants.

(7)
Warrants issued to Dragonfly as placement fees for the Barron financing. These warrants were issued in 2 traunches of 489,100 each with a strike price of $0.50 and $1.25 per share respectively with a five year term.

(8)
Includes: (a) 16,500 shares owned by Mr. Bashforth; (b) 152,000 shares owned by Innovative Communications Technology, Ltd., which is controlled by Mr. Bashforth; (c) 436,336 shares owned by Calabash Holdings Ltd., which is controlled by Mr. Bashforth; and (d) 200,000 shares issuable upon exercise of options held by Calabash Holdings Ltd exercisable at 0.50 per share which expire March 31, 2008; and (e) 600,000 warrants exercisable at $1.00 per share which expire 2012 and (f) 170,000 shares and 850,000 warrants issued in connection with the private placement of common stock between April 14 th and May 11, 2006. The warrants are five year warrants and have a strike price of $1.20 per share.

Barron Partners owns notes and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the note and warrant, by their terms, may not be converted or exercised if such conversion or exercise would result in Barron Partners or its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of our voting securities is a party adverse to our business or has a material interest adverse to us.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of August 30, 2007, we had 16,629,848 shares of common stock outstanding and 1,000,000 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include the designations, rights and preferences including preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of us. In September 2006, we filed a certificate of Designation to designate 9,000,000 shares as Series A Convertible Preferred Stock and 1,000,000 shares as Series B convertible Redeemable Preferred Stock.

Pursuant to the transaction with Barron, our board of directors approved, a restated certificate of incorporation, which was approved by our shareholders in December 2006. The restated certificate of incorporation, among other provisions, effected a one-for-ten reverse split in the Company’s common stock, and changed our name to Lattice Incorporated.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $.23 per share, subject to adjustment.

In connection with the Barron transaction we issued Barron a convertible note in the principal amount of $4,500,000 (the “Note”). Upon the filing of the restated certificate of incorporation with the State of Delaware, principal and interest due on the Note automatically converted into 7,826,087.

The series A preferred stock and warrants provide for an adjustment in the conversion price of the note and series A preferred stock and the exercise price of the warrants if the Company’s earnings before interest, taxes, depreciation and amortization is less than a specified amount per share, on a fully-diluted basis, with a maximum reduction of 30% for each year. The target EBITDA per share is $.019 for 2006 and $.0549 for 2007. The amount of reduction per year is the percentage shortfall. Thus, a 15% shortfall will result in a 15% reduction in the applicable conversion or exercise price then in effect. For purpose of determining fully-diluted, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% Limitation. The per share amounts are adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization, including the reverse split effected by the restated certificate of incorporation.

The following table sets forth the initial conversion price of the series A preferred stock, which is issuable upon conversion of the Note, and the exercise price of the and the adjusted numbers if (a) the EBITDA per share for both 2006 and 2007 is 15% below the respective targets (a “15% shortfall”) and (b) the EBITDA per share for 2007 is 50% or more below the target (a “50% shortfall”). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and are based on the assumption that no notes or preferred stock are converted into common stock until the adjustment has been made. There is no adjustment in the number of shares issuable upon exercise of the warrants. The number of issuable upon conversion reflects the number of shares issuable upon the conversion of all of the shares of series A preferred stock that are issuable upon conversion of the note.
	Conversion Price	Shares Issuable Upon Conversion	$.5 warrant Exercise Price	$1.25 warrant Exercise Price
Unadjusted	$.23	19,565,217	$.5	$1.25
15% shortfall	$.166	27,079,886	$.361	$.903
30% shortfall	$.113	39,929,015	$.245	$.612

The series A preferred stock has no voting rights, except as required by law. However, so long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the shares of the Series A Preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend its certificate of incorporation or other charter documents in breach of any of these provisions, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that the notes or series A preferred stock cannot be converted and the warrants cannot be exercised to the extent that such conversion or exercise would result in the investor and its or his affiliates owning beneficially more than 4.9% of our common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions cannot be modified.

In connection with the acquisition of the all of the shares of RTI we issued 1,000,000 shares of our series B Preferred Stock. Each share of series B Preferred Stock automatically converted into common stock on September 18, 2007, at the conversion rate of five sixths of a share of common stock, subject to adjustment in the event of stock dividends, splits and other distributions, combinations of shares or reverse splits or other recapitalizations. The Company had the option until September 18, 2007, to redeem the series B Preferred Stock at a redemption price of $0.50 per share. Except as otherwise provided by law, the holders of the series B Preferred Stock do not have voting rights. However, the vote of the holders of a majority of the outstanding shares of series B Preferred Stock shall be required for any amendment to the statement of designations setting forth the rights, preferences, privileges and limitations of the holders thereof. If, and only if, the vote of the holders of the series B Preferred Stock is required by law in connection with any merger or consolidation or a sale of all or substantially all of the Company’s business and assets, the holders of the series B Preferred Stock shall vote with the holders of the Common Stock (and any other classes or series of capital stock that have similar voting rights) on an “as-if converted” basis.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation or By-laws that restrict us from declaring dividends.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

As permitted by the DGCL, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. In addition, our By-laws require us to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Lattice Incorporated by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Peter C. Cosmas Co., CPAs, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

Lattice Incorporated is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N.E. Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Lattice Incorporated has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Lattice Incorporated and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

  INDEX TO FINANCIAL STATEMENTS

LATTICE INCORPORATED (FORMERLY SCIENCE DYNAMICS CORPORATION) AND SUBSIDIARIES

For the Three Months Ended March 31, 2007 of Lattice Inc.
Condensed Consolidated Balance Sheet as of June 30, 2007 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three and six
months ended June 30, 2007 and 2006 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the six months
ended June 30, 2007 and 2006 (unaudited)	F-4
Notes to condensed consolidated financial statements (unaudited)	F-5

For the Years Ended December 31, 2006 and 2005 of Lattice Inc.
Report of Independent Registered Public Accounting Firm
for the year ended December 31, 2006	F-18
Consolidated Balance Sheet as of December 31, 2006	F-19
Consolidated Statement of Income for the years ended
December 31, 2006 and 2005	F-20
Consolidated statements of Cash Flows for the years ended
December 31, 2006 and 2005	F-21
Consolidated statements of Stockholders' Equity for the years ended
December 31, 2006 and 2005	F-22
Notes to consolidated financial statements	F-23

RICCIARDI TECHNOLOGIES, INC.

For the Six Months Ended June 30, 2006 of Ricciardi Technologies, Inc.
Balance Sheet as of June 30, 2006 (unaudited)	F-44
Statements of Operations for the three months ended June 30, 2006 (unaudited)	F-45
Statements of Cash Flows for the three months ended June 30, 2006 (unaudited)	F-46
Notes to the financial statements (unaudited)	F-47

For the Years Ended March 31, 2006 and 2005 of Ricciardi Technologies, Inc.
Report of Independent Registered Public Accounting Firm
for the year ended March 31, 2006	F-50
Balance Sheet as of March 31, 2006	F-51
Statements of Operations for the years ended March 31, 2006 and 2005	F-52
Statements of Cash Flows for the years ended March 31, 2006 and 2005	F-53
Notes to the financial statements	F-54

LATTICE INCORPORATED (FORMERLY SCIENCE DYNAMICS CORPORATION AND SUBSIDIARIES)

Notes to Unaudited Pro Forma Combined Financial Statements	F-59
Statement of Operations Pro Forma for the twelve months ended December 31, 2006	F-60
Statement of Operations Pro Forma for the twelve months ended December 31, 2005	F-61

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
		December 31,
	June 30, 2007	2006
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$272,174	$392,275
Accounts receivable, net	3,974,858	2,412,164
Inventories	86,329	64,442
Other current assets	102,000	698,514
Total current assets	4,435,361	3,567,395

Property and equipment, net	28,937	37,187
Goodwill	2,547,866	2,547,866
Other intangibles, net	6,303,379	7,344,235
Other assets	96,556	122,935
Total assets	$13,412,099	$13,619,618

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current liabilities:
Accounts payable	$1,558,601	$892,773
Accrued expenses	800,122	1,736,754
Customer deposits	15,000	$15,000
Deferred revenue	-	62,495
Notes payable	1,654,192	1,998,189
Derivative Liability	11,141,149	19,873,782
Total current liabilities	15,169,064	24,578,993

Deferred tax liabilities	406,162	406,162
Minority interest	236,740	135,561

Shareholders' equity (deficit):
Preferred stock - .01 par value
10,000,000 shares authorized 8,826,087 and 1,000,000 issued	88,261	10,000
Common stock - .01 par value, 200,000,000 shares authorized,
16,642,428 and 16,629,848 issued and outstanding
in 2007 and 2006, respectively	166,425	166,425
Additional paid-in capital	33,638,894	24,850,967
Accumulated deficit	(35,895,614)	(36,130,657)
	(2,002,034)	(11,103,265)
Common stock held in treasury, at cost	(397,833)	(397,833)
Shareholders' deficit	(2,399,867)	(11,501,098)
Total liabilities and shareholders' deficit	$13,412,099	$13,619,618

See accompanying notes.

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Sales — Technology services	$6,265,887	$1,882,675	$3,378,808	$964,758
Sales — Technology products	630,487	801,886	341,085	377,996
Total sales	6,896,374	2,684,561	3,719,893	1,342,754

Cost of sales — Technology services	2,945,113	923,924	1,561,851	445,676
Cost of sales — Technology products	212,170	269,820	122,978	115,700
Total cost of sales	3,157,283	1,193,744	1,684,829	561,376

Gross profit	3,739,091	1,490,817	2,035,064	781,378
Operating costs and expenses:
Selling, general and administrative	3,608,003	1,061,197	1,958,852	556,590
Research and development	205,298	218,269	96,257	109,135
	3,813,301	1,279,466	2,055,109	665,725

Operating loss	(74,210)	211,351	(20,045)	115,653
Other income (expense):
Derivative income (expense)	1,060,882	13,445	1,906,247	13,445
Other income	-	13,505	-	13,505
Extinguishment loss	(157,130)	-	-	-
Interest expense	(479,002)	(264,753)	(93,198)	(134,864)
Finance expense	(14,318)	(16,309)	(9,318)	(8,266)
Total other income (expenses)	410,432	(254,112)	1,803,731	(116,180)

Income (loss) before minority interest	336,222	(42,761)	1,783,686	(527)

Minority interest	(101,179)	(14,021)	(54,136)	(6,579)

Net income (loss)	$235,043	$(56,782)	$1,729,550	$(7,106)

Reconciliation of net income (loss) to income applicable to common shareholders:
Net income (loss)	$235,043	$(56,782)	$1,729,550	$(7,106)
Preferred stock dividends	(25,000)	-	(12,500)	-
	$210,043	$(56,782)	$1,717,050	$(7,106)

Income (loss) per common share:
Basic	$0.01	$(0.01)	$0.10	$(0.00)
Diluted	$(0.02)	$(0.01)	$(0.00)	$(0.00)

Weighted average shares:
Basic	16,642,428	9,371,901	16,642,428	9,759,652
Diluted	64,230,056	9,499,330	64,230,056	9,887,081

See accompanying notes.

LATTICE INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$235,043	$(56,782)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Derivative (income) expense	(1,060,882)	(13,445)
Amortization of intangible assets	1,040,856	113,380
Amortization of debt discount (effective method)	205,809	79,332
Amortization of financing expense	127,525	16,309
Extinguishment loss	157,130	-
Minority interest	101,179	14,021
Share-based payments	122,880	-
Depreciation	8,250	35,279
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(1,559,695)	(169,650)
Inventories	(21,887)	4,106
Other current assets	36,167	-
Other assets	26,380	(57,905)
Increase (decrease) in:
Accounts payable and accrued expenses	603,196	(252,328)
Customer deposits	-	(135,199)
Deferred revenue	(62,495)	-
Total adjustments	(275,587)	(366,100)
Net cash provided by (used for) operating activities	(40,544)	(422,882)
Cash flows from financing activities:
Payments on notes payable	(68,000)	(209,000)
Sale of common stock, net	-	1,291,906
Revolving credit facility (payments) borrowings, net	(11,557)	99,875
Net cash (used in) provided by financing activities	(79,557)	1,182,781
Net increase (decrease) in cash and cash equivalents	(120,101)	759,899
Cash and cash equivalents - beginning of period	392,275	53,996
Cash and cash equivalents - end of period	$272,174	813,895

Supplemental cash flow information:
Interest paid in cash	$215,685	-

See accompanying notes.

LATTICE INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1- Organization and summary of significant accounting policies:

a) Organization

Lattice Incorporated (the "Company",) was incorporated in the State of Delaware May 1973 and commenced operations in July 1977. The Company began as a provider of specialized solutions to the telecom industry. Throughout its history Lattice has adapted to the changes in this industry by reinventing itself to be more responsive and open to the dynamic pace of change experienced in the broader converged communications industry of today. Currently Lattice provides advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solution provider focused on developing applications through software on its core platform technology. To further its strategy of becoming a solutions provider, the Company acquired a majority interest in “SMEI” in February 2005. With the SMEI acquisition, approximately 90% of the Company’s revenues are derived from solution services. In September 2006 the Company purchased all of the issued and outstanding shares of the common stock of Ricciardi Technologies Inc. (“RTI”). RTI was founded in 1992 and provides software consulting and development services for the command and control of biological sensors and other Department of Defense requirements to United States federal governmental agencies either directly or though prime contractors of such governmental agencies. RTI’s proprietary products include SensorView, which provides clients with the capability to command, control and monitor multiple distributed chemical, biological, nuclear, explosive and hazardous material sensors. With the SMEI and the RTI acquisitions, approximately 90% of the Company’s revenues are derived from solution services. In January 2007, we changed our name from Science Dynamics to Lattice Incorporated.

b) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Item 310 of Regulation S-B. Accordingly; they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report for Form 10-KSB for the year ended December 31, 2006. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.

The Company’s auditors have emphasized uncertainty regarding our ability to continue as a going concern in their audit reports for our years ended December 31, 2006 and 2005.

c) Principles of consolidation :

The accompanying condensed consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling financial interest is maintained. We consider a controlling financial interest to reflect unimpaired ownership in a majority of the voting common shares of a subsidiary. We consider the effects of minority rights in determining our consolidation rights; there are no minority participation rights related to our consolidated subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation. The minority interests in our consolidated net income (loss) are reflected as a component of minority interest in the accompanying statement of operations. During the periods presented, minority interest represents the minority interest in the income of our 86.0% owned subsidiary, Systems Management Engineering, Inc. (“SMEI”).

d) Use of estimates :

The preparation of these financial statements in accordance with accounting principles generally accepted in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

e) Share-based payments - On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting for Share-based payments , to account for compensation costs under its stock option plans and other share-based arrangements. Prior to January 1, 2006, the Company utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees . Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. For purposes of estimating fair value of stock options, we use the Black-Scholes-Merton valuation technique. For the six months ended June 30, 2007 and 2006, share-based payment expense was $122,880 and $0.00 respectively. As of June 30, 2007, there was approximately $312,000 of total unrecognized compensation cost related to unvested share-based compensation awards granted under the equity compensation plans which does not include the effect of future grants of equity compensation, if any. $312,000 will be amortized over the weighted average remaining service period of two years. See Note 7 for more information.

f) Depreciation, amortization and long-lived assets

Property, plant and equipment - These assets are recorded at cost and increased by the cost of any significant improvements. The Company depreciates the cost over the assets' estimated useful lives using the straight-line method.

Goodwill- Goodwill represents the difference between the purchase price of an acquired business and the fair value of the net assets acquired. Goodwill is not amortized. Rather, the Company tests goodwill for impairment annually (or in interim periods if events or changes in circumstances indicate that its carrying amount may not be recoverable) by comparing the fair value of each reporting unit, as measured by discounted cash flows, to the carrying value to determine if there is an indication that potential impairment may exist. One of the most significant assumptions is the projection of future sales. The Company reviews its assumptions when goodwill is tested for impairment and makes appropriate adjustments, if any, based on facts and circumstances available at that time.

Identifiable intangible assets - These assets are recorded at cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives using the straight-line method. Intangible assets with indefinite lives are not amortized but are subjected to impairment tests along with goodwill, as described above.

At least annually, the Company reviews all long-lived assets for impairment. When necessary, charges are recorded for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

g) Derivative financial instruments and registration payment arrangements:

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (“FAS 133”), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into various types of financing arrangements to fund its business capital requirements, including convertible debt and other financial instruments indexed to the Company’s own stock. These contracts require careful evaluation to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of freestanding derivatives (principally warrants) whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company is required to initially and subsequently measure such instruments at fair value. Accordingly, the Company adjusts the fair value of these derivative components at each reporting period through a charge to income until such time as the instruments acquire classification in stockholders’ equity. See Note 5 for additional information.

As previously stated, derivative financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

During December 2006, the Financial Accounting Standards Board issued FASB Staff Position (FSP) EITF 00-19-2, Accounting for Registration Payment Arrangements , which amended FAS 133..The FASB Staff Position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies (“FAS 5”). FAS 5 provides for the recognition of registration payments when they are both probable of being incurred and reasonably estimable. The Company adopted EITF 00-19-2 in the fourth fiscal quarter of the Company’s year ended December 31, 2006. Accordingly, during the fourth quarter of 2006, the Company recorded a contingent liability of $874,000 related to the liquidated damages as estimated and calculated under FAS 5. As more fully discussed in Note 4(b), our liability was settled during the first quarter of this current fiscal year.

h) Recent accounting pronouncements In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities , (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that FAS 159 will have any material effect on its financial statements.

i)  Earnings per common share The Company calculates earnings per share in accordance with Statements on Financial Accounting Standards No 128, Earnings Per Share (“FAS 128”). Basic earnings per common share is based on the weighted-average number of common shares outstanding in each year and after preferred stock dividend requirements, whether or not declared or paid. Diluted earnings per common share assume that any dilutive convertible debentures and convertible preferred shares outstanding at the beginning of each year were converted at those dates, with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares that could have been purchased by the Company with related proceeds. See Note 8 for the components of the earnings per common share computation.

Note 2- Business acquisition:

On September 19, 2006, the Company closed on its Stock Purchase Agreement with Ricciardi Technologies Inc. (“RTI”) and the holders of all of the outstanding common stock of RTI. The Company completed the acquisition of 19,685 shares of the outstanding common stock of RTI which shares constitute 100% of the issued and outstanding shares of capital stock of RTI on a fully diluted basis. As consideration for such shares of RTI the Company paid (i) $3,500,000 in cash, and issued (ii) 5,000,000 shares of common stock, (iii)a $500,000 promissory note payable in full twelve months from the closing, and (iv)1,000,000 shares of the Company's Series B Convertible Preferred stock. Each share of Series B Preferred Stock will automatically convert into common stock on September 18, 2007, at the conversion rate of 8 1/3 shares of common stock, subject to adjustment in the event of stock dividends, splits and other distributions. The Company may at any time until September 18, 2007 redeem the Series B Preferred Stock at a redemption price of $0.50 per share. To secure the indemnification obligations of the former RTI stockholder, a portion of the purchase price, consisting of $350,000 and 5,833,333 shares of common stock was placed in escrow for a period of 18 months. The common stock issued was valued based upon an average of five days preceding and five days following the date that the Company and RTI agreed to all significant terms of the Agreement, and such terms were publicly disseminated.

As part of the purchase price the Company agreed to pay the former RTI stockholders up to an additional $1,500,000 depending on RTI's EBITDA for the twelve-month period ending on the first anniversary of the Closing date. If RTI's EBITDA is at least $2,250,000 but less than $2,500,000, the former RTI stockholders receive $750,000 and if the EBITDA for such twelve month period is at least $2,500,000, they will receive $1,500,000.

Pursuant to the RTI agreement the Company delivered to the RTI employee’s, incentive stock options to purchase 200,000 shares of common stock at an exercise price of $0.60. In addition, during the two years following the closing, the Company shall grant the RTI employees an additional 50,000 shares in each year of the two year period at an exercise price equal to the market price on the date of issuance. These options have three year vesting and a ten year life.

The total purchase price amounted to $7,820,617 and was allocated as follows, based upon the fair value of assets acquired and liabilities assumed:

Category	Amount
Current assets	$1,230,027
Property and equipment	1,473
Intangible assets	7,490,612
Deposits	9,406
Current liabilities	(910,901)
$7,820,617

Intangible assets acquired consisted of the following:

	Life
Customer relationships	5	$3,382,517
Know how and processes	5	2,924,790
Goodwill	—	484,033
Contractual backlog	1	534,272
Employment contract	1	165,000
		$7,490,612

The Company recorded amortization of $927,476 for the six months ended June 30, 2007 related to the intangible assets listed above. The Company believes that the expansion into this business affords it an opportunity for synergy, thus justifying the amount of goodwill attributed to the acquisition of RTI. Due to certain limitations imposed by the Internal Revenue Service, the Company does not expect goodwill to result in any deductible amounts in the near future.

Note 3- Segment reporting:

Management views its business as two operating units, Technology Products and Technology Services.

	Six Months Ended	Six Months Ended	Three Months Ended	Three Months Ended
	30-June-07	30-June-06	30-June-07	30-June-06
Revenue
Technology Products	$630,487	$801,886	$341,085	$377,996
Technology Services	6,265,887	1,882,675	3,378,808	964,758
Total Consolidated Revenue	$6,896,374	$2,684,561	$3,719,893	$1,342,754

Gross Profit
Technology Products	$418,317	$532,066	$218,107	$262,296
Technology Services	3,320,774	958,751	1 816,957	519,082
Total Gross Profit	$3,739,091	$1,490,817	$2,035,064	$781,378

Note 4 - Notes payable

Notes payable consists of the following as of June 30, 2007 and December 31, 2006:

	2007	2006

Revolving credit facility (a)	579,192	$590,749
Notes Payable - Stockholders/Officers (b)	825,000	893,000
Short term notes payable (c)	250,000	250,000
Convertible note (d)	—	264,440
Total notes payable	1,654,192	1,998,189
Less current maturities, associated with notes payable	(1,654,192)	(1,998,189)

Long-term debt	$—	$—

(a) Revolving line of credit:

On November 10, 2006, the Company secured a Line of Credit facility with Greater Bay Business Funding ("GBBF") for $2,000,000. The line is primarily secured by the Company's accounts receivables. The Advance Rate is 85% of qualifying accounts receivable. Interest on the line is at of Prime (currently 8.25%), plus 6.0%. Upon securing the line with GBBF, the Company repaid in full and closed out the credit facility with Presidential Financial Group. The total outstanding balance on this facility as of June 30, 2007 and December 31, 2006 was $8 and $590,749 respectively. Additionally, the Company incurred an up-front fee of $20,000 which is being amortized on the straight-line method, due to the immaterial amount involved, over the twelve month term of the facility. As of June 30, 2007, $6,667 remains unamortized.

(b) Notes payable stockholders/officers:

The Company has a short-term loan payable to a former officer and stockholder of the Company amounting to $75,000. This note bears interest of 8.0% per annum. The note is an unsecured demand note.

At December 31, 2006 the Company has a short term note payable of $250,000 with a director of the Company. This note is collateralized by proceeds from the future sale of the New Jersey Net Operating Loss in 2006, upon approval from the State of NJ. In the event, the Company is not approved for this program; the Company will repay this note and accrued interest from operating cash flows. The note bears interest at 20.0% per annum and is payable at maturity date of December 31, 2007.

As part of the RTI acquisition the Company issued a note in the amount of $500,000 to the former stockholders of RTI as part of the purchase price. The note is payable in September 2007 and bears an interest rate of 10.0% per annum.

(c) Short term notes:

O n September 18, 2006, the Company entered into an Omnibus Amendment and Waiver Agreement with Laurus Master Fund, LTD (“Laurus”). Under the terms of the amendment, in exchange for full and complete satisfaction of the $2,000,000 note, the Company i) paid Laurus $500,000 ii) issued a seven-year warrant to purchase up to 1,458,333 shares of common stock for an exercise price of $0.1 per share and iii) entered into a Term Note for $250,000 with Laurus. The Term Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. Interest payments are due monthly, in arrears, commencing on August 1, 2006 and ending on the maturity date which is September 18, 2007. The Company estimated the fair value of the warrants on the inception date, and subsequently, using the Black-Scholes-Merton technique because that technique embodies all the assumptions (including volatility, expected terms, and risk free rates) that are necessary to fair value freestanding warrants.

(d) 2006 Barron Financing Arrangement:

On September 19, 2006, the Company entered into a financing arrangement that provided for the issuance of $4,500,000, 6.0% Convertible Promissory Notes, due May 31, 2007, and warrants to purchase 25,000,000 shares of common stock. Proceeds, which were net of $404,851 in cash financing costs, amounted to $4,045,149. The Convertible Promissory Note was convertible into Preferred Stock at $.575; however, if a Restated Certificate of Incorporation was not filed within 150 days, then for each month, the conversion price would be reduced by 6%. Upon filing of the Restated Certificate of Incorporation, the note provided for automatic conversion of the face value into Series B Preferred Stock. The Company concluded that the conversion feature embedded in the note was not afforded either the FAS133 exemption as a “Conventional Convertible” instrument or the FAS133 exemption for derivative instruments indexed to a company’s own stock due to the variable conversion feature; that is, the variable conversion feature results in the presumption that the Company would have insufficient common shares to settle all of its share-indexed obligations. Since share settlement was not considered to be in the Company’s control, certain other non-exempt freestanding derivative instruments (principally warrants to purchase common stock) were considered tainted (that is, the aforementioned presumption puts their share settlement presumably beyond the Company’s control, also) and in accordance with Emerging Issues Task Force Consensus EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock , they were reclassed from stockholder’s equity to liabilities at their fair value of approximately $523,000.

Proceeds from this financing arrangement were allocated to the fair value of the conversion option and warrants, based upon their fair values because share-settlement of these instruments was not considered to be within the Company’s control. There was no basis in the proceeds following the allocation to the derivative financial instruments to allocate to the Convertible Notes Payable. Thus, they were initially recorded a zero value and are subject to amortization over the term using the effective interest method.

The following table illustrates the components of the initial allocation of the net proceeds:

Financial instrument or account:
Warrant derivative, at fair value	$13,895,090
Compound derivative, at fair value	8,113,451
Deferred financing costs	(867,357)
Convertible notes payable	—
Day-one derivative loss	(17,096,035)
$4,045,149

The derivative warrants were issued in two traunches, each having terms of five years. The traunches have exercise prices of $0.50 and $1.20, respectively. The Company recorded the derivative warrants at fair value using the Black-Scholes-Merton Technique because this technique embodies all of the assumptions necessary to fair value non-complex instruments. The compound derivative comprises certain derivative features embedded in the host convertible note payable contract including the variable conversion feature, anti-dilution protections and certain redemption features. These instruments were combined into one compound derivative and bifurcated from the host instrument at fair value. The Company applied the Monte-Carlo valuation technique to fair value this derivative because Monte Carlo embodies all assumptions (including credit risk, interest rate risk, conversion/redemption behaviors) necessary to fair value complex, compound derivative financial instruments. Fair values of our derivative financial instruments are highly influenced by our trading stock price and volatility, changes in our credit risk and market interest rates. Further derivative income or expense will reflect changes in these underlying assumptions.

As reflected in the above table, proceeds were insufficient to record the derivative financial instruments at their fair values. Accordingly, the Company was required to recognize a day-one derivative loss in its statement of operations in the amount of $17,096,035. This charge was recorded in the Company’s third fiscal quarter of its year ended December 31, 2006.

The Restated Certificate of Incorporation was filed on February 2, 2007, at which time, the conversion rate on the Convertible Promissory Notes became fixed at $.575 and the bifurcated conversion option no longer required separate derivative classification and accounting under FAS 133. However, we were required to adjust the derivative value to fair values on the date of this event and recognize the adjustments in income. Based on the guidance of EITF 06-07, Issuers Accounting for a Previously Bifurcated Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No.133 , when a previously bifurcated conversion option no longer requires bifurcation, the Company is required to immediately adjust the derivative to fair value and reclass that amount to stockholder’s equity. Application of this standard resulted in reclassification of the fair value of the embedded conversion feature on the event date (amounting to $7,223,234) to paid in capital. The warrants continue to require classification as derivative warrants because, notwithstanding the Company’s re-established ability to share settle all of its share-indexed financial instruments, the warrants continue to fail certain other requirements for equity classification (principally the requirement of payment of penalties in the event of non-filing of reports with the Securities and Exchange Commission; a requirement under the arrangement presumed not to be within our control).

Generally, under EITF 06-07, the host debt instrument remains subject to continued amortization using the effective method following the reclassification of the embedded conversion feature to stockholder’s equity However, in accordance with the terms of the agreement, the convertible note automatically converted into Preferred Stock upon the filing of the Restated Certificate of Incorporation. Based on the guidance of APB 26, Early Extinguishment of Debt and a related Accounting Interpretation of APB Opinion No. 26, the carrying amount of the debt, including the unamortized discount was credited to the capital accounts upon conversion to reflect the stock issued and no gain or loss was recognized. Adoption of this guidance resulted in reclassification of $27,776 to the capital accounts.

On February 7, 2007, the Company entered into a letter agreement with Barron provided for (i) the waiver of all accrued and unpaid liquidated damages for not filing the registration statement and (ii) the extension to a later date of certain mandated events, such as the re-composition of the Board. This waiver required compensation in the form of warrants to purchase 1,900,000 shares of common stock which were valued at approximately $1,031,000 using the Black-Scholes-Merton technique. Significant assumptions used in the model included: exercise price of $.50; volatility factor of 126.43%; 5 year term to expiration; and a risk free rate of 4.73%. Since the warrants met the eight conditions for equity classification provided in EITF 00-19, the fair value of these warrants was classified as equity. As discussed in Note 1, the Company had an accrued liability amounting to $874,000 for liquidating damages and, accordingly, the difference between the fair value of the warrants and the carrying amount of the liability was recognized as a loss on extinguishment of approximately $151,000.

Note 5 - Derivative financial instruments:

The balance sheet caption derivative liabilities at December 31, 2006 consists of (i) embedded conversion features and (ii) the Warrants, issued in connection with the 2005 Laurus Financing Arrangement, the 2006 Omnibus Amendment and Waiver Agreement with Laurus. Derivative liabilities at June 30, 2007 consist of the warrants issued in connection with the 2005 Laurus Financing Arrangement, the 2006 Omnibus Amendment and Waiver Agreement and the 2006 Barron Financing Arrangement. These derivative financial instruments are indexed to an aggregate of 46,923,550 and 46,923,550 shares of the Company’s common stock as of June 30, 2007 and December 31, 2006, respectively, and are carried at fair value. The following tabular presentation sets forth information about the derivative instruments for the six months ended June 30, 2007 and 2006:
Derivative income (expense)	Six months ended June 30, 2007		Six months ended June 30, 2006	Three months ended June 30, 2007	Three months ended June 30, 2006
Conversion features	$	(467,120)	$13,445	$-	$13,445
Warrant derivative		$1,528,002	$-	$1,906,247	$-

Liabilities	June 30, 2007	December 31, 2006
Compound derivative	$-	($ 6,756,114)
Warrant derivative	($ 11,141,149)	($ 13,117,668)

Freestanding derivative instruments, consisting of warrants that arose from the Laurus and Barron financings are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions used in the Black Scholes models included: exercise or strike prices ranging from $0.10 - $1.25; volatility factors ranging from 82.61% - 139.49% based upon forward terms of instruments; terms-remaining term for all instruments; and a risk free rate ranging from 4.92% - 5.03%.

Embedded derivative instruments consist of multiple individual features that were embedded in the convertible debt instruments. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were, as attributable to each convertible note, aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments were valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled redemption privileges) that are necessary to value these complex derivatives.

Note 6. Stockholders’ equity:

On August 28, 2006, the Company designated 9,000,000 shares as Series A Convertible Preferred Stock (“Series A Preferred”) and 1,000,000, shares as Series B Convertible Redeemable Preferred Stock (“Series B Preferred”), each with a stated par value of $.01 per share.

The Series A Preferred shares do not have voting rights or cumulative dividends. The preferred shares are convertible into the Company’s common stock at a fixed conversion price of $.23 per common share, subject to adjustment in certain instances, including the issuance by the Company of common stock at a price less $.23 per share. In the event the Company’s EBITDA for the year ended December 31, 2006 is less than $.019 per share or if the Company’s EBITDA for the year ended December 31, 2007 is less than $.0549 on a fully-diluted basis, then the conversion price will be reduced by the percentage shortfall, up to a maximum of 30%. Each share of Series A Preferred is convertible into 25 shares of the Company’s common stock and will be automatically converted into common stock upon a change in control or liquidation, at an amount equal to $.575 per share. The Series A Preferred stock ranks senior to holders of common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. If the Company does not deliver conversion shares in accordance with the terms of the agreement, the Company will be required to pay liquidating damages of $50 per trading day for each $5,000 of conversion value. These damages will increase to $100 per trading day after three trading days and $200 per trading day after six trading days.

The Series B Preferred shares do not have voting rights unless a vote is required by law in connection with a merger, consolidation or sale of substantially all of the Company’s assets. The holders of the Series B Preferred shares are entitled to receive an annual dividend of $.05 per share, payable quarterly, commencing November 1, 2006. The Series B Preferred stock ranks senior to holders of common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. One year from the date the Certificate of Designation is filed, the preferred stock will automatically convert into common stock at a rate of 8 1/3 shares of common stock for every share of Series B Preferred Stock. The Company has the right to redeem the Series B Preferred Stock, any time prior to one year from the date the Certificate of Designation is filed with the Secretary of State, at $.50 per share.   No dividends have been declared on the Series B Preferred Stock.

On February 2, 2007 the Company affected a one-for-ten reverse stock split restating the common shares from 166,424,280 to 16,642,428. All reference to shares has been restated to reflect the reverse.

On February 2, 2007 the Company file a restated certificate of incorporation with the State of Delaware, upon the effectiveness the principal and interest due on the Barron note was automatically converted into 7,826,087 shares of the Company's Series A Preferred Stock as is determined by dividing the principal amount of the note by the Conversion Price, which initially is $.575.

Note 7-Share-based payments:

2002 Employee Stock Option Plan

On November 6, 2002 the stockholders approved the adoption of The Company's 2002 Employee Stock Option Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the"Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder. The maximum number of options made available for issuance under the Plan are two million (2,000,000) options. The options may be granted to officers, directors, employees or consultants of the Company and its subsidiaries at not less than 100% of the fair market value of the date on which options are granted. The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company.

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards ("SFAS") No.123 (Revised 2004), "Share Based Payment," ("SFAS 123R"), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

	Number of	Number of	Weighted-
	Options	Options	Average
	Available	Outstanding	Exercise Price
Balance January 1, 2007	467,000	1,371,000	$1.00
Options granted under Plan	—	—
Options expired	—	—
Balance June 30, 2007	467,000	1,371,000	$1.00

No options were issued in the six month period ended June 30, 2007 and 2006.

The weighted-average fair value per share of the options granted during 2007 and 2006 was estimated on the date of grant using the Black-Scholes-Merton option pricing model; the following assumptions were used to estimate the fair value of the options at grant date based on the following:

	2007	2006
Risk-Free interest rate	4.65%	4.92%
Expected dividend yield		—
Expected stock price volatility	156%	156%
Expected option Life	10 years	10 years

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Income (loss) applicable to common stockholders, as reported	$210,043	$(56,782)	$1,717,050	$(7,106)
Reconciliation to numerator for diluted earnings per share:
Preferred stock dividends	25,000	—	12,500	—
Income on derivative warrants	(1,528,002)	**	(1.906,247)	—
Numerator for diluted earnings per share	$(1,292,959)	$(56,782)	$(176,697)	$(7,106)

Weighted average shares	16,642,428	9,371,901	16,642,428	9,759,652
Reconciliation to denominator for diluted earnings per share
Dilutive derivative warrants	27,011,111	—	27,011,111	—
Shares indexed to convertible preferred stock	20,398,517	—	20,398,517	—
Dilutive employee options	178,000	127,429	178,000	127,429
Denominator for diluted earnings per share	64,230,056	9,499,330	64,230,056	9,887,081
Earnings per common share:
Basic	0.01	(0.01)	0.10	(0.00)
Diluted	(0.02)	(0.01)	(0.00)	(0.00)

The above table includes only dilutive instruments and their effects on earnings per common share.

Note 9. Restatement:

The accompanying consolidated balance sheet as of December 31, 2006 has been restated to correct an error related to the improper expense of $720,185 direct financing costs that are required to be recorded in stockholders’ equity. Accordingly, accumulated deficit and paid-in capital in the accompanying restated balance sheet are each lower by the amount of the restatement.

The Company is currently engaged in amending its Annual Report on Form 10-KSB for this error and certain other disclosures, which we believe are appropriate, that have arisen from a review of our recent filings by the Securities Exchange Commission. We anticipate that we will file our amended Annual Report on Form 10-KSB before the close of the third-fiscal quarter of the year ended December 31, 2007.

Report of Independent Registered Public Accounting Firm

To The Board of Directors and
Shareholders of Lattice Incorporated (formerly Science Dynamics Corp.)

We have audited the accompanying consolidated balance sheets of Lattice Incorporated (formerly Science Dynamics Corp.). and its subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' (deficit), and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing   the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lattice Incorporated and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Lattice Incorporated will continue as a going concern. As discussed in Note1 (b) to the financial statements, the Company has generated significant losses and requires additional working capital to continue operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are more fully described in Note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peter C. Cosmas Co. CPA’s

Peter C. Cosmas Co. CPA’s
370 Lexington Ave.
New York, NY 10017
March 9, 2007

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2006	2005
	(Restated)
ASSETS

Current assets:
Cash and cash equivalents	$392,275	$53,997
Accounts receivable - trade	2,412,164	706,255
Inventories	64,442	6,049
Other current assets	698,514	190,581
Total current assets	3,567,395	956,882

Property and equipment, net	37,187	35,279
Goodwill	2,547,866	2,063,833
Other intangibles, net	7,344,235	1,077,110
Other assets	122,936	19,213
		-
Total assets	$13,619,618	$4,152,317

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	892,773	986,505
Accrued expenses	1,736,754	1,084,555
Customer deposits	$15,000	$150,199
Customer prepayments	62,495	-
Current maturities notes payable	1,998,189	2,667,942
Derivative liabilities	19,873,782	462,462
Total current liabilities	24,578,993	5,351,663

Deferred tax liabilities	406,162	-
Minority interest	135,561	78,316

Shareholders' equity (deficit):
Preferred stock - .01 par value:
10,000,000 shares authorized, 1,000,000 and -0- issued and outstanding	10,000	-
Common stock - .01 par value:
200,000,000 shares authorized, 16,642,428 and 8,967,477 issued
16,629,848 and 8,954,897 outstanding in 2006 and 2005 respectively.	166,425	89,675
Additional paid-in capital	24,850,967	19,609,720
Accumulated deficiency	(36,130,657)	(20,579,224)
	(11,103,265)	(879,829)
Common stock held in treasury, at cost	(397,833)	(397,833)

Total shareholders' equity (deficit)	(11,501,098)	(1,277,662)

Total liabilities and shareholders' equity (deficit)	$13,619,618	$4,152,317

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005
	(Restated)

Sales - Technology products	$1,692,052	$1,224,042
Sales - Technology services	5,802,836	3,011,227
Total sales	7,494,888	4,235,269

Cost of sales - Technology products	554,136	439,483
Cost of sales - Technology services	2,801,085	1,834,281
Total cost of sales	3,355,221	2,273,764

Total Gross Profit	4,139,667	1,961,505

Operating costs and expenses:
Research and development	435,768	431,021
Selling, general and administrative	3,248,013	2,537,365
	3,683,781	2,968,386

Operating income (loss):	455,886	(1,006,881)

Other income (expense):
Derivative income (expense)	(13,753,295)	370,027
Extinguishment (loss)	(158,266)	—
Interest expense	(704,178)	(509,007)
Finance expense	(1,334,335)	(26,979)
Total other expenses	(15,950,074)	(165,959)

Net (loss) before income tax benefit	(15,494,188)	(1,172,840)
Income tax benefit	—	216,058

Net loss before minority interest	(15,494,188)	(956,782)
Minority interest	(57,245)	93,679

Net loss	$(15,551,433)	$(863,103)
Reconciliation of net loss to loss applicable to common shareholders:
Net loss, as reported above	$(15,551,433)	$(863,103)
Preferred stock dividends	(8,333)	-
Loss applicable to common shareholders	$(15,559,766)	$(863,103)

Income (loss) per common share:
Basic	$(1.31)	$(0.10)
Diluted	$(1.31)	$(0.10))

Weighted average shares:
Basic	11,888,458	8.508,529
Diluted	11,888.458	8,508,529

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2006	2005
	(Restated)
Cash flows from operating activities:
Net (loss)	$(15,551,433)	$(863,103)

Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation	40,831	107,825
Amortization Intangible assets	739,454	56,690
Amortization of debt discount	371,753	154,702
Stock based compensation	90,612	5,000
Financing expense	1,334,335	26,979
Derivative (income) expense	13,753,295	(370,027)
Minority interest	57,245	(93,679)
Extinguishment loss	158,266	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(818,847)	535,754
Inventories	23,150	44,969
Other current assets	(69,472)	(14,809)
Other assets	1,649	(64,401)
Increase (decrease) in:
Accounts payable and accrued expenses	(270,269)	489,745
Customer deposits	(135,199)	150,199
Deferred revenue	62,495	-
Total adjustments	16,059,483	1,028,947
Net cash provided by (used in)`operating activities	(212,135)	165,844

Cash flows from investing activities:
Acquisitions	(3,665,638)	(1,655,325)
Cash acquired in acquisitions	156,772	5,519
Purchase of property and equipment	(39,837)	(12,212)
Net cash (used) in investing activities	(3,548,703)	(1,662,018)

Cash flows from financing activities:
Issuance of common stock	1,293,906	-
Repayment of convertible notes payable	(1,000,000)	-
Financing fees in connection with Barrons financing and
revolving accounts receivable line	(553,059)	-
Loans from stockholders and officers	250,000	188,301
Loans paid stockholders and officers	(245,629)	(78,912)
Payment of bank notes payable	-	(131,250)
Issuance of convertible debt (Barrons)	4,450,000	1,867,500
Short term notes paid	(234,000)	(66,000)
Net borrowing (payment) on revolving credit facility	137,898	(422,149)

Net cash (used in) provided by financing activities	4,099,116	1,357,490

Net increase (decrease) in cash and cash equivalents	338,278	(138,684)

Cash and cash equivalents beginning of period	53,997	192,681

Cash and cash equivalents end of period	$392,275	$53,997

Supplemental information:
Interest paid	$315,470	$235,718
Taxes paid	$-	$-

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE TWO YEARS ENDED DECEMBER 31, 2006

	Preferred Stock		Common Stock		Additional Paid-In		Treasury
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Shares	Amount	Tota l
December 31, 2004			5,396,417	53,964	16,566,639	(19,716,121)	12,580	(397,833)	(3,493,351)

Discount on 2005 Laurus Note					16,735				16,735

Issuance of common stock Convertible debt Conversion			1,542,872	15,429	1,336,158				1,351,587

Issuance of Stock Acquisition of SMEI			1,655,325	16,553	1,340,813				1,357,366

Issuance of Common to SMEI Employees			65,863	659	67,020				67,679
Warrants issued					10,000				10,000

Issuance of Common Stock issued for Service			307,000	3,070	272,355				275,425

Net Loss						(863,103)			(863,103)

Balance December 31, 2005	-	-	8,967,477	89,675	19,609,720	(20,579,224)	12,580	(397,833)	(1,277,662)

Issuance of common stock Private Placement June 2006			2,274,951	22,750	1,371,156				1,393,906

Issuance of Stock Acquisition of RTI			5,000,000	50,000	3,040,000				3,090,000

Issuance of Common to Keshet Funds on Extinguishment of debt			300,000	3,000	177,000				180,000

Laurus Amendment July 06			100,000	1,000	57,500				58,500

Preferred “Series B” issued	1,000,000	10,000			504,979				514,979

Issuance of Common Share-based comp.	—	—			90,612				90,612

Net loss (restated)		-				(15,551,433)			(15,551,433)

Balance December 31, 2006	1,000,000	$10,000	16,642,428	$166,425	$24,850,967	$(36,130,657)	12,580	$(397,833)	($11,501,098)

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and summary of significant accounting policies:

a) Organization:

Lattice Incorporated (formerly Science Dynamics Corp.) (the "Company"), was incorporated in the State of Delaware May 1973 and commenced operations in July 1977. The Company began as a provider of specialized solutions to the telecom industry. Currently Lattice provides advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solutions provider focused on developing applications through software on its core platform technology. To further its strategy of becoming a solutions provider, the Company acquired a majority interest in "SMEI" in February 2005. On September 19, 2006, the Company purchased all of the issued and outstanding shares of the common stock of Ricciardi Technologies Inc. ("RTI"). RTI was founded in 1992 and provides software consulting and development services for the command and control of biological sensors and other Department of Defense requirements to United States federal governmental agencies either directly or though prime contractors of such governmental agencies. RTI's proprietary products include SensorView, which provides clients with the capability to command, control and monitor multiple distributed chemical, biological, nuclear, explosive and hazardous material sensors.

b) Basis of presentation and going concern:

The Company has incurred losses of ($15,551,433) and ($863,103) during the years ended December 31, 2006 and 2005, and has a working capital deficiency of ($21,011,598) as of December 31, 2006. These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern. In addition, the Company’s auditors have emphasized the going concern uncertainty in their audit reports for both 2006 and 2005. Management acknowledges the basis for the going concern emphasis, given the Company’s historical net losses and working capital deficits. However, it should be noted that the execution of management’s plans have resulted in improvements in the Company’s operating performance in 2006, which is evidenced by an increase in operating income to $455,886 for the year ended December 31, 2006, compared to an operating loss of ($1,006,881) during the year ended December 31, 2005. Improvements in the operating income are led by increased sales by approximately 76.9% compared to 2005; such increases arose through both organic growth and acquisitions. Further management was able to increase the availability of its revolving credit facility financing from $1 million to $2 million. Finally, upon the effectiveness of its restated certificate of incorporation on February 2, 2007, the Company was able to convert its $4.5 million note payable to Barron to Series A Preferred Stock as well as reclassify approximately $8,733,000 of related derivative liabilities to stockholders’ equity. The Company’s ability to continue as a going concern is dependent upon management’s continuing and successful execution on its business plan to achieve profitability. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

c) Principles of consolidation:

The consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where Company ownership is less than 100%, the outside stockholders' interests are shown as minority interests. Investments in affiliates over which the Company has significant influence but not a controlling interest are carried on the equity basis.

The accompanying financial statements include the operating results of Systems Management Engineering Systems, Inc. (SMEI), a majority owned (86%) subsidiary of Lattice from February 14, 2005 (Acquisition Date) to December 31, 2006. On February 14, 2005 the Company recorded on its Balance Sheet a Minority Interest Liability of $171,995 representing the net asset value not acquired by the Company. The carrying value of the minority interest of $171,995 has since been reduced by $3,180 at December 31, 2006 giving effect to SMEI’s cumulative operating results.

d) Use of estimates:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

e) Inventories:

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

f) Depreciation, amortization and long-lived assets:

Property, plant and equipment - These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. The Company depreciates the cost evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Goodwill- Goodwill represents the difference between the purchase price of an acquired business and the fair value of the net assets. Goodwill is not amortized. The Company tests goodwill for impairment annually ( or in interim periods if events or changes in circumstances indicate that its carrying amount may not be recoverable) by comparing the fair value of each reporting unit, as measured by discounted cash flows, to the carrying value to determine if there is an indication that potential impairment may exist. One of the most significant assumptions is the projection of future sales. The Company reviews its assumptions each time goodwill is tested for impairment and makes appropriate adjustments, if any, based on facts and circumstances available at that time.

Identifiable intangible assets - These assets are recorded at original cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

At least annually, the Company reviews all long-lived assets for impairment. When necessary, charges are recorded for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

g) Cash and cash equivalents:

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

h) Income taxes:

The Company accounts for income taxes in accordance with Statements on Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes", (SFAS No. 109) which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the entity’s financial statements. ,

i)    Revenue recognition:

Revenue is recognized when all significant contractual obligations have been satisfied and collection of the resulting receivable is reasonably assured. Revenue from product sales is recognized when the goods are shipped and title passes to the customer. The company applies the guidance of SOP-97.2 with regards to its software products. Under this guidance, the Company determined that its product sales do not contain multiple deliverables for an extended period beyond delivery where bifurcation of multiple elements is necessary. The software is embedded in the products sold and shipped. Revenue is recognized upon delivery, installation and acceptance by the customer. PCS (post-contract customer support) and upgrades are billed separately and when rendered or delivered and not contained in the original arrangement with the customer. Installation services are included with the original customer arrangement but are rendered at the time of delivery of the product and invoicing.

The Company provides IT and business process outsourcing services under time-and-material, fixed-price contracts, which may extend up to 5 years. Services provided over the term of these arrangements may include, network engineering, architectural guidance, database management, expert programming and functional area expert analysis   Revenue is generally recognized when the product or service is provided and the amount earned is not contingent upon any further event.

j) Fair value disclosures:

Management believes that the carrying values of financial instruments, including, cash, accounts receivable, accounts payable, and accrued liabilities approximate fair value as a result of the short-term maturities of these instruments. As discussed in Note 1(k), below, derivative financial instruments are carried at fair value.

k) Derivative financial instruments

Derivative financial instruments, as defined in Financial Accounting Standard No. 133, Accounting for Derivative Financial Instruments and Hedging Activities (“FAS 133”), consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into various types of financing arrangements to fund its business capital requirements, including convertible debt and other financial instruments indexed to the Company’s own stock. These contracts require careful evaluation to determine whether derivative features embedded in host contracts require bifurcation and fair value measurement or, in the case of freestanding derivatives (principally warrants) whether certain conditions for equity classification have been achieved. In instances where derivative financial instruments require liability classification, the Company is required to initially and subsequently measure such instruments at fair value. Accordingly, the Company adjusts the fair value of these derivative components at each reporting period through a charge to income until such time as the instruments acquire classification in stockholders’ equity. See Note 5 for additional information.

As previously stated, derivative financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. The Company estimates fair values of derivative financial instruments using various techniques (and combinations thereof) that are considered to be consistent with the objective measuring fair values. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies and the expected means of settlement. For less complex derivative instruments, such as free-standing warrants, the Company generally uses the Black-Scholes-Merton option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. For complex derivative instruments, such as embedded conversion options, the Company generally uses the Flexible Monte Carlo valuation technique because it embodies all of the requisite assumptions (including credit risk, interest-rate risk and exercise/conversion behaviors) that are necessary to fair value these more complex instruments. For forward contracts that contingently require net-cash settlement as the principal means of settlement, the Company projects and discounts future cash flows applying probability-weightage to multiple possible outcomes. Estimating fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in the trading market price of our common stock, which has a high-historical volatility. Since derivative financial instruments are initially and subsequently carried at fair values, our income (loss) will reflect the volatility in these estimate and assumption changes.

During December 2006, the Financial Accounting Standards Board issued FASB Staff Position (FSP) EITF 00-19-2, Accounting for Registration Payment Arrangements , which amended FAS 133..The FASB Staff Position specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies (“FAS 5”). FAS 5 provides for the recognition of registration payments when they are both probable of being incurred and reasonably estimable. The Company adopted EITF 00-19-2 in the fourth fiscal quarter of the Company’s year ended December 31, 2006. Accordingly, during the fourth quarter of 2006, the Company recorded a contingent liability of $874,000 related to the liquidated damages as estimated and calculated under FAS 5. As more fully discussed in Note 4(b), our liability was settled during the first quarter of this current fiscal year.

l) Share-based payments:

On January 1, 2006, the Company adopted SFAS 123(R), “Share-Based Payments” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), share-based payments are measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s service period, which is generally the vesting period of the equity grant. The Company adopted SFAS 123(R) using the modified prospective application method and, accordingly, no prior periods have been restated to give effect to the adoption of the standard. Under this method, compensation cost recognized during the year ended December 31, 2006 includes: (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all stock-based awards granted after January 1, 2006, based on the grant-date fair value estimated in accordance with SFAS 123(R).

Prior to January 1, 2006, the Company accounted for share-based payments to employees under the intrinsic value method in accordance with APB 25, as permitted under SFAS 123. Under this standard, compensation cost was recognized for the difference in the quoted market price on the date of grant, less the exercise price. Accordingly, in the absence of intrinsic value in the award, the Company did not recognize compensation cost for our stock option awards or our employee stock purchase plan because we issue options at exercise prices equal to the market value of our stock on the date of grant and because our employee stock purchase plan is non compensatory.

See Note 14 for a description of the Company’s share-based compensation plans, information related to awards granted under those plans and additional information on the company’s adoption of FAS 123R.

The following table illustrates the pro forma effect on net income and earnings per share for the years ended December 31, 2005 if we had recognized compensation expense by applying the fair value based method to all awards as provided for under SFAS 123:
2005
Net loss, as reported	$(863,103)
Deduct compensation expenses (Fair Value Options)	(299,124)
Deduct compensation expense (Fair Value Warrants)	(504,241)

Pro forma net loss	$(1,666,468)

Basic and diluted net loss per share
As reported	($0.10)
Pro forma	($0.20)

m)  Income (loss) per common share The Company calculates income (loss) per common share in accordance with Statements on Financial Accounting Standards No 128, Earnings Per Share (“FAS 128”). Basic earnings per common share is based on the weighted-average number of common shares outstanding in each year and after preferred stock dividend requirements, whether or not declared or paid. Diluted earnings per common share assume that any dilutive convertible debentures and convertible preferred shares outstanding at the beginning of each year were converted at those dates, with related interest, preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased bydilutive shares issuable upon exercise of those stock options for which market price exceeds exercise price, less shares that could have been purchased by the Company with related proceeds.

n) Recent accounting standards:

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS 157 on January 1, 2008, and have not yet determined the impact, if any, on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. We adopted SAB 108 on December 31, 2006, and there was no impact on our consolidated financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and No. 140 (“SFAS 155”). SFAS 155 amends SFAS 133, which required that a derivative embedded in a host contract that does not meet the definition of a derivative be accounted for separately under certain conditions. SFAS 155 is effective for all financial instruments acquired or issued (or subject to a remeasurement event) following the start of an entity’s first fiscal year beginning after September 15, 2006. We adopted SFAS 155 on January 1, 2007, The Company does not expect the adoption of SFAS 155 to have a material impact on its consolidated results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007. We estimate compliance with FIN 48 will not have a material impact on our consolidated results of operations or cash flows.

o) Reclassifications:

Certain amounts in prior year financial statements and related notes have been reclassified to conform to the 2006 presentation.

Note 2—Acquisitions:

Acquisition “SMEI”

On February 14, 2005, the Company completed the execution of a Stock Purchase Agreement (the “Agreement”) with Systems Management Engineering, Inc. ("SMEI") and the holders of a majority of its outstanding common stock. Pursuant to the Agreement, the Company acquired 4,177,500 shares of SMEI common stock which represented 86% of the issued and outstanding shares on the acquisition date. The acquisition of SMEI extends the Company’s offerings into new markets, including the Department of Defense of the United States Government. Based upon criteria set forth in current accounting standards, the Company has accounted for the acquisition as its purchase of SMEI. The results of operations of SMEI are included with those of the Company for all periods following the date acquired.

In connection with the Agreement, the Company issued (i) 1,655,325 shares of the Company's common stock to certain owners of SMEI, (ii) 658,627 shares to former SMEI employees to replace outstanding compensatory SMEI stock options, and (iii) $1,655,325 in cash. The common stock issued was valued based upon an average closing price for five days preceding and five days following the date that the Company and SMEI agreed to all significant terms of the Agreement, and such terms were publicly disseminated. The total purchase price, that includes direct acquisition expenses of $40,000, amounted to $3,120,371 and was allocated as follows, based upon the fair values of assets acquired and liabilities assumed:

Category	Amount
Current assets	$1,197,538
Property and equipment	93,613
Intangible assets	3,197,633
Deposits	2,000
Current liabilities	(1,104,668)
Debt	(93,750)
Minority interest	(171,995)
$3,120,371

Intangible assets acquired consisted of the following:	Life
Goodwill	—	$2,063,833
Contractual backlog (a)	5	854,084
Customer lists	5	279,716
Total amount of intangible assets acquired and weighted average life	5	$3,197,633

a) The company recorded $226,760 and $56,690 of amortization in 2006 and 2005 respectively.

The Agreement extended a contingent (earn-out) provision to SMEI for reaching certain performance goals by December 31, 2005. SMEI did not achieve those performance goals by that date. In addition, the Company believes that expansion into this business affords it an opportunity to enter new markets and develop unique future offerings, thus justifying the amount of goodwill attributed to the acquisition of SMEI. Due to certain limitations imposed by the Internal Revenue Service, the Company does not expect goodwill to result in any deductible amounts in the near future.

The following unaudited condensed pro forma financial information gives effect to the Company’s operations as if the SMEI acquisition had occurred on January 1, 2005. Unaudited pro forma financial information is not necessarily indicative of the results that the Company would have achieved had the acquisition occurred on either of those dates.

Year ended December 31:	2005
Revenues	$4,633,227
Net income (loss) from continuing operations	$(989,755)
Basic and diluted net income (loss) per share from continuing operations	$(0.10)

Acquisition "RTI"

On September 19, 2006, the Company, closed on its Stock Purchase Agreement with Ricciardi Technologies Inc. (RTI) and the holders of all of the outstanding common stock of RTI. The Company completed the acquisition of 19,685 shares of the outstanding common stock of RTI which shares constitute 100% of the issued and outstanding shares of capital stock of RTI on a fully diluted basis. As consideration for such shares of RTI the Company paid (i)$3,500,000 in cash, and issued (ii) 5,000,000 shares of common stock, (iii)a $500,000 promissory note payable in full twelve months from the closing, and (iv)1,000,000 shares of the Company's Series B Convertible Preferred stock. Each share of Series B Preferred Stock will automatically convert into common stock on September 18, 2007, at the conversion rate of 8 1/3 shares of common stock, subject to adjustment in the event of stock dividends, splits and other distributions. The Company may at any time until September 18, 2007 redeem the Series B Preferred Stock at a redemption price of $0.50 per share. To secure the indemnification obligations of the former RTI stockholder, a portion of the purchase price, consisting of $350,000 and 5,833,333 shares of common stock was placed in escrow for a period of 18 months. The common stock issued was valued based upon an average of five days preceding and five days following the date that the Company and RTI agreed to all significant terms of the Agreement, and such terms were publicly disseminated.

As part of the purchase price the Company agreed to pay the former RTI stockholders up to an additional $1,500,000 depending on RTI's EBITDA for the twelve-month period ending on the first anniversary of the Closing date. If RTI's EBITDA is at least $2,250,000 but less than $2,500,000, the former RTI stockholders receive $750,000 and if the EBITDA for such twelve month period is at least $2,500,000, they will receive $1,500,000.

Pursuant to the RTI agreement the Company is to deliver to the RTI employees incentive stock options to purchase 200,000 shares of common stock at an exercise price of $0.60. In addition, during the two years following the closing, the Company shall grant the RTI employees an additional 50,000 shares in each year of the two year period at an exercise price equal to the market price on the date of issuance. These options have three year vesting and a ten year life.

The total purchase price amounted to $7,820,617 and was allocated as follows, based upon the fair value of assets acquired and liabilities assumed:

Category	Amount
Current assets	$1,230,027
Property and equipment	1,473
Intangible assets	7,490,612
Deposits	9,406
Current liabilities	(910,901)
$7,820,617

Intangible assets acquired consisted of the following:

	Life
Customer relationships	5	$3,382,517
Know how and processes	5	2,924,790
Goodwill	—	484,033
Contractual backlog	1	534,271
Employment contract	1	165,000
		$7,490,611

The Company recorded amortization of $512,694 in 2006 related to the intangible assets listed above. The Company believes that the expansion into this business affords it an opportunity for synergy, thus justifying the amount of goodwill attributed to the acquisition of RTI. Due to certain limitations imposed by the Internal Revenue Service, the Company does not expect goodwill to result in any deductible amounts in the near future.

The following unaudited condensed pro-forma financial information gives effect to the Company’s operations as if the RTI acquisition had occurred on January 1, 2006. Unaudited pro forma information is not necessarily indicative of the results that the Company would have achieved had the acquisition occurred on either of those dates.

2006
Revenues	$9,759,858

Net (loss)	$(14,953,922)

Basic and diluted net (loss) per share	$(1.32)

 Note 3-Accounts receivable:

The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at December 31, 2006 and 2005.

Note 4-Property and equipment:

A summary of the major components of property and equipment is as follows:

	2006	2005
Computers, fixtures and equipment	$1,633,452	$1,590,713

Less accumulated depreciation	(1,596,265)	(1,555,434)

Totals	$37,187	$35,279

Note 5-Goodwill and other intangible assets:

The table below presents amortizable intangible assets as of December 31, 2006 and December 31, 2005:

2006	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships	$3,382,517	$(169,126)	$3,213,391
Know how and processes	2,924,790	(146,240)	2,778,550
Customer backlog	1,388,355	(364,288)	1,024,067
Customer lists	279,717	(69,929)	209,788
Employment contract	165,000	(46,562)	118,438
	$8,140,379	$(796,145)	$7,344,234

2005	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer backlog	$854,084	$(42,704)	$811,380
Customer lists	279,716	(13,986)	265,730
	$1,133,800	$(56,690)	$1,077,110

Total amortization expense was $739,454 for the year ended December 31, 2006 and $56,690 for the year ended December 31, 2005.

Estimated annual amortization expense for each year ending December 31 is as follows:

2007	$2,081,710
2008	1,579,767
2009	1,579,767
2010	1,523,077
2011	579,915

Total	$7,344,236

Under SFAS No. 142, “Goodwill and Other Intangibles”, goodwill and other indefinite-lived intangibles must be tested for impairment annually (or in interim periods if events indicate possible impairment). The Company tested goodwill for impairment as of year-end 2006 and 2005 and no impairment was indicated.

Note 6-Segment information:

Management views its business as two strategic operating units: Technology Services and the Technology Products.

	Year Ended		Year Ended
	December 31, 2006		December 31, 2005
Sales:
Technology services	$5,802,836	(a)	3,011,227	(a)
Technology products	1,692,052		1,224,042
Total sales	$7,494,888	(a)	$4,235,269	(a)

Net income (loss)
Technology services	151,052	(a)	(575,456	)(a)
Technology products	(15,702,485)		(287,647)
Total net (loss)	$(15,551,433	)(a)	$(863,103	)(a)

Identifiable assets
Technology services	$12,406,195	(b)	3,896,321	(b)
Technology products	$1,213,422		255,996
Total identifiable assets	$13,619,617	(b)	$4,152,317	(b)

(a) For the Year ended December 31, 2006, operating results reflect the period from September 19, 2006, the date of acquisition of RTI, to December 31, 2006. For the Year ended December 31, 2005, operating results reflect the period from February 14, 2005, the date of the SMEI acquisition, to December 31, 2005

(b) For the Year ended December 31, 2006, includes $2,063,833 of Goodwill related to the SMEI acquisition and $484,033 of Goodwill related to the RTI acquisition. For the Year ended December 31, 2005, includes $2,063,833 of Goodwill related to the SMEI acquisition.

Note 7- Income taxes:

The Company accounts for income taxes in accordance with SFAS No. 109 which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized.

At this time, the Company does not believe it can reliably predict profitability for the long-term. Accordingly, the deferred tax asset applicable to 2006 and 2005 operations has been reduced in its entirety by the valuation allowance.

As a result of the operating losses for the years ended December 31, 1990 and 1992-2006 the Company has available to offset future taxable income with net operating losses of approximately $22,824,292 expiring 2010-2026. In addition, research credits expiring 2006-2019 are available to offset future taxes.

The Company recovered in 2006 and 2005 $0.00 and $216,058 respectively through the sale of New Jersey State net-operating loss carryovers as permitted by the State. This recovery was recognized as a credit from State taxes in the years ended December 31, 2005 Statement of Operations.

The components of the provision (credit) for income taxes from continuing operations is as follows:

	2006	2005
Deferred

Federal	$-	$-

Current
Federal	-	-
State	-	-
	$-	$-

Our reconciliation of income tax benefit computed using the U.S. federal statutory income tax rate of 35% to actual income tax benefit is as follows:

	2006	2005

Income tax benefit at the
U.S. federal statuary tax rate	$5,675,031	$410,494

(Reduction) increase in tax
Benefit from:
Derivative income(loss)	(4,813,653)	129,509
Extinguishment (loss)	(55,393)	-
Amortization of debt discount	(130,114)	(54,146)
Benefit from state taxes	-	(75,620)

Actual income tax benefit not
Provided due to valuation
Allowance	$675,871	$410,237

Components of the Company's deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2006	2005
Deferred tax assets:
Tax benefits related
To net operating
Loss carry forwards
And research tax Credits	$8,063,954	$7,388,083

Valuation Allowance for
Deferred tax Assets	$8,063,954	$7,388,083

Net deferred tax Assets	$-0-	$-0-

Note 8- Commitments:

The Company leases its office, sales and manufacturing facilities under non-cancelable operating leases with varying terms. The leases generally provide that the Company pay the taxes, maintenance and insurance expenses related to the leased assets. The Company signed a two year renewable lease on its Reston,Va office space located at 12100 Sunset Hills pertaining to its subsidiary Systems Management Engineering, Inc. The lease term became effective October 1, 2005 and expires September 30, 2007.

The Company’s also leases space for its Technology Products business located at 7150 North Park Drive, Suite 500, Pennsauken, New Jersey. This lease expires on May 31, 2009. The Company is currently renegotiating with the Landlord to renew the lease.

Future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of December 31, 2006 are as follows:

2007	148,509
2008	36,744
2009	15,310
2010	-0-

Total minimum lease payments	$200,563

Note 9-Notes payable:

Notes payable consists of the following as of December 31, 2006 and December 31, 2005:

	2006	2005
Face value $2,000,000, variable rate (8.0% at December 31, 2005) Secured Convertible Term Note, due in monthly payments of $60,606 commencing June 30, 2005 (a)	$—	$1,442,462
$400,000, 8.0% Secured Convertible Keshet Term Note (b)	—	400,000
Revolving credit facility (c)	590,749	202,851
Notes payable - stockholders/officers (d)	893,000	388,629
Short term notes payable (e)	250,000	234,000
Convertible note (f)	264,440	—
Total notes payable	1,998,189	2,667,942
Less current maturities, associated with notes payable	(1,998,189)	(2,667,942)

Long-term debt	$—	$—

(a) 2005 Laurus Financing Arrangement:

On February 14, 2005, the Company entered into a Securities Purchase Agreement, dated February 11, 2005, with Laurus Master Fund, Ltd. ("Laurus") for the sale of a $2,000,000 principal amount Secured Convertible Term Note (the "Note") convertible at $1.00 per share and a Common Stock Purchase Warrant to purchase 600,000 shares of the Company's common stock at $1.10 that expire February 11, 2012. The sale of the Note and the Warrant were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D under the Securities Act.

The Company received net proceeds of $1,867,500 from the sale of the Note and the Warrant. The Company may only use such proceeds for (i) general working capital purposes, (ii) no less than 80% of the equity interests of Systems Management Engineering, Inc. ("SMEI") pursuant to the Stock Purchase Agreement, as amended, dated as of December 16, 2004 by and among the Company, SMEI and the shareholders of SMEI identified therein, and (iii) the acquisition of 100% of the remaining equity interests of SMEI pursuant to a transaction in form and substance reasonably satisfactory to Laurus.

The Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but not less than 8%. The interest terms include a monthly reset feature that provided for decreases in interest rates pro-rata for certain increases in the Company’s common stock above the conversion rate; such features would not become effective until the underlying common shares are registered. Otherwise, interest was payable monthly in arrears commencing March 1, 2005 and on the first business day of each consecutive calendar month thereafter until the maturity date, February 11, 2008 (each a "Repayment Date"). Amortizing payments of the aggregate principal amount outstanding under the Note were required to begin on June 1, 2005 and recur on the first business day of each succeeding month thereafter until the maturity date (each an "Amortization Date"). Beginning on the first Amortization Date, the Company was required to make monthly payments to Laurus on each Repayment Date, each in the amount of $60,606.06, together with any accrued and unpaid interest to date on such portion of the principal amount plus any and all other amounts which are then owing under the Note, the Purchase Agreement or any other related agreement but have not been paid (collectively, the "Monthly Amount").

In order to secure payment of all amounts due under the Note, as well as the Company's other obligations to Laurus: (i) the Company granted Laurus a lien on all of the Company's assets and also on all assets of the Company's subsidiaries; (ii) the Company pledged all of the capital stock that it owns of each of its subsidiaries; and (iii) each of the Company's subsidiaries executed a Subsidiary Guaranty of such obligations.

Pursuant to the terms of a registration rights agreement, the Company agreed to include the shares of common stock issuable upon conversion of the Note and Warrants in a registration statement to be filed not later than March 13, 2005 and to use its reasonable commercial efforts to cause such registration statement to be declared effective no later than May 12, 2005. Failure to file or become effective results in liquidating damages penalties of 2% per month of the face value of the Note. The Company has been in default on the note by not becoming effective on the registration statement by the required date and by not making the required monthly principal payments to Laurus since June 1, 2005. On November 21, 2005, the Company signed an amendment and waiver with Laurus waiving each Event of Default for our failure to pay accrued interest, and principal through November 1, 2005 and the failure to timely file a Registration Statement with the SEC. As consideration of the waiver, the Company issued to Laurus a seven year warrant to purchase 300,000 shares of the common stock of the Company with an exercise price of $0.75 per share. The Company further agreed to file a Registration Statement to register the shares of Common Stock that may be issued upon exercise of the Additional Warrant within 90 days of the date of the waiver. The Amendment and Waiver agreement was effective November 22, 2005 when the Company paid Laurus $32,236.25 of overdue interest under the secured convertible term note and issued Laurus the Additional Warrant. The Company allocated the fair value of the Additional Warrant to deferred finance costs ($42,275) and derivative expense ($5,725) on a relative fair value basis. The additional deferred finance costs are being amortized through periodic charges to interest expense using the effective interest method which commenced in the fourth fiscal quarter of 2005.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the basis from the 2005 Laurus Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion and interest reset features) in the amount of $444,920, and the Warrant, in the amount, in the amount of $270,000. See Derivative Financial Instruments, below. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $1,285,080. The debt is being amortized through charges to interest expense over the debt term using the effective method. Amortization during the year ended December 31, 2006 amounted to $107,311.

On July 21, 2006, the Company entered into a Forbearance Agreement with Laurus Master Fund, Ltd. (“Laurus”) waiving each Event of Default for the Company’s failure to pay accrued interest, and principal through November 1, 2005 and the failure to timely file a Registration Statement with the SEC. As consideration of the waiver, the Company paid $500,000 and issued 100,000 shares of its common stock to Laurus. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” the Company performed an analysis to determine if the Forbearance Agreement caused an extinguishment of debt. The Company recorded a loss on extinguishment of approximately $121,000 related to this transaction. The Company allocated the fair value of the Common Stock to deferred finance costs ($52,578) and derivative expense ($5,922) on a relative fair value basis. The additional deferred finance costs are being amortized through periodic charges to interest expense using the effective interest method.

On September 18, 2006, the Company entered into an Omnibus Amendment and Waiver Agreement with Laurus. Under the terms of the amendment, in exchange for full and complete satisfaction of the $2,000,000 note, the Company i) paid Laurus $500,000 ii) issued a seven year warrant to purchase up to 1,458,333 shares of common stock for an exercise price of $.10 per share and iii) entered into a Term Note for $250,000 with Laurus. The Term Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. Interest payments are due monthly, in arrears, commencing on August 1, 2006 and ending on the maturity date which is September 18, 2007. In the third quarter of 2006, the Company recognized a loss on extinguishment of approximately $529,000 related to this transaction.

(b) 2001 Keshet Financing Arrangement:

On May 21, 2001, the Company entered into concurrent financing arrangements, each bearing similar terms and conditions, with Keshet Capital for $400,000,. The notes bore interest at 8% and were due and payable in May 2003. The notes were convertible into the Company’s common stock at 85% of the average trading market price over a period of twenty days preceding conversion. In addition, the notes were issued with detachable warrants to purchase 290,908 shares of common stock. The warrants had terms of five years and fixed strike prices of $1.43.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07%. The basis from the 2001 Keshet Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion feature) in the amount of $253,800, and the Warrant, in the amount, in the amount of $133,818. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $12,382. The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07%.

Pursuant to an agreement dated September 18, 2006 between the Company and Keshet Capital, the Company agreed to issue 300,000 shares of common stock in consideration for cancellation of all payment obligations arising under the convertible notes. As a result, according to the provisions of FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, the Company recognized a gain on extinguishment of approximately $492,000 in the third quarter of 2006.

(c) Revolving line of credit:

On November 7, 2005 the Company opened a Line of Credit with Presidential Financial Group. The Line of Credit with Presidential is for a period of 12 months and is a credit facility up to $1,000,000 and is secured by SMEI's accounts receivables. The Advance Rate on the Company's government receivables is 85%. Interest on the line will be charged at the rate of prime plus 2% on the average daily loan balance with a minimum monthly loan balance requirement of $200,000. Additionally, a monthly service charge will be charged at a rate of 1.00% of the average daily loan balance. The total outstanding balance on this facility as of December 31, 2006 and 2005 was $0 and $202,851 respectively.

On November 10, 2006, the Company secured a Line of Credit facility with Greater Bay Business Funding ("GBBF") for $2,000,000. The line is primarily secured by the Company's accounts receivables. The Advance Rate is 85%. Interest on the line will be charged at the rate of prime plus 6%. Upon securing the line with GBBF, the Company repaid in full and closed out the credit facility with Presidential Financial Group. The total outstanding balance on this facility as of December 31, 2006 was $590,749. Additionally, the Company incurred an up-front fee of $20,000 which is being amortized ratably over the twelve month term of the facility. As of December 31, 2006, 16,667 remain unamortized

(d) Notes payable stockholders/officers:

The Company has a short-term loan payable with a former officer and stockholder of the Company amounting to $143,000, this note bears interest of 8% per annum. The note is an unsecured demand note.

At December 31, 2006 the Company has a short term notes payable of $250,000 with a director of the Company. This note is collateralized by proceeds from the future sale of the New Jersey Net Operating Loss in 2006, upon approval from the State of NJ. In the event, the Company is not approved for this program; the Company will repay this note and accrued interest from operating cash flows. The note bears interest at 20% per annum and is payable at maturity date of December 31, 2007.

As part of the RTI acquisition the Company issued a note in the amount of $500,000 to the former Stockholders of RTI as part of the purchase price. The note is payable no later than September 17, 2007 and bears an interest rate of 10% per annum.

(e) Short term notes:

In connection with the September 18, 2006 omnibus amendment and waiver agreement with Laurus the Company entered into a Term Note for $250,000 with Laurus. The Term Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. Interest payments are due monthly, in arrears, commencing on September 19, 2006 and ending on the maturity date which is September 18, 2007.

(f) 2006 Barron Financing Arrangement:

On September 19, 2006, the Company entered into a financing arrangement that provided for the issuance of $4,500,000, 6.0% Convertible Promissory Notes, due May 31, 2007, and warrants to purchase 25,000,000 shares of common stock. Proceeds, which were net of $404,851 in cash financing costs, amounted to $4,045,149. The Convertible Promissory Note was convertible into Preferred Stock at $.575; however, if a Restated Certificate of Incorporation was not filed within 150 days, then for each month, the conversion price would be reduced by 6%. Upon filing of the Restated Certificate of Incorporation, the note provided for automatic conversion of the face value into Series B Preferred Stock. The Company concluded that the conversion feature embedded in the note was not afforded either the FAS133 exemption as a “Conventional Convertible” instrument or the FAS133 exemption for derivative instruments indexed to a company’s own stock due to the variable conversion feature; that is, the variable conversion feature results in the presumption that the Company would have insufficient common shares to settle all of its share-indexed obligations. Since share settlement was not considered to be in the Company’s control, certain other non-exempt freestanding derivative instruments (principally warrants to purchase common stock) were considered tainted (that is, the aforementioned presumption puts their share settlement presumably beyond the Company’s control, also) and in accordance with Emerging Issues Task Force Consensus EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock , they were reclassed from stockholder’s equity to liabilities at their fair value of approximately $523,000.

Proceeds from this financing arrangement were allocated to the fair value of the conversion option and warrants, based upon their fair values because share-settlement of these instruments was not considered to be within the Company’s control. There was no basis in the proceeds following the allocation to the derivative financial instruments to allocate to the Convertible Notes Payable. Thus, they were initially recorded a zero value and are subject to amortization over the term using the effective interest method.

The following table illustrates the components of the initial allocation of the net proceeds:

Financial instrument:
Warrant derivative	$13,895,090
Compound derivative	8,113,451
Convertible notes payable	—
Financing costs, net of cash costs of $454,851	(867,357)
Day-one derivative loss	(17,096,035)
$4,045,149

The derivative warrants were issued in two traunches, each having terms of five years. The traunches have exercise prices of $0.50 and $1.20, respectively. The Company recorded the derivative warrants at fair value using the Black-Scholes-Merton Technique because this technique embodies all of the assumptions necessary to fair value non-complex instruments. The compound derivative comprises certain derivative features embedded in the host convertible note payable contract including the variable conversion feature, anti-dilution protections and certain redemption features. These instruments were combined into one compound derivative and bifurcated from the host instrument at fair value. The Company applied the Monte-Carlo valuation technique to fair value this derivative because Monte Carlo embodies all assumptions (including credit risk, interest rate risk, conversion/redemption behaviors) necessary to fair value complex, compound derivative financial instruments. Fair values of our derivative financial instruments are highly influenced by our trading stock price and volatility, changes in our credit risk and market interest rates. Further derivative income or expense will reflect changes in these underlying assumptions.

As reflected in the above table, proceeds were insufficient to record the derivative financial instruments at their fair values. Accordingly, the Company was required to recognize a day-one derivative loss in its statement of operations in the amount of $17,096,035. This charge was recorded in the Company’s third fiscal quarter of its year ended December 31, 2006.

The Restated Certificate of Incorporation was filed on February 2, 2007, at which time, the conversion rate on the Convertible Promissory Notes became fixed at $.575 and the bifurcated conversion option no longer required separate derivative classification and accounting under FAS 133. However, we were required to adjust the derivative value to fair values on the date of this event and recognize the adjustments in income. Based on the guidance of EITF 06-07, Issuers Accounting for a Previously Bifurcated Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No.133 , when a previously bifurcated conversion option no longer requires bifurcation, the Company is required to immediately adjust the derivative to fair value and reclass that amount to stockholder’s equity. Application of this standard resulted in reclassification of the fair value of the embedded conversion feature on the event date (amounting to $7,223,234) to paid in capital. The warrants continue to require classification as derivative warrants because, notwithstanding the Company’s re-established ability to share settle all of its share-indexed financial instruments, the warrants continue to fail certain other requirements for equity classification (principally the requirement of payment of penalties in the event of non-filing of reports with the Securities and Exchange Commission; a requirement under the arrangement presumed not to be within our control).

Generally, under EITF 06-07, the host debt instrument remains subject to continued amortization using the effective method following the reclassification of the embedded conversion feature to stockholder’s equity However, in accordance with the terms of the agreement, the convertible note automatically converted into Preferred Stock upon the filing of the Restated Certificate of Incorporation. Based on the guidance of APB 26, Early Extinguishment of Debt and a related Accounting Interpretation of APB Opinion No. 26, the carrying amount of the debt, including the unamortized discount was credited to the capital accounts upon conversion to reflect the stock issued and no gain or loss was recognized. Adoption of this guidance resulted in reclassification of $27,776 to the capital accounts.

On February 7, 2007, the Company entered into a letter agreement with Barron provided for (i) the waiver of all accrued and unpaid liquidated damages for not filing the registration statement and (ii) the extension to a later date of certain mandated events, such as the re-composition of the Board. This waiver required compensation in the form of warrants to purchase 1,900,000 shares of common stock which were valued at approximately $1,031,000 using the Black-Scholes-Merton technique. Significant assumptions used in the model included: exercise price of $.50; volatility factor of 126.43%; 5 year term to expiration; and a risk free rate of 4.73%. Since the warrants met the eight conditions for equity classification provided in EITF 00-19, the fair value of these warrants was classified as equity. The Company had an accrued liability amounting to $874,000 for liquidating damages and, accordingly, the difference between the fair value of the warrants and the carrying amount of the liability was recognized as a loss on extinguishment of approximately $151,000.

Note 10 - Derivative Financial Instruments

The balance sheet caption derivative liabilities consist of (i) embedded conversion features that were required to be bifurcated from host debt instruments and (ii) the Warrants, issued in connection with the 2005 Laurus Financing Arrangement, the 2006 Omnibus Amendment and Waiver Agreement with Laurus, and the 2006 Barron Financing Arrangement. These derivative financial instruments are indexed to an aggregate of 46,923,550 and 6,307,242 shares of the Company’s common stock as of December 31, 2006 and 2005, respectively, and are carried at fair value. The following tabular presentations set forth information about the derivative instruments for the year ended December 31, 2006 and 2005:

Derivative income (expense)	Year ended December 31, 2006	Year ended December 31, 2005
Conversion features	$(13,858,526)	$264,752
Warrant derivative	$105,231	$105,275
	$(13,753,295)	$370,027

Liabilities	December 31, 2006	December 31, 2005
Compound derivative	($ 6,756,114)	($ 255,462)
Warrant derivative	($ 13,117,668)	($ 207,000)
Total	($ 19,873,782)	($ 462,462)

Freestanding derivative instruments, consisting of warrants and options that arose from the Laurus and Barron financing are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions used in the Black Scholes models included: conversion or strike prices ranging from $0.1 - $1.10; volatility factors ranging from 35.50% - 126.43% based upon forward terms of instruments; terms-remaining term for all instruments; and a risk free rate ranging from 4.69% - 5.01%. Fair value for forward-based features (principally the interest reset feature) is determined using the income approach; generally discounted cash flows.

Embedded derivative instruments consist of multiple individual features that were embedded in the convertible debt instruments. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were, as attributable to each convertible note, aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled redemption privileges) that are necessary to value these complex derivatives. Significant assumptions included in the Flexible Monte Carlo included: conversion or strike prices ranging from $0.23 - $1.00; volatility factors ranging from 40.70% to 127.01% based upon forward terms of instruments; terms-remaining term for all instruments; equivalent interest rate risk ranging from 3.10% to 11.59% and equivalent yield rate ranging from 11.57% to 13.15%.
.
Note 11- Private placement:

Between April 14, 2006 and May 11, 2006, the Company sold 2,274,951 shares of common stock and warrants to purchase 1,161,587 shares of common stock to various accredited investors in a unit-offering, private placement transaction. The Company received $1,293,906 and exchanged $100,000 of accrued expenses for total proceeds of $1,393,906. Each unit consisted of (i) 10 shares of common stock and (ii) warrants to purchase 5 shares of common stock, for $6.00 per unit. The fair value of the financial instruments comprising each unit amounted to $9.95; representing a fair value of $6.85 for the common stock (at a trading market price of $0.685 per share) and a fair value of $3.10 for the warrants (based upon a Black-Scholes-Merton value of $0.62 per warrant).

Note 12 Common stock:

February 2, 2007 the Company affected a one-for-ten reverse stock split restating the common shares at December 31, 2006 and 2005 from 166,424,280 and 89,841,500 ,respectively to 16,642,428 and 8,984,150 respectively. All reference to shares have been restated to reflect the reverse.

In connection with the purchase of all of the issued and outstanding shares of RTI's common stock, the Company issued 1,000,000 shares of its Series "B" Convertible Preferred Stock. Each shares of Series "B" Convertible Preferred will automatically be converted into the Company's common stock on September 18, 2007 at a rate of 8 1/3 shares of common stock subject to adjustment in the event of dividends, splits and other distributions, combinations of shares or reverse splits or other recapitalizations.

The Company sold a note in the principal amount of $4,500,000 to Barron Partners LP. In connection with the sale of the note, Company's board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, affects a one-for-ten reverse split in the Company's common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval.

Upon the filing of the restated certificate of incorporation with the State of Delaware, principal and interest due on the note shall be automatically converted into such number of shares of the Company's Series A Preferred Stock as is determined by dividing the principal amount of the note by the Conversion Price, which initially is $.575. Prior to such filing, the note is convertible at the Conversion Price at the option of the holder. The filing was effected February 2, 2007 which effected a ten to one reverse split of the Company’s Commons shares. Concurrently, the convertible note and accrued interest converted to Preferred Stock .

Each share of Series A Preferred Stock is convertible into 25 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the Series A Preferred Stock, which is initially $.023 per share, subject to adjustment.

Note 13-Related party transactions:

On September 19, 2006 in connection with the RTI acquisition the Company signed a three year employment contract with Michael Ricciardi the former majority shareholder of RTI. He is the chief operating officer of the Company. His base salary is $165,000 annually, plus bonuses of not less than 30% of his base salary if established revenue and personal goals are achieved. , In addition he will be granted an incentive stock option to purchase 125,000 shares of the Company's common stock at a price of $0.60 per share, pursuant to the Employer's 2002 incentive option plan. The options will have a ten year life and will vest annually on anniversary dates over a three year period.

Marie Ricciardi , spouse of Mike Ricciardi is being compensated $15,000 per quarter from October 1, 2006 to March 31, 2007 for services. The Company has paid $15,000 which has been recorded as expense in 2006.

On August 28, 2006 the Company amended Mr. Paul Burgess's 2003 employment contract as follows: Mr. Burgess will receive an incentive bonus of 5% of the before tax net income of the most recent twelve month period of any acquisition closed by the Company during the term of this contract. On November 3, 2006, the Board of Directors approved a bonus in connection with the RTI acquisition and Barron's financing of $52,500.The bonus was recorded in general and administrative expenses. Mr Burgess is eligible for a bonus of $100,000 upon effective registration of SB2 filed February 12, 2007. Mr. Paul Burgess CEO & President of the Company has waived his right to the base salary of $112,500 for the first half of 2006.

On March 7, 2005, the Company signed a three year employment contract with Joe Noto to be its Vice President of Finance and Administration, at an initial annual base salary of $130,000, He is also entitled to a cash incentive bonus equal to 20% of Base Salary based on meeting predetermined company objectives. In 2006 Mr. Noto was granted a bonus of $30,000. In addition he was granted 2,000,000 options to purchase the Company’s stock at $1.00 per share. He will also receive medical, vacation and profit sharing benefits consistent with the Company's current policies. Effective May 12, 2005, Joe Noto assumed the position as Chief Financial Officer of the Company at an annual base salary of $150,000.

On July 14, 2005, The Company entered into an agreement dated July 1, 2005 terminating the Company's consulting agreement with Calabash Consultancy, Ltd ("Calabash"). Calabash is owned and controlled by Alan C. Bashforth, former Secretary and a director of the Company. Notwithstanding the termination, the 600,000 seven-year warrants with a strike price of $1.00 per share and the 200,000 options with a strike price of $0.50 granted to Calabash under the consulting agreement will remain in effect, subject to the following amendments: (a) the right to exercise the Warrants will commence on March 31, 2006; and (b) the right to exercise the Options will expire March 31, 2008. The Company owed Calabash $125,000 in consulting fees under the consulting agreement.. In May 2006 Mr. Bashforth exchanged $100,000 of this obligation for 166,667 shares of the company common stock and a warrant to purchase 83,333 shares of common stock at $1,20, in connection this the May private placement. The balance was paid in cash.

On February 4, 2005, the Company entered into an Employment Agreement with SMEI and Eric D. Zelsdorf. Under the agreement, Mr. Zelsdorf will be employed as SMEI’s Chief Technology Officer until December 31, 2007. For his services, SMEI agreed to pay Mr. Zelsdorf a base salary of $160,000 per year. Mr. Zelsdorf also may be paid an incentive bonus based on a percentage of his base salary. Upon completion of the Company’s acquisition of SMEI, the Company agreed that it would grant Mr. Zelsdorf stock options in accordance with the Company’s employee stock   option program. The exercise price of the stock options are to be set at the Company’s stock price at the close of the acquisition of SMEI by the Company. No options were issued in 2005.

Note 14-Share-based payments:

a) 2002 Employee stock option plan:

On November 6, 2002 the stockholders approved the adoption of The Company's 2002 Employee Stock Option Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the"Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder. The maximum number of options made available for issuance under the Plan are two million (2,000,000) options. The options may be granted to officers, directors, employees or consultants of the Company and its subsidiaries at not less than 100% of the fair market value of the date on which options are granted. The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company.

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards ("SFAS") No.123 (Revised 2004), "Share Based Payment," ("SFAS 123R"), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard. For the year ended December 31, 2006, the Company implementation of SFAS 123R

  The fair value of stock options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected volatility ranging from 99%,-156% expected term of 10 years, risk-free interest rate ranging from 4.88% to 4.92%, and expected dividend yield of 0%. Expected volatility is based on the historical volatilities of the Company's common stock. The expected life of employee stock options is determined using historical data of employee exercises and represents the period of time that stock options are expected to be outstanding. The risk free interest rate is based on U.S. Treasury constant maturing for the expected life of the stock option.

	Number of	Number of	Weighted-
	Options	Options	Average
	Available	Outstanding	Exercise Price
Balance December 31, 2004	1,826,000	53,500	$1.20
Options granted under Plan 2005	(1,034,000)	1,034,000	$1.00
Options expired in 2005		(41,500)	$1.10

Balance December 31, 2005	792,000	1,046,000	$1.00

Options granted under Plan in 2006	(325,000)	325,000	$0.60

Balance December 31, 2006	467,000	1,371,000	$1.00

Options issued in December 31, 2006 and 2005 were 325,000 and 992,500 vesting equally over a three year period at a price of $0.60 and $1.00 respectively. The weighted average contractual life of those options was 8 years.

The weighted-average fair value per share of the options granted during 2006 and 2005 was estimated on the date of grant using the Black-Scholes option pricing model, was $.59 and $0.27 respectively. The following assumptions were used to estimate the fair value of the options at grant date based on the following:

	2006	2005
Risk-Free interest rate	4.92%	4.88%
Expected dividend yield	-	-
Expected stock price volatility	156%	99%
Expected option Life	10 years	10 years

b) Employee stock purchase plan:

In 2002 the Company established an Employee Stock Purchase Plan. The Plan is to provide eligible Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions and to enhance such Employees' sense of participation in the affairs of the Company and its Designated Subsidiaries. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares. There are no shares issued under the plan in 2006 or 2005.

c) Warrants:

The Company issued 28,598,120 and 1,500,00 common stock purchase warrants in 2006 and 2005 respectively at a prices ranging from $0.10 to $1.25 per share in connection with financing activities.

Note 15-Major customers:

With the RTI acquisition in September 2006 and the SMEI acquisition closed in February 2005, our primary "end-user" customer is the U.S. Department of Defense (DoD) which accounted for approximately 77% and 71% of total sales for 2006 and 2005 respectively.

Note 16-Earnings (Loss) Per Share

Basic earnings per share exclude potential dilution and were computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporate the potential dilutions from all potentially dilutive securities that would have reduced earnings per share. Since the potential issuance of additional shares would reduce loss per share they are considered anti-dilutive and are excluded from the calculation. The weighted average number of shares used to compute basic loss per share was 11,888,458 and 8,508,529 in 2006 and 2005 respectively.

Note 17-Subsequent events:

Upon the effectiveness of the restated certificate of incorporation, February 2, 2007 the principal and interest due on the Barrons note automatically converted into 7,826,087 shares of Series A preferred stock.

On February 8, 2007 the company issued a warrant to purchase 1,900,000 shares of its common stock at an exercise price of $0.50, as consideration for an amendment to the September 19, 2006 Securities purchase agreement, which extended the filing date of a registration statement from 60 days from September 19, 2006 to no later than February 12, 2007. It also extended the date to have an independent board, and an audit committee comprised of not less than three directors, a majority of whom are independent directors, and a compensation committee to February 12, 2007.

On February 12, 2007 the Company filed an SB-2 to register 5,000,000 shares of the company’s common stock in connection with the Barrons September 19, 2006 Securities purchase agreement; 3,000,000 shares of preferred series A and 2,000,000 are issuable upon the exercise of warrants.

On February 2, 2007 the Company changed it name to Lattice Incorporated.

Note 18-Restatement:

The accompanying consolidated balance sheet, statement of operations, statement of cash flows as of and for the year ended December 31, 2006 has been restated to correct an error related to the improper expense of $720,185 direct equity-related financing costs that are required to be recorded in stockholders’ equity. Accordingly, accumulated deficit and paid-in capital in the accompanying restated balance sheet are each lower by the amount of the restatement. Net loss is lower by this amount, as well, resulting in a decrease in the Company’s basic and diluted loss per common share from ($1.37) to ($1.31).

RICCIARDI TECHNOLOGIES, INC.
BALANCE SHEETS
JUNE 30, 2006

Unaudited
ASSETS
Current assets
Cash	$2,279,618
Marketable securities	19,422
Accounts receivable	869,756
Unbilled revenue	79,515
Inventory	58,253

Total current assets	3,306,564

Property and equipment, net	1,473
Security deposits	9,250
Other receivables	117,539
Total assets	$3,434,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$185,809
Deferred taxes payable	553,827
Line of Credit	-0-
Notes payable shareholder	50,000

Total current liabilities	789,636

Stockholders’ equity
Common stock- .00 par value 100,000
shares authorized, 17,500 issued and outstanding	1,133,991
Retained Earnings	1,509,952
Accumulated Other Comprehensive Income	1,247

Total stockholders’ equity	2,645,190
Total liabilities and stockholders’ equity	$3,434,826

RICCIARDI TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
THREE MONTHS ENDED JUNE 30

2006

Consulting services	$1,232,880

Costs and expenses
Direct Labor	375,123
Other direct costs	90,031
General and administrative	344,123

Total costs and expenses	809,277

Operating income	423,603

Other Income (expenses)
Realized Gains & Losses on stocks	-0-
Interest and Dividend income	10,739
Interest expense	(40)
Total other Income (expenses)	10,699
Income before income taxes	434,302
Deferred Income taxes	147,663
Net income	$286,639

RICCIARDI TECHNOLOGIES, INC.
STATEMENT OF CASH FLOW
FOR THE THREE MONTHS ENDED JUNE 30, 2006

Net Income	$286,639
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	-
Deferred taxes	147,663
(Increase)decrease in:
Accounts receivable	417,039
Inventory	(4,386)
Other assets	(1,564)
Increase (decrease) in:
Accounts payable and accrued expenses	16,405
Total Adjustments	575,157
Net cash provided by (used in) operating activities	861,796
Cash flows provided by (used in) investing activities:
Purchase of property and equipment	(1,473)
Net cash provided by (used in) investing activities	(1,473)

Cash flows from financing actiities:

Line of credit	(100,000)
Net cash provided by financing activities	(100,000)

Net increase in cash

Cash at the beginning of the year	1,519,295
Cash at the end of the year	$2,279,618

Supplemental information:
Interest	$40
Taxes	$-

RICCIARDI TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2006

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited financial statements of Ricciardi Technologies, Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information. The financial information furnished herein reflects all adjustments, which in the opinion of management, are necessary for a fair presentation of the Company’s financial position, the results of operations and cash flows for the periods presented.

Certain information and footnote disclosures normally contained in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

These interim statements should be read in conjunction with the audited consolidated financial statements and related notes thereto as presented in the Company’s certified financial statements for the year ended March 31, 2006. The Company presumes that users of the interim financial information herein have read or have access to such audited financial statements and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for any interim period are not necessarily indicative of the results expected or reported for the full year.

Use of estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives of long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

Revenue recognition

A substantial portion of the Company’s consulting revenue results from contracts with agencies of the federal government. Revenue on the time-and-material contracts is recognized based upon time (at established rates) and other direct costs incurred.

Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight line method over estimated useful lives of three to seven years. Amortization of leasehold improvements is computed using the straight-lined method over the shorter of the estimated useful life of the asset or term of the related lease.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”, (SFAS No. 109) which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the entity’s financial statements. The Company files its income taxes on the cash basis.

Fair Value Disclosures

The carrying amounts reported in the Balance Sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments.

Investments

The Company classifies its investments at the time of purchase as either held-to-maturity or available-for-sale. Held-to-maturity securities are those investments that the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts which approximates market value. Available-for-sale securities are recorded at fair value. Unrealized gains and losses net of the related tax effect on available-for-sale securities are reported in accumulated other comprehensive income, a component of stockholder’ equity, until realized. The estimated fair market values of investments are based on quoted market prices as of the end of the reporting period.

Note 2 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risks consist primarily of accounts receivable. To date, these financial instruments have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required. The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at June 30, 2006.

NOTE 3 - INCOME TAXES

The provision for income taxes consists of the following June 30, 2006:

Current income tax expense
Federal	$117,262
State	30,401
Total current income tax expense	$147,663

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and (liabilities) include the following:
June 30, 2006
Accounts receivable, Inventory, accounts Payable and accrued expenses	($147,663)

NOTE 4- SUBSEQUENT EVENTS

On September 19, 2006, The shareholders sold (100%) of the issued and outstanding common stock of the Company to Science Dynamics Corp. As consideration for such shares of RTI, Science Dynamics Corp. the purchaser issued an aggregate of 50,000,000 shares of its common stock, 1,000,000 shares of Series B Convertible Preferred stock, $3,500,00 in cash and a note in the amount of $500,000. In addition the purchaser delivered 2,000,000 employee stock options to various RTI employees. RTI will continue to operate as an independent subsidiary of Science Dynamics Corp. As of September 20, 2006 the Company’s results will be consolidated with Science Dynamics Corp.

Before the closing the management distributed $2,628,064 of its cash. $1,266,934 was used to buy back shares issued under the ESOP Plan, and $1,361,130 was paid as a corporate dividend. The Company’s net book value, at the close of business on September 19, 2006, after these transactions was $64,279.

Independent Auditors’ Report

To The Board of Directors and Shareholders of
Ricciardi Technologies, Inc.

We have audited the accompanying balance sheets of Ricciardi Technologies, Inc. Inc. as of March 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and comprehensive Income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ricciardi Technologies, Inc. as of March 31, 2006 and 2005, and results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Peter C. Cosmas Co., CPAs
Peter C. Cosmas Co., CPAs

370 Lexington Ave.
New York, NY 10017
September 19, 2006

RICCIARDI TECHNOLOGIES, INC.
BALANCE SHEETS
MARCH 31,

	2006	2005
ASSETS
Current assets
Cash	$1,519,295	$923,865
Marketable securities	19,412	77,208
Accounts receivable	1,286,795	971,408
Unbilled revenue	79,515	64,695
Inventory	53,867	14,599

Total current assets	2,958,884	2,051,775

Property and equipment, net	-0-	-0-
Security deposits	5,500	5,500
Other receivables	119,725	-0-
Total assets	$3,084,109	$2,057,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$169,404	$141,206
Deferred taxes payable	406,164	247,819
Line of Credit	100,000	-0-
Notes payable shareholder	50,000	-0-

Total current liabilities	725,568	389,025

Stockholders’ equity
Common stock- .00 par value 100,000
shares authorized, 17,500 issued and outstanding	1,133,991	694,290
Retained Earnings	1,223,313	966,912
Accumulated Other Comprehensive Income	1,237	7,048
Total stockholders’ equity	2,358,541	1,668,250
Total liabilities and stockholders’ equity	$3,084,109	$2,057,275

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED MARCH 31,

	2006	2005
Consulting services	$4,606,185	$3,668,144

Costs and expenses
Direct Labor	1,709,736	1,147,344
Other direct costs	426,219	503,567
General and administrative	2,102,638	1,435,878

Total costs and expenses	4,238,593	3,086,789

Operating income	367,592	581,355

Other Income (expenses)
Realized Gains & Losses on stocks	20,185	(36,849)
Interest and Dividend income	27,027	12,420
Interest expense	(55)	-0-

Total other Income (expenses)	47,157	(24,429)

Income before income taxes	414,749	556,926

Deferred Income taxes	158,348	211,409
Net income	$256,401	$345,517

Basic earnings per common share
Net income	$14.65	$19.74

Diluted earnings per common share
Net Income	$11.28	$15.34

Weighted average shares outstanding basic	17,500	17,500
Weighted average shares outstanding diluted	22,730	22,530

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
YEARS ENDED MARCH 31,

	2006	2005

Cash flows provided by(used in ) operating activities::

Net Income	$256,401	$345,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	-0-	4,545
ESOP Contribution	433,301	19,921
Stock Based compenstion	6,400	-0-
Deferred Taxes	158,348	211,409
(Increase) decrease in:
Accounts receivable	(330,207)	(716,817)
Inventory	(39,268)	16,118
Other Assets	(119,725)	14,187
Increase (decrease) in:
Accounts payable and accrued expenses	28,198	(78,835)
Total Adjustments	137,047	529,472)
Net cash provided by( used in) operating activities	393,448	(183,955)
Cash flows provided by (used in) investing activities:
Purchases of property and equipment,
Decrease in securities	51,982	46,749
Net cash provided by (used in) investing activities	51,982	46,749

Cash flows from financing activities:

Line of Credit	100,000	-0-
Loan Payable stockholders	50,000	-0-
Net cash provided by financing activities	150,000	-0-

Net increase in cash	595,430	(137,206)

Cash at the beginning of the year	923,865	1,061,071
Cash at the end of the year	$1,519,295	$923,865

Supplemental information:
Interest	$55	$-0-
Taxes	-0-	-0-

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Ricciardi Technologies, Inc. (the Company) is A Virginia corporation founded in March 1992. The Company specializes in providing commercial organizations and government agencies with computer software consulting services.

Use of estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives of long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

Revenue recognition

A substantial portion of the Company’s consulting revenue results from contracts with agencies of the federal government. Revenue on the time-and-material contracts is recognized based upon time (at established rates) and other direct costs incurred.

Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight line method over estimated useful lives of three to seven years. Amortization of leasehold improvements is computed using the straight-lined method over the shorter of the estimated useful life of the asset or term of the related lease.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”, (SFAS No. 109) which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the entity’s financial statements. The Company files its income taxes on the cash basis.

Fair Value Disclosures

The carrying amounts reported in the Balance Sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments.

Investments

The Company classifies its investments at the time of purchase as either held-to-maturity or available-for-sale. Held-to-maturity securities are those investments that the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts which approximates market value. Available-for-sale securities are recorded at fair value. Unrealized gains and losses net of the related tax effect on available-for-sale securities are reported in accumulated other comprehensive income, a component of stockholder’ equity, until realized. The estimated fair market values of investments are based on quoted market prices as of the end of the reporting period.

Note 2 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risks consist primarily of accounts receivable. To date, these financial instruments have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required. The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at March 31, 2006 and 2005.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31,:

	2006	2005
Computer equipment	$7,962	$7,962
Furniture and fixtures	8,479	8,479
Total Assets	16,441	16,441
Less: Accumulated Depreciation and amortization	(16,441)	(16,441)
	$-0-	$-0-

Total depreciation and amortization expense on property and equipment totaled $-0- and $4,545 for the year ended March 31, 2006 and 2005, respectively.

NOTE 4- RETIREMENT PLAN

The Company maintains and Employee Stock Option Program (ESOP) The ESOP has 2,770 shares of the Company’s common stock. There is a 7 year vesting schedule. The Company is required to contribute a minimum of 1% and a maximum of 25% of salary each year. Contributions in March 31, 2006 and 2005 were $433,301 and $19,921, respectively. ESOP expenses is included in general and administrative expenses.

The Company maintains a SARSEP Pension plan which allows employees to elect to defer a part of their salaries into the plan. The Company does not contribute to this plan.

NOTE 5- LINE OF CREDIT

The Company has a bank line of credit of up to $250,000 bearing interest at the banks Prime rate. The balance at March 31, 2006 and 2005 was $100,000 and -0- respectively, The Company Interest expense paid, totaled $55 and $-0- for the years ended March 31, 2006 and 2005, respectively.

NOTE 6- RELATED PARTY TRANSACTIONS

During the years ended March 31, 2006 and 2005 the Company paid consulting services amounting to $163,750 and $74,500 respectively, to Domenix Corporation a company wholly owned by Michale Ricciardi.

NOTE 7 - NON-QUALIFIED STOCK OPTION PLAN

In 2000, the Company established the Ricciardi Technologies, Inc. 2000 Non-qualified Stock Option Plan. The plan is to encourage stock ownership by key employees of the Company. The maximum number of Non-qualified stock options available was 2,500. At March 31, 2004 2,300 options were issued. For the year ended March 31, 2006 the Company issued 200 options at a price of $65 for 100 shares and $1.00 for 100 shares, $6,400 of stock based compensation was recorded. No options were available at March 31, 2006.

NOTE 8- COMMITMENTS

The Company leases office space under the terms of non-cancelable operating leases, which expire at various dates through February 2008. The following is a schedule of the future minimum lease payments required under non-cancelable operating leases, which have initial or remaining terms in excess of one year as of March 31, 2006:

2007	$78,500
2008	2,750
Total	$81,250

NOTE 9 - INCOME TAXES

The provision for income taxes consists of the following:

	2006	2005
Current income tax expense
Federal	$133,320	$177,994
State	25,029	33.416
Total current income tax expense	$158,348	$211,409

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and (liabilities) include the following:

	2006	2005
Accounts receivable, Inventory, accounts Payable and accrued expenses	($406,164)	($247,819)

NOTE 10 - INVESTMENTS

We determine fair value based on quoted market values. A summary of the unrealized gains and losses of our available-for sale securities in other comprehensive income at March 31, follows:

		Gross Unrealized	Est.
	Cost	Gains	Fair Value
March 31, 2005 Marketable Equity securities	$70,160	$7,048	$77,208
March 31, 2006 Marketable Equity securities	$18,175	$1,237	$19,412

NOTE 11 - MAJOR CUSTOMERS

Currently two government agency’s account for more than 53% of total sales in 2005 and four government agency’s accounted for more than 63% of total sales in 2005.

NOTE 12- SUBSEQUENT EVENTS

On September 19, 2006, The shareholders sold (100%) of the issued and outstanding common stock of the Company to Science Dynamics Corp. As consideration for such shares of RTI, Science Dynamics Corp. the purchaser issued an aggregate of 50,000,000 shares of its common stock, 1,000,000 shares of Series B Convertible Preferred stock, $3,500,00 in cash and a note in the amount of $500,000. In addition the purchaser delivered 2,000,000 employee stock options to various RTI employees. RTI will continue to operate as an independent subsidiary of Science Dynamics Corp. As of September 20, 2006 the Company’s results will be consolidated with Science Dynamics Corp.

Before the closing the management distributed $2,628,064 of its cash. $1,266,934 was used to buy back shares issued under the ESOP Plan, and $1,361,130 was paid as a corporate dividend. The Company’s net book value, at the close of business on September 19, 2006, after these transactions was $64,279.

Lattice Incorporated (Formerly
Science Dynamics Corporation, Inc. and Subsidiaries)
Notes to Unaudited Pro Forma Combined Financial Statements

Twelve Months ended December 31, 2006:

1.
Represents the reversal of interest charged of $251,473 on the $2.0M Laurus Convertible Note extinguished September 19, 2006 in conjunction with the RTI acquisition financing placed with Barron Capital Partners.

2.
Represents the additional amortization expense of deferred finance costs of $884,948 covering the period January 1, 2006 until September 19, 2006 associated with the $4.5M convertible note placed with Barron Capital Partners on September 19, 2006. The amortization expense assumes the Barron Note with a term of 9 months was in place January 1, 2006. The total amortization expense related to the Barron Note for the nine months ended September 30, 2006 was $995,566.

3.
Additional interest expense of $258,750 for the period January 1 to September 19, 2006 which includes; (i) the interest chargeable on the $250,000 note with Laurus Capital as part of the refinancing which occurred on September 19, 2006 in conjunction with the “RTI” acquisition and (ii) the interest charged on the $500,000 note issued to RTI as part of the purchase price of “RTI” and (iii) interest coupon on the $4,500,000 Barron Convertible Note calculated from January 1, 2006.

Twelve Months ended December 31, 2005:

1.
The charge of $995,566 to finance expense represents the amortization of deferred financing fees tied to the placement of the $4.5M convertible note issued to Barron Capital partners on September 19, 2006 in conjunction with the purchase of “RTI”.

2.
Represents the reversal of interest charged of $353,171 on the $2.0M Laurus Convertible Note extinguished September 19, 2006 in conjunction with the RTI acquisition financing placed with Barron Partners.

3.
Interest expense of $277,750 for twelve months reflects; (i) the interest chargeable on the $250,000 note with Laurus Capital as part of the refinancing which occurred on September 19, 2006 in conjunction with the “RTI” acquisition (ii) the interest charged on the $500,000 note issued to RTI as part of the purchase price of “RTI” and (iii) interest coupon on the $4,500,000 Barron Convertible Note (9 Mo Term) calculated from January 1, 2005.

Lattice Incorporated (formerly Science Dynamics Corporation)
Statement of Operations
Proforma for the Twelve Months ended December 31, 2006

	Twelve Months
	2006 Lattice Incorporated	January 1, 2006 to Septmeber 19, 2006 RTI	Consolidated	Adjustments Dr(Cr)		Twelve Months 31-Dec-06 2006 Combined Proforma
Sales - Technology Products	$1,692,052		$1,692,052			1,692,052
Sales- Technology Services	5,802,836	3,640,176	9,443,012			9,443,012
	7,494,888	3,640,176	11,135,064			11,135,064

Cost of Sales - Technology Products	554,136		554,136			554,136
Cost of Sale - Technology Services	2,801,085	1,644,523	4,445,608			4,445,608
	3,355,221	1,644,523	4,999,744			4,999,744
Gross Profit	4,139,667	1,995,653	6,135,320			6,135,320
	55%	55%	55%			55%

Operating costs and expenses:

Research and development	435,768	-	435,768			435,768
Selling, general and Administrative	3,248,013	1,536,515	4,784,528			4,784,528

Total Operation Expenses	3,683,781	1,536,515	5,220,296			5,220,296

Total Operating Income	455,886	459,138	915,024			915,024

Other income (expenses):
Gain and Loss of investments	-		-			-
Interest & Dividend income		34,645	34,645			34,645
Other Income	-	(15,040)	(15,040)			(15,040)
Interest expense	(704,178)		(704,178)	(251,473	)(1)	(711,455)
			-	258,750	(3)
Extinguishment Loss	(158,266)	-	(158,266)			(158,266)
Derivative income (expenses)	(13,753,295)		(13,753,295)			(13,753,295)
Minority interest	(57,245)		(57,245)			(57,245)
Finance Expense	(1,334,336)	-	(1,334,336)	884,948	(2)	(2,219,284)
Total Other income (expenses)	(16,007,320)	19,605	(15,987,715)			(16,879,940)
Net Income (Loss)	(15,551,434)	478,743	(15,072,691)	892,225		(15,964,916)

Lattice Incorporated (formerly Science Dynamics Corporation)
Statement of Operations
Proforma for the Twelve Months ended December 31, 2005

	Twelve Months
	December 31, 2005
	Lattice	RTI	Consolidated	Adjustments Dr(Cr)		December 31, 2005 Combined Proforma
Sales - Technology Products	$1,224,042		$1,224,042			$1,224,042
Sales- Technology Services	3,011,227	4,542,842	7,554,069			7,554,069
	4,235,269	4,542,842	8,778,111			8,778,111

Cost of Sales - Technology Products	439,483		439,483			439,483
Cost of Sale - Technology Services	1,834,281	2,021,126	3,855,407			3,855,407
	2,273,764	2,021,126	4,294,890	-		4,294,890

Gross Profit	1,961,505	2,521,716	4,483,221			4,483,221

Operating costs and expenses:

Research and development	431,021	-	431,021			431,021
Selling, general and Administrative	2,537,365	1,611,411	4,148,776			4,148,776

Total Operation Expenses	2,968,386	1,611,411	4,579,797			4,579,797

		-	-

Total Operating Income (loss)	(1,006,881)	910,305	(96,576)			(96,576)

Other income (expenses):
NJ NOL	216,058	-	216,058			216,058
Gain and Loss of investments	-	-	-			-
Interest & Dividend income		44,111	44,111			44,111
Derivative income	370,027		370,027			370,027
Other Income		(14,926)	(14,926)			(14,926)
Interest expense	(509,007)	-	(509,007)	(353,171	)(2)	(433,336)
				277,500	(3)
Minority interest	93,679		93,679			93,679
Finance Expense	(26,979)	-	(26,979)	995,566	(1)	(1,022,545)
Total Other Income (expense)	143,778	29,185	172,963			(746,932)

Net Income (Loss)	(863,103)	939,490	76,387	919,895		(843,508)